Exhibit 10.1

EXECUTION VERSION

SECOND AMENDMENT

SECOND AMENDMENT, dated as of April 1, 2016 (this “Amendment”), to the Second Amended and Restated Credit Agreement, dated as of September 10, 2014 (as amended, supplemented or otherwise modified prior to the date hereof, including as amended by the First Amendment, dated as of June 26, 2015, the “Credit Agreement”), among Marriott Vacations Worldwide Corporation, a Delaware corporation (“MVWC”), Marriott Ownership Resorts, Inc., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time party thereto (the “Lenders”), Bank of America, N.A. and Deutsche Bank Securities Inc., as co-syndication agents, Bank of America, N.A. and Deutsche Bank Securities Inc. as co-documentation agents and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”).

W I T N E S S E T H

WHEREAS, MVWC, the Borrower, the Lenders and the Administrative Agent are parties to the Credit Agreement;

WHEREAS, MVWC and the Borrower have requested that the Credit Agreement be amended as set forth herein; and

WHEREAS, Lenders constituting the Required Lenders and the Administrative Agent are willing to agree to this Amendment on the terms set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto agree as follows:

SECTION 1. Capitalized Terms. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

SECTION 2. Amendments. (a) The Credit Agreement is hereby amended as of the Second Amendment Effective Date to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Credit Agreement attached as Exhibit A hereto.

(b) The Credit Agreement is further amended as of the Second Amendment Effective Date by (i) deleting Schedule 4.15 in its entirety and replacing it with a new Schedule 4.15 in the form of Exhibit B hereto and (ii) deleting Annex 1 to Schedule 1.1B in its entirety and replacing it with a new Annex 1 to Schedule 1.1B in the form of Exhibit C hereto.

SECTION 3. Conditions to Effectiveness of Amendment. This Amendment shall become effective on the date on which the following conditions precedent have been satisfied or waived (the “Second Amendment Effective Date”):

(a) The Administrative Agent shall have received a counterpart of this Amendment, executed and delivered by a duly authorized officer of each of (A) MWVC, (B) the Borrower, (C) Lenders constituting the Required Lenders and (D) the Administrative Agent.

(b) After giving effect to this Amendment, each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of the Second Amendment Effective Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects.

(c) No Default or Event of Default has occurred and is continuing on the Second Amendment Effective Date or after giving effect to the amendments contemplated herein and the extensions of credit requested to be made on the Second Amendment Effective Date.

(d) All governmental and third party approvals necessary in connection with the transactions contemplated hereby and by the Credit Agreement shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or, to the Borrower’s knowledge, threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the financing contemplated hereby.

(e) The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented to the Borrower on or before the Second Amendment Effective Date.

(f) The Administrative Agent and the other Lenders shall have received, at least 5 days prior to the Second Amendment Effective Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, previously requested of the Borrower by the Administrative Agent.

SECTION 4. Representations and Warranties. Each of the Borrower and MVWC hereby represents and warrants that (a) each of the representations and warranties contained in Section 4 of the Credit Agreement are, after giving effect to this Amendment, true and correct in all material respects (and in all respects if qualified by materiality) as if made on and as of the Second Amendment Effective Date (or to the extent such representations and warranties expressly relate to a specific earlier date, as of such earlier date); provided, that each reference to the Credit Agreement therein shall be deemed to be a reference to the Credit Agreement after giving effect to this Amendment and (b) after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing.

SECTION 5. Effects on Credit Documents. (a) Except as specifically amended herein, all Loan Documents shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.

(b) The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under any of the Loan Documents, nor constitute a waiver of any provision of the Loan Documents.

SECTION 6. Expenses. The Borrower agrees to pay and reimburse the Administrative Agent for all of its reasonable out-of-pocket costs and expenses incurred in connection with the preparation and delivery of this Amendment, and any other documents prepared in connection herewith and the transactions contemplated hereby, including, without limitation, the reasonable fees and disbursements of legal counsel.

SECTION 7. GOVERNING LAW; WAIVER OF JURY TRIAL. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. EACH PARTY HERETO HEREBY AGREES AS SET FORTH FURTHER IN SECTION 10.16 OF THE CREDIT AGREEMENT AS IF SUCH SECTION WERE SET FORTH IN FULL HEREIN.

SECTION 8. Amendments; Execution in Counterparts. (a) This Amendment shall not constitute an amendment of any other provision of the Credit Agreement not referred to herein and shall not be construed as a waiver or consent to any further or future action on the part of the Loan Parties that would require a waiver or consent of the Lenders or the Administrative Agent. Except as expressly amended hereby, the provisions of the Credit Agreement are and shall remain in full force and effect.

(b) This Amendment may not be amended nor may any provision hereof be waived except pursuant to a writing signed by the Borrower, MVWC, the Administrative Agent and the Required Lenders. This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Amendment by email or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Amendment signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

MARRIOTT VACATIONS WORLDWIDE CORPORATION

By:	/s/ Joseph J. Bramuchi
	Name:	Joseph J. Bramuchi
	Title:	Vice President

[Signature Page to Second Amendment to MVW Second Amended and Restated Credit Agreement]

MARRIOTT OWNERSHIP RESORTS, INC.

By:	/s/ Joseph J. Bramuchi
	Name:	Joseph J. Bramuchi
	Title:	Vice President

[Signature Page to Second Amendment to MVW Second Amended and Restated Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent and a Lender

By:	/s/ Nadeige Dang
	Name:	Nadeige Dang
	Title:	Vice President

[Signature Page to Second Amendment to MVW Second Amended and Restated Credit Agreement]

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Suzanne E. Pickett
	Name:	Suzanne E. Pickett
	Title:	Vice President

[Signature Page to Second Amendment to MVW Second Amended and Restated Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By:	/s/ James Rolison
	Name:	James Rolison
	Title:	Managing Director

By:	/s/ Joanna Soliman
	Name:	Joanna Soliman
	Title:	Vice President

[Signature Page to Second Amendment to MVW Second Amended and Restated Credit Agreement]

SUNTRUST BANK, as a Lender

By:	/s/ David A. Ernst
	Name:	David A. Ernst
	Title:	Vice President

[Signature Page to Second Amendment to MVW Second Amended and Restated Credit Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ Vipul Dhadda
	Name:	Vipul Dhadda
	Title:	Authorized Signatory

By:	/s/ D. Andrew Maletta
	Name:	D. Andrew Maletta
	Title:	Authorized Signatory

[Signature Page to Second Amendment to MVW Second Amended and Restated Credit Agreement]

WELLS FARGO CAPITAL FINANCE, LLC, as a Lender

By:	/s/ Ajay Jagsi
	Name:	Ajay Jagsi
	Title:	Vice President

[Signature Page to Second Amendment to MVW Second Amended and Restated Credit Agreement]

BANK OF HAWAII, as a Lender

By:	/s/ Roderick Peroff
	Name:	Roderick Peroff
	Title:	Vice President

[Signature Page to Second Amendment to MVW Second Amended and Restated Credit Agreement]

THE BANK OF NEW YORK MELLON, as a Lender

By:	/s/ Abdullah Dahman
	Name:	Abdullah Dahman
	Title:	Vice President

[Signature Page to Second Amendment to MVW Second Amended and Restated Credit Agreement]

FIRST HAWAIIAN BANK, as a Lender

By:	/s/ Derek Chang
	Name:	Derek Chang
	Title:	Vice President

[Signature Page to Second Amendment to MVW Second Amended and Restated Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Steven L. Sawyer
	Name:	Steven L. Sawyer
	Title:	Senior Vice President

[Signature Page to Second Amendment to MVW Second Amended and Restated Credit Agreement]

Exhibit A

[See Attached.]

CONFORMED COPY REFLECTING

FIRST AMENDMENT, DATED AS OF JUNE 26, 2015

AND SECOND AMENDMENT, DATED AS OF APRIL 1, 2016

$200,000,000

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

among

MARRIOTT VACATIONS WORLDWIDE CORPORATION,

MARRIOTT OWNERSHIP RESORTS, INC.,

as Borrower,

The Several Lenders from Time to Time Parties Hereto,

BANK OF AMERICA, N.A. and DEUTSCHE BANK SECURITIES INC.,

as Co-Syndication Agents and Co-Documentation Agents,

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

Dated as of September 10, 2014

J.P. MORGAN SECURITIES LLC, as Lead Arranger and Bookrunner

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and DEUTSCHE BANK SECURITIES INC.,

as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS

Page
SECTION 1. DEFINITIONS		2

1.1	Defined Terms	2
1.2	Other Definitional Provisions	~~35~~36
1.3	Conversion of Foreign Currencies	~~36~~37

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS		37

2.1	Commitments	37
2.2	Procedure for Borrowing	~~37~~38
2.3	Commitment Fees, etc.	~~38~~39
2.4	Termination or Reduction of Commitments	~~38~~39
2.5	Optional Prepayments	~~39~~40
2.6	Mandatory Prepayments and Commitment Reductions	~~39~~40
2.7	Conversion and Continuation Options	~~40~~41
2.8	Limitations on Eurocurrency Tranches	~~40~~41
2.9	Interest Rates and Payment Dates	41
2.10	Computation of Interest and Fees	~~41~~42
2.11	Market Disruption; Inability to Determine Interest Rate; Illegality	42
2.12	Pro Rata Treatment and Payments	~~43~~44
2.13	Requirements of Law	46
2.14	Taxes	~~47~~48
2.15	Indemnity	~~50~~51
2.16	Change of Lending Office	~~51~~52
2.17	Replacement of Lenders	~~51~~52
2.18	Defaulting Lenders	~~51~~52
2.19	Accordion	~~53~~54
2.20	Refunding of Dollar Loans Made by Foreign Currency Lenders	~~54~~55
2.21	Loan Conversion and Participation	~~55~~56

SECTION 3. LETTERS OF CREDIT		56

3.1	L/C Commitment	56
3.2	Procedure for Issuance of Letter of Credit	~~56~~57
3.3	Fees and Other Charges	~~57~~58
3.4	L/C Participations	~~57~~58
3.5	Reimbursement Obligation of the Borrower	~~58~~59
3.6	Obligations Absolute	59
3.7	Letter of Credit Payments	~~59~~60
3.8	Applications	~~59~~60
3.9	Termination of Issuing Bank	~~59~~60

SECTION 4. REPRESENTATIONS AND WARRANTIES		~~59~~60

4.1	Financial Condition	~~59~~60
4.2	No Change	~~60~~61
4.3	Existence; Compliance with Law	~~60~~61

i

4.4	Power; Authorization; Enforceable Obligations	~~60~~61
4.5	No Legal Bar	~~61~~62
4.6	Litigation	~~61~~62
4.7	No Default	~~61~~62
4.8	Ownership of Property; Liens	~~61~~62
4.9	Intellectual Property	~~61~~62
4.10	Taxes	~~61~~62
4.11	Federal Regulations	62
4.12	Labor Matters	~~62~~63
4.13	ERISA	~~62~~63
4.14	Investment Company Act; Other Regulations	~~62~~63
4.15	Subsidiaries	~~62~~63
4.16	Use of Proceeds	63
4.17	Environmental Matters	63
4.18	Accuracy of Information, etc.	~~63~~64
4.19	Security Documents	~~64~~65
4.20	Solvency	65
4.21	Regulation H..	~~65~~66
4.22	Certain Documents	~~65~~66
4.23	Anti-Corruption Laws and Sanctions	~~65~~66
4.24	EEA Financial Institutions	66

SECTION 5. CONDITIONS PRECEDENT		~~65~~66

5.1	Conditions to Initial Extension of Credit	~~65~~66
5.2	Conditions to Each Extension of Credit	~~69~~70

SECTION 6. AFFIRMATIVE COVENANTS		~~69~~70

6.1	Financial Statements	70
6.2	Certificates; Other Information	~~70~~71
6.3	Compliance and Borrowing Base Certificates	~~72~~73
6.4	Payment of Obligations	73
6.5	Maintenance of Existence; Compliance	~~73~~74
6.6	Maintenance of Property; Insurance	~~73~~74
6.7	Inspection of Property; Books and Records; Discussions	~~74~~75
6.8	Notices	~~74~~75
6.9	Environmental Laws	~~75~~76
6.10	Additional Collateral, etc.	~~75~~76
6.11	Accounts	~~77~~78
6.12	Credit Rating	~~78~~79
6.13	Compliance with Anti-Corruption Laws and Sanctions	~~78~~79

SECTION 7. NEGATIVE COVENANTS		~~78~~79

7.1	Financial Condition Covenants	~~78~~79
7.2	Borrowing Base	~~79~~80
7.3	Indebtedness	~~79~~80
7.4	Liens	~~81~~82
7.5	Fundamental Changes	83
7.6	Disposition of Property	~~83~~84

7.7	Restricted Payments	~~84~~85
7.8	Capital Expenditures	85
7.9	Investments	~~85~~86
7.10	Transactions with Affiliates	~~86~~87
7.11	Sales and Leasebacks	~~87~~88
7.12	Swap Agreements	~~87~~88
7.13	Changes in Fiscal Periods	~~87~~88
7.14	Negative Pledge Clauses	~~87~~88
7.15	Clauses Restricting Subsidiary Distributions	88
7.16	Lines of Business	88
7.17	Amendments to Intercompany Agreements	~~88~~89
7.18	Optional Payments and Modifications of Subordinated Debt	~~88~~89
7.19	Use of Proceeds	~~88~~89

SECTION 8. EVENTS OF DEFAULT		89

SECTION 9. THE AGENTS		~~91~~92

9.1	Appointment	~~91~~92
9.2	Delegation of Duties	92
9.3	Exculpatory Provisions	92
9.4	Reliance by Administrative Agent	~~92~~93
9.5	Notice of Default	~~92~~93
9.6	Non-Reliance on Agents and Other Lenders	93
9.7	Indemnification	~~93~~94
9.8	Agent in Its Individual Capacity	~~93~~94
9.9	Successor Administrative Agent	~~93~~94
9.10	Documentation Agents and Syndication Agents	~~94~~95

SECTION 10. MISCELLANEOUS		~~94~~95

10.1	Amendments and Waivers	~~94~~95
10.2	Notices	~~95~~96
10.3	No Waiver; Cumulative Remedies	97
10.4	Survival of Representations and Warranties	97
10.5	Payment of Expenses and Taxes	97
10.6	Successors and Assigns; Participations and Assignments	98
10.7	Adjustments; Set-off	101
10.8	Counterparts	~~101~~102
10.9	Severability	102
10.10	Integration	102
10.11	GOVERNING LAW	102
10.12	Submission To Jurisdiction; Waivers	102
10.13	Acknowledgements	~~102~~103
10.14	Releases of Guarantees and Liens	103
10.15	Confidentiality	~~103~~104
10.16	WAIVERS OF JURY TRIAL	105
10.17	USA Patriot Act	105
10.18	Effect of Amendment and Restatement of the Existing Credit Agreement	105
10.19	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	105

SCHEDULES:

1.1A	Commitments**
1.1B	Borrowing Base****
1.1C	Mortgaged Property**
1.1D	Description of Singapore LC
1.1E	Fiscal Periods*
1.1F	Excluded Property*
4.4	Consents, Authorizations, Filings and Notices
4.15	Subsidiaries***
4.19(a)	UCC Filing Jurisdictions*
4.19(b)	Mortgage Filing Jurisdictions*
4.21	Real Property in Flood Area**
7.3(d)	Existing Indebtedness
7.4(f)	Existing Liens

EXHIBITS:

A	[Reserved]
B	Form of Compliance Certificate*
C	Form of Closing Certificate
D	Form of Mortgage
E	Form of Assignment and Assumption*
F	Form of Borrowing Base Certificate*
G-1	Form of Legal Opinion of Greenberg Traurig LLP
G-2	Form of In-House Legal Opinion
G-3	Form of Land Trust Legal Opinion
H	Forms of U.S. Tax Certificate*
J-1	Form of Increased Facility Activation Notice*
J-2	Form of New Lender Supplement*
K	Power of Attorney
L	Form of Marriott Comfort Letter
M	Form of Ritz-Carlton Comfort Letter
N	Form of Notice of Borrowing*

*	As amended on the Second Amendment and Restatement Effective Date.
**	As amended on the First Amendment Effective Date.
***	As amended on the Second Amendment Effective Date.
****	Schedule 1.1B, as amended on the Second Amendment and Restatement Effective Date, and Annex 1 thereto, as amended on the Second Amendment Effective Date.

SECOND AMENDED AND RESTATED CREDIT AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of September 10, 2014, among MARRIOTT VACATIONS WORLDWIDE CORPORATION, a Delaware corporation (“MVWC”), MARRIOTT OWNERSHIP RESORTS, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), Bank of America, N.A. and Deutsche Bank Securities Inc., as co-syndication agents (collectively, in such capacity, the “Syndication Agents”), Bank of America, N.A. and Deutsche Bank Securities Inc., as co-documentation agents (collectively, in such capacity, the “Documentation Agents”), and JPMORGAN CHASE BANK, N.A., as administrative agent.

W I T N E S S E T H:

WHEREAS, MVWC, the Borrower, the several banks and other financial institutions or entities from time to time parties thereto, the Documentation Agents, the Syndication Agents and the Administrative Agent entered into that certain Credit Agreement, dated as of October 20, 2011 (as amended by the First Amendment, dated as of November 17, 2011, the Waiver and Second Amendment, dated as of November 18, 2011, the Third Amendment, dated as of May 21, 2012, and the Fourth Amendment, dated as of June 27, 2012, the “Original Credit Agreement”);

WHEREAS, MVWC, the Borrower, the Subsidiary Guarantors, the Administrative Agent and the several banks and other financial institutions or entities from time to time parties thereto entered into the First Amendment and Restatement Agreement, to amend and restate the Original Credit Agreement (as amended by the First Amendment and Restatement Agreement, the First Amendment, dated as of June 12, 2013, and the Second Amendment, dated as of October 4, 2013, the “Existing Credit Agreement”) as of the First Amendment and Restatement Effective Date;

WHEREAS, the Borrower has requested that the Existing Credit Agreement be amended and restated to, among other things, (a) establish Commitments hereunder to replace the Existing Commitments in the manner set forth herein and (b) make certain other changes as more fully set forth herein, which amendment and restatement shall become effective on the Second Amendment and Restatement Effective Date;

WHEREAS, the Required Lenders have, pursuant to the Second Amendment and Restatement Agreement, agreed that this Agreement shall amend and restate the Existing Credit Agreement on the Second Amendment and Restatement Effective Date;

WHEREAS, each Lender has executed the Second Amendment and Restatement Agreement;

WHEREAS, it is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities of the parties under the Existing Credit Agreement and that this Agreement amend and restate in its entirety the Existing Credit Agreement and re-evidence the “Obligations” (under, and as defined in, the Existing Credit Agreement) outstanding on the Second Amendment and Restatement Effective Date as contemplated hereby; and

WHEREAS, all Obligations are and shall continue to be secured by all collateral on which a Lien is granted to the Administrative Agent pursuant to any Loan Document.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto hereby agree to amend and restate the Existing Credit Agreement, and the Existing Credit Agreement is hereby amended and restated in its entirety as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms . As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“40 Act”: the Investment Company Act of 1940, as amended.

“ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1⁄2 of 1% and (c) the Eurocurrency Rate that would be calculated as of such day (or, if such day is not a Business Day, as of the next preceding Business Day) in respect of a proposed Eurocurrency Loan denominated in Dollars with a one-month Interest Period plus 1%. Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or such Eurocurrency Rate shall be effective as of the opening of business on the day of such change in the Prime Rate, the Federal Funds Effective Rate or such Eurocurrency Rate, respectively.

“ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.

“Administrative Agent”: JPMorgan Chase Bank, N.A., together with its affiliates, as the arranger of the Commitments and as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agents”: the collective reference to the Syndication Agents, the Documentation Agents and the Administrative Agent.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to the amount of such Lender’s Commitment then in effect or, if the Commitments have been terminated, the amount of such Lender’s Extensions of Credit then outstanding, plus the amount of any participating interest purchased by such Lender pursuant to Section 2.21, minus the amount of any participating interest sold by such Lender pursuant to Section 2.21.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agent Indemnitee”: as defined in Section 9.7.

“Agreement”: as defined in the preamble hereto.

“ALTA”: the American Land Title Association.

“Anti-Corruption Laws”: all laws, rules and regulations of the U.S. government, the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom applicable from time to time concerning or relating to bribery or corruption.

“Applicable Foreign Currency Funding Office”: with respect to any Foreign Currency, the office, branch, affiliate or correspondent bank of the Administrative Agent as may be specified from time to time by the Administrative Agent as its funding office with respect to Foreign Currency Loans denominated in such Foreign Currency by written notice to the Borrower and the Foreign Currency Lenders.

“Applicable Margin”: for each Type of Loan at any date, the rate per annum for such Type of Loan set forth under the relevant column heading in the Pricing Grid based upon the Borrower’s Level at such date.

“Application”: an application, in such form as the relevant Issuing Lender may specify from time to time, requesting the Issuing Lender to open a Letter of Credit.

“Approved Fund”: as defined in Section 10.6(b).

“Assignee”: as defined in Section 10.6(b).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit E.

“Australian Dollars” or “AUD”: the lawful currency of Australia.

“Available Commitment”: as to any Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Commitment then in effect over (b) such Lender’s Extensions of Credit then outstanding.

“Available Foreign Currency Commitment”: as to any Foreign Currency Lender at any time (after giving effect to the making and application of the proceeds of any Loans required to be made on such date pursuant to Section 2.20), an amount equal to the lesser of (a) the excess, if any, of (i) such Foreign Currency Lender’s Foreign Currency Commitment then in effect over (ii) such Foreign Currency Lender’s Foreign Currency Extensions of Credit then outstanding and (b) such Foreign Currency Lender’s Available Commitment at such time.

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation”: with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Event”: with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Base Consolidated Tangible Net Worth Amount”: ~~75~~70% of Consolidated Tangible Net Worth as reflected in the ~~un~~audited balance sheet of MVWC included in the ~~un~~audited financial statements of MVWC for Fiscal ~~Quarter~~Year ended ~~June 20~~January 1, ~~2014~~2016.

“BBSY Screen Rate”: as defined in the definition of “Eurocurrency Base Rate”.

“Benefitted Lender”: as defined in Section 10.7(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble hereto.

“Borrowing Base”: as of any date of determination, the Aggregate Borrowing Base Amount (as defined in Schedule 1.1B) calculated in accordance with Schedule 1.1B, as the same may be amended from time to time. The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 5.2(c) or 6.3(b), as applicable, adjusted on a pro forma basis as specified herein.

“Borrowing Base Certificate”: a certificate substantially in the form of Exhibit F.

“Borrowing Base Coverage Ratio”: as of any date of determination, the ratio of (a) the Borrowing Base as of such date to (b) the sum of (i) Total Extensions of Credit as of such date and (ii) Net Mark-to-Market Specified Swap Exposure of the Loan Parties as of such date; provided that, for the avoidance of doubt, the amount specified in clause (ii) hereof shall in no circumstances be an amount less than zero.

“Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Business”: as defined in Section 4.17(b).

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided that (i) with respect to notices and determinations in connection with, and payments of principal and interest on, Eurocurrency Loans denominated in Dollars, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market and (ii) with respect to notices and determinations in connection with, and payments of principal and interest on, any Foreign Currency Loans, the term “Business Day” shall also exclude (w) any day on which commercial banks in London are authorized or required by law to close, (x) any day which is not a day for trading by and between banks in deposits for the applicable currency in the interbank eurocurrency market, (y) with respect to any Foreign Currency Loans denominated in Euros, any day which is not also a TARGET Day (as determined by the Administrative Agent) and (z) with respect to Foreign Currency Loans denominated in a Foreign Currency other than Euros, any day which is not also a day on which banks are open for dealings in such currency in the Principal Financial Center for the applicable currency.

“Calculation Date”: the last Business Day of each month (or any other day reasonably selected by the Administrative Agent and notified to the Borrower in writing); provided that (a) the second Business Day preceding (or such other Business Day as the Administrative Agent shall deem applicable with respect to any Foreign Currency in accordance with rate-setting convention for such currency) the date any Foreign Currency Loan is made or continued is also a “Calculation Date”, (b) the date any other Loan is made or continued hereunder is also a “Calculation Date” and (c) the date of issuance, amendment, renewal or extension of any Letter of Credit is also a “Calculation Date”.

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) or for construction, acquisition or remodeling that are capitalized as an asset on the consolidated balance sheet of such Person and its Subsidiaries under GAAP.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper (including, for the avoidance of doubt, asset-backed commercial paper) of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the 40 Act), (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Closing Date” or “Original Closing Date”: November 21, 2011.

“Code”: the Internal Revenue Code of 1986, as amended.

“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document. For the avoidance of doubt it is understood that Excluded Property is not “Collateral”.

“Collection Account”: any deposit or securities account of a Loan Party designated by the Borrower as a “Collection Account” in which the Administrative Agent has a valid, perfected and enforceable security interest and over which the Administrative Agent has “control” (as defined in the Uniform Commercial Code) pursuant to an account control agreement satisfactory in form and substance to the Administrative Agent.

“Collateralized”: with respect to any Letter of Credit, means that such Letter of Credit is secured by cash collateral arrangements and/or backstop letters of credit entered into on terms and in amounts reasonably satisfactory to the relevant Issuing Lender or, in the case of Section 2.6, to the Administrative Agent; and the terms “Collateralize” and “Collateralization” shall have correlative meanings.

“Commitment”: the obligation of a Lender, if any, to make Loans and participate in Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto after the Second Amendment and Restatement Effective Date, or in an Increased Facility Activation Notice or in a New Lender Supplement pursuant to which such Lender became a party hereto, as applicable, as the same may be changed from time to time pursuant to the terms hereof. As of the Second Amendment and Restatement Effective Date, the total amount of Commitments is $200,000,000.

“Commitment Fee Rate”: at any date, the rate per annum set forth under the relevant column heading in the Pricing Grid based upon the Borrower’s Level at such date.

“Commitment Period”: the period from and including the Closing Date (or, in the case of a Lender that becomes a party hereto after the Closing Date pursuant to Section 2.19, the date on which such Lender becomes a party hereto) to but excluding the Termination Date.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Consolidated Adjusted EBITDA”: for any period, Consolidated EBITDA for such period,

plus (to the extent taken into account in calculating Consolidated EBITDA for such period)

(a) any extraordinary or non-recurring non-cash expenses or losses, including, for the avoidance of doubt, any extraordinary or non-recurring non-cash expenses disclosed in the form 8-K filed by Marriott with the SEC on September 9, 2011, and extraordinary or non-recurring cash charges to the extent such cash charges are incurred on or after the First Amendment and Restatement Effective Date but on or before the end of the fourth full fiscal quarter following the First Amendment and Restatement Effective Date and do not exceed an aggregate amount of $45,000,000;

(b) losses from dispositions of real estate that are not to traditional consumer purchasers; provided that the amounts referred to in clauses (a) and (b) shall not, in the aggregate, exceed $150,000,000 for any Fiscal Year;

(c) total non-cash product costs of MVWC and its Subsidiaries on a consolidated basis for such period; and

(d) additional one-time cash charges related to organizational and separation costs incurred in connection with the Spin-Off; provided that the aggregate amount added by this clause (d) shall not exceed $30,000,000;

minus to the extent taken into account in calculating Consolidated Net Income for such period, the sum of

(u) (i) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business), including gains from dispositions of real estate that are not to traditional consumer purchasers; (ii) income tax credits (to the extent not netted from income tax expense); and (iii) any other non-operating, non-cash income (other than non-cash income associated with “financially reportable sales less than closed sales”);

(v) any cash payments made during such period in respect of items described in clause (a) above subsequent to the Fiscal Quarter in which the relevant non-cash expenses or losses were reflected as a charge in the statement of Consolidated Net Income, all as determined on a consolidated basis;

(w) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of MVWC or is merged into or consolidated with MVWC or any of its Subsidiaries;

(x) the income of any Person (other than a Subsidiary of MVWC) in which MVWC or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by MVWC or such Subsidiary in the form of dividends or similar distributions; and

(y) the undistributed earnings or income of any Subsidiary of MVWC (including any Special Purpose Subsidiary) or income attributable to any residual interest in any obligation of a Special Purpose Subsidiary to the extent that the declaration or payment of dividends or similar distributions or payment on account of such residual interest by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary;

minus

(z) Developer Capital Spending of MVWC and its Subsidiaries on a consolidated basis for such period.

“Consolidated EBITDA”: for any period, Consolidated Net Income for such period,

plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of

(a) GAAP income tax expense (or minus any benefit);

(b) GAAP interest expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans);

(c) depreciation and amortization expense; and

(d) amortization of intangibles (including, but not limited to, goodwill) and organization costs.

For the purposes of calculating Consolidated EBITDA for any Reference Period pursuant to any determination of a financial covenant involving the calculation of Consolidated EBITDA, (i) if at any time during such Reference Period, MVWC or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period MVWC or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period.

“Consolidated Interest Coverage Ratio”: for any period, the ratio of (a) Consolidated Adjusted EBITDA for such period to (b) Consolidated Interest Expense for such period.

“Consolidated Interest Expense”: for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of MVWC and its Subsidiaries for such period with respect to all outstanding Indebtedness of MVWC and its Subsidiaries (including (i) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements and related derivatives in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP and (ii) dividends paid on the Preferred Stock).

“Consolidated Leverage Ratio”: as of any date of determination, the ratio of (a) Consolidated Total Debt on such date to (b) Consolidated Adjusted EBITDA for the Reference Period most recently ended on or prior to such date.

“Consolidated Net Income”: for any period, the consolidated net income (or loss) of MVWC and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Worth”: at any date, all amounts that would, in conformity with GAAP, be included on a consolidated balance sheet of MVWC under stockholders’ equity at such date.

“Consolidated Tangible Net Worth”: at any date, (a) Consolidated Net Worth, minus (b) the net book value of all assets on the consolidated balance sheet of MVWC used to calculate Consolidated Net Worth that would be treated as intangible assets under GAAP (including goodwill, trademarks, trade names, service marks, service names, copyrights, patents, organizational expenses and the excess of any equity in any Subsidiary over the cost of the investment in such Subsidiary), all as determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Debt”: at any date, the aggregate principal amount of all Indebtedness of MVWC and its Subsidiaries at such date, determined using consolidation principles in accordance with GAAP, minus (A) the lesser of (x) the greater of (i) the aggregate amount of all

Unrestricted cash and Cash Equivalents held by MVWC, the Borrower and the Subsidiary Guarantors at such date minus $50,000,000 and (ii) $0 and (y) $100,000,000, and (B) any Specified Cash on deposit in a prefunding account established and maintained for the benefit of an Indenture Trustee in connection with Qualified Securitization Transactions.

“Continuing Directors”: the directors of MVWC on the Closing Date, after giving effect to the Spin-Off and the other transactions contemplated by the Original Credit Agreement, and each other director, if, in each case, such other director’s nomination for election to the board of directors of MVWC is recommended by at least 66-2/3% of the then Continuing Directors.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Conversion Date”: any date on which either (a) an Event of Default under Section 8(g) has occurred or (b) the Commitments shall have been terminated and/or the Loans shall have been declared immediately due and payable pursuant to Section 8.

“Converted Loans”: as defined in Section 2.21(a).

“Credit Party”: the Administrative Agent, the Issuing Lender or any other Lender.

“Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”: any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, ~~or~~ (d) has become the subject of a Bankruptcy Event or (e) has become the subject of a Bail-In Action.

“Destination Club Competitor Brand”: (i) a branded timeshare, fractional or vacation ownership resort chain with both (x) one thousand (1,000) or more timeshare units or villas and (y) five (5) or more timeshare, fractional or vacation ownership resorts; or (ii) a timeshare, fractional or vacation ownership exchange program with both (x) ten thousand (10,000) or more timeshare weeks (or weeks-equivalents, if denominated in points) affiliated with the exchange program and (y) such affiliated weeks represent three (3) or more timeshare, fractional or vacation ownership resorts.

“Developer Capital Spending”: for any period, the sum of (i) Capital Expenditures of MVWC and its Subsidiaries on a consolidated basis that are attributable to the acquisition of completed Time Share Interests or development of Time Share Interests (excluding, for the avoidance of doubt, any Time Share Development Property Capital Expenditures) during such period and (ii) the portion of any Time Share Development Property Capital Expenditures made during such period or in any prior period which is attributable to the portion of any Time Share Development Property (or any In-Process Property that was formerly categorized as Time Share Development Property) which is converted to Time Share Interests during such period.

“Direct Competitor”: any Person, or any Person that controls or is under common control with or that is controlled by a Person, that (i) owns, directly or indirectly, a Lodging Competitor Brand or a Destination Club Competitor Brand or (ii) is a master franchisee, master franchisor or sub-franchisor for a Lodging Competitor Brand or a Destination Club Competitor Brand (for the purposes hereof, the terms master franchisee, master franchisor, and sub-franchisor each mean a Person that has been granted the right by a franchisor to offer and sell subfranchises for such Person’s own account); provided that any prospective Assignee that is a commercial bank shall not constitute a Direct Competitor if it acquired its interest in a Person that is a Direct Competitor as a consequence of having been a lender to a Person that is a Direct Competitor. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or to cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Direct-from-Consumer Time Share Interests”: any Time Share Interests which any Loan Party repurchases directly from consumers, forecloses on or obtains through an exchange, deed-in-lieu of foreclosure or similar process after the Closing Date.

“Disposition”: with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Documentation Agents”: as defined in the preamble hereto.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Dollar Equivalent”: on any date of determination, (a) with respect to any amount denominated in Dollars, such amount and (b) with respect to an amount denominated in any other currency, the equivalent in Dollars of such amount determined by the Administrative Agent in accordance with normal banking industry practice using the Exchange Rate on the most recent Calculation Date (or if such date is a Calculation Date, such date), which determination shall be conclusive in the absence of manifest error.

“Dollar Loans”: as defined in Section 2.1(a).

“Documentation Agents”: as defined in the preamble hereto.

“Domestic Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office with respect to Loans denominated in Dollars by written notice to the Borrower and the Lenders.

“Domestic Subsidiary”: any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

“EEA Financial Institution”: (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”: any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date”: October 20, 2011.

“Eligible In-Process Property”: as defined in Schedule 1.1B.

“Eligible Time Share Interests”: as defined in Schedule 1.1B.

“EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate”: any trade or business (whether or not incorporated) that, together with any Group Member, is treated as a single employer under Section 414 of the Code.

“ERISA Event”: (a) the failure of any Plan to comply with any material provisions of ERISA and/or the Code (and applicable regulations under either) or with the material terms of such Plan; (b) the existence with respect to any Plan of a non-exempt Prohibited Transaction; (c) any Reportable Event; (d) the failure of any Group Member or ERISA Affiliate to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan, whether or not waived; (e) a determination that any Pension Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (f) the filing pursuant to Section 412 of the Code or Section 302 of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (g) the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or the incurrence by any Group Member or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Pension Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Pension Plan; (h) the receipt by any Group Member or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan under Section 4042 of ERISA; (i) the failure by any Group Member or any of its ERISA Affiliates to make any required contribution to a Multiemployer Plan pursuant to Sections 431 or 432 of the Code; (j) the incurrence by any Group Member or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; (k) the receipt by any Group Member or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from a Group Member or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent, in Reorganization, in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA), or terminated (within the meaning of Section 4041A of ERISA); or (l) the failure by any Group Member or any of its ERISA Affiliates to pay when due (after expiration of any applicable grace period) any installment payment with respect to Withdrawal Liability under Section 4201 of ERISA.

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“EURIBOR Screen Rate”: as defined in the definition of “Eurocurrency Base Rate”.

“Euro” or “€”: the single currency of participating member states of the European Union.

“Eurocurrency Base Rate”: (a) with respect to any Eurocurrency Loan denominated in Euros for any Interest Period, a rate per annum equal to the interbank offered rate administered by the Banking Federation of the European Union (or any other Person that takes over the administration of such rate) for Euros for a period equal in length to such Interest Period as displayed on page EURIBOR01 of the Reuters screen (or, in the event such rate does not appear on such Reuters page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case, the “EURIBOR Screen Rate”) as of the Specified Time on the Quotation Day for such Interest Period, (b) with respect to any Eurocurrency Loan denominated in Australian Dollars for any Interest Period, a rate per annum equal to the average bid reference rate as administered by the Australian Financial Markets Association (or any other Person that takes over the administration of such rate) for Australian Dollar bills of exchange with a tenor equal in length to such Interest Period as displayed on page BBSY of the Reuters screen (or, in the event such rate does not appear on such Reuters page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case, the “BBSY Screen Rate”) as of the Specified Time on the Quotation Day for such Interest Period, (c) with respect to any Eurocurrency Loan denominated in Singapore Dollars for any Interest Period, a rate per annum equal to the rate administered by the Association of Banks in Singapore (or any other Person that takes over the administration of such rate) for deposits in Singapore Dollars for a period equal in length to such Interest Period as displayed on page SIBOR of the Reuters screen (or, in the event such rate does not appear on such Reuters page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case, the “SIBOR Screen Rate”) as of the Specified Time on the Quotation Day for such Interest Period and (d) with respect to any Eurocurrency Loan (other than any Eurocurrency Loan denominated in Euros, Australian Dollars or Singapore Dollars), a rate per annum equal to the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for deposits in the relevant currency for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on either of such Reuters pages, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case the “LIBOR Screen Rate”) as of the Specified Time on the Quotation Day for such Interest Period; provided that if the applicable Screen Rate is less than zero, such rate shall be deemed to be zero for purposes of this Agreement; provided, further, that if the applicable Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to the relevant currency (the “Impacted Currency”), then the Eurocurrency Base Rate shall be the Interpolated Rate at such time (provided that if the Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement); provided, further, that all of the foregoing shall be subject to Section 2.11(a).

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurocurrency Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurocurrency Loans”: Loans the rate of interest applicable to which is based upon the Eurocurrency Rate.

“Eurocurrency Rate”: with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, a rate per annum determined for such day in accordance with the following formula:

Eurocurrency Base Rate
1.00 - Eurocurrency Reserve Requirements

“Eurocurrency Tranche”: the collective reference to Eurocurrency Loans denominated in a single currency and as to which the then current Interest Periods with respect thereto begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”: any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Exchange Act”: the Securities Exchange Act of 1934, as amended.

“Exchange Rate”: for any day with respect to any currency (other than Dollars), the rate at which such currency may be exchanged into Dollars in the London foreign exchange market for delivery two Business Days later (or, with respect to Pounds Sterling, such other Business Day as the Administrative Agent shall reasonably deem applicable with respect to such currency), as set forth at 11:00 A.M., London time, on such day on the applicable Reuters WRLD page (or equivalent) with respect to such currency. In the event that such rate does not appear on the applicable Reuters WRLD page (or equivalent), the Exchange Rate with respect to such currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower or, in the absence of such agreement, such Exchange Rate shall instead be the spot rate of exchange of the Administrative Agent in the London interbank market or other market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 11:00 A.M., London time, on such day for the purchase of Dollars with such currency, for delivery two Business Days later (or, with respect to Pounds Sterling, such other Business Day as the Administrative Agent shall reasonably deem applicable with respect to such currency);

provided, however, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any method it reasonably deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Foreign Subsidiary”: any Foreign Subsidiary in respect of which either (a) the pledge of all of the Capital Stock of such Subsidiary as Collateral or (b) the guaranteeing by such Subsidiary of the Obligations, would, in the good faith judgment of the Borrower, result in adverse tax consequences to the Borrower.

“Excluded Property”: (i) raw land, (ii) real property that is not yet at a stage of development such that it would be classified as In-Process Property, (iii) Time Share Receivables and Related Assets that constitute collateral for the Receivables Warehouse Facility or that secure a Qualified Securitization Transaction, (iv) any property (excluding In-Process Property, Time Share Receivables, residual interests in Qualified Securitization Transactions and any Intercompany Agreement) to the extent that such grant of a security interest in such property is prohibited by any Requirements of Law, requires a consent not obtained of any Governmental Authority pursuant to such Requirement of Law or is prohibited by, or constitutes a breach or default under or results in the termination of, or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property (provided that at the time such contract, license, agreement, instrument or other document became effective it did not violate Section 7.14) or, in the case of any such property that constitutes Investment Property, Pledged Stock or Pledged Notes, any applicable shareholder or similar agreement (provided that at the time such agreement became effective it did not violate Section 7.14), except to the extent that such Requirement of Law or the term in such contract, license, agreement, instrument or other document or shareholder or similar agreement providing for such prohibition, breach, default or termination or requiring such consent is ineffective under applicable law, (v) any real property (a) with respect to which no management contract exists with any Group Member or (b) to the extent that no Group Member has the contractual right to name the Administrative Agent as an additional insured or loss payee on any insurance policies insuring such real property, as contemplated by Section 6.6(b)(iii), (vi) any Direct-from-Consumer Time Share Interests (other than any Direct-from-Consumer Time Share Interests that the Borrower elects to include in the Borrowing Base as Eligible Time Share Interests pursuant to Section 6.10(c)(iii)), (vii) any other real property (other than In-Process Property, Time Share Receivables or Time Share Interests), if such real property is not subject to a Mortgage as of the Second Amendment and Restatement Effective Date and (viii) the properties listed on Schedule 1.1F hereto.

“Excluded Swap Obligation”: with respect to any Guarantor, (a) any Swap Obligation if, and to the extent that, and only for so long as, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder, at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Guarantor as specified in any agreement between the relevant Loan Parties and hedge counterparty applicable to such Swap Obligations, and agreed by the Administrative Agent. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes”: with respect to any payment made by any Loan Party under any Loan Document, any of the following Taxes imposed on or with respect to a Credit Party: (a) income or franchise Taxes imposed on (or measured by) net income by any jurisdiction under the laws of which such Credit Party is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes or similar Taxes imposed by any jurisdiction described in clause (a) above and (c) in the case of a Non-U.S. Lender (other than an assignee pursuant to a request by the Borrower under Section 2.17), any U.S. Federal withholding Taxes resulting from any Requirement of Law in effect (including FATCA) on the date such Non-U.S. Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Non-U.S. Lender’s failure to comply with Section 2.14(f), except to the extent that such Non-U.S. Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from any Loan Party with respect to such withholding Taxes pursuant to Section 2.14(a).

“Extensions of Credit”: as to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Dollar Loans held by such Lender then outstanding, (b) the Dollar Equivalent of the aggregate principal amount of all Foreign Currency Loans held by such Lender then outstanding and (c) such Lender’s L/C Participation Amount then outstanding.

“Existing Commitment”: each “Commitment” (as defined in the Existing Credit Agreement as in effect immediately prior to the Second Amendment and Restatement Effective Date) as in effect immediately prior to the Second Amendment and Restatement Effective Date.

“Existing Credit Agreement”: as defined in the recitals hereto.

“Existing Guarantee and Collateral Agreement”: that certain Amended and Restated Guarantee and Collateral Agreement, dated as of November 30, 2012, among the Borrower, Guarantors and the Administrative Agent.

“Facility”: the Commitments and the extensions of credit made hereunder.

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any regulations issued thereunder or official interpretations thereof and any agreements entered into pursuant to Section 1472(b)(1) of the Code.

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it; provided that if the Federal Funds Effective Rate is less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Payment Date”: (a) the third Business Day following the last day of each March, June, September and December and (b) the last day of the Commitment Period.

“Fee Payment Period”: initially, the period from and including the Effective Date to and including the last day of the month preceding the initial Fee Payment Date, and thereafter, each calendar quarter; provided that the final Fee Payment Period shall end on the final Fee Payment Date.

“First Amendment”: the First Amendment, dated as of June 26, 2015, among the Borrower, Marriott Vacations Worldwide Corporation, the Administrative Agent and the Lenders party thereto.

“First Amendment and Restatement Agreement”: that certain Amendment and Restatement Agreement, dated as of November 30, 2012 among the Borrower, the Administrative Agent, the Lenders party thereto and the other parties thereto.

“First Amendment and Restatement Effective Date”: the “Amendment Effective Date” (as defined in the First Amendment and Restatement Agreement), which date is November 30, 2012.

“First Amendment Effective Date”: as defined in the First Amendment.

“Fiscal Month”: in relation to any Group Member, the relevant fiscal month as determined in accordance with Schedule 1.1E.

“Fiscal Quarter”: in relation to any Group Member, the relevant fiscal quarter as determined in accordance with Schedule 1.1E.

“Fiscal Year”: in relation to any Group Member, the relevant fiscal year as determined in accordance with Schedule 1.1E.

“Flood Area”: as defined in Section 4.21.

“Foreign Subsidiary”: any Subsidiary of MVWC or the Borrower that is not a Domestic Subsidiary.

“Foreign Benefit Arrangement”: any employee benefit arrangement mandated by non-US law that is maintained or contributed to by any Group Member or any ERISA Affiliate.

“Foreign Currency”: Australian Dollars, Euros, Japanese Yen, Pounds Sterling, Singapore Dollars and any additional currencies determined after the First Amendment Effective Date by mutual agreement of the Borrower, the Foreign Currency Lenders and the Administrative Agent, provided each such currency is a lawful currency that is freely convertible into Dollars and is freely traded and readily available in the London interbank eurocurrency market.

“Foreign Currency Commitment”: the obligation of a Foreign Currency Lender, if any, to make Foreign Currency Loans in an aggregate principal and/or face amount the Dollar Equivalent of which does not exceed the amount set forth under the heading “Foreign Currency Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto after the First Amendment Effective Date, or in an Increased Facility Activation Notice or in a New Lender Supplement pursuant to which such Lender became a party hereto, as applicable, as the same may be changed from time to time pursuant to the terms hereof. As of the First Amendment Effective Date, the total amount of Foreign Currency Commitments is $130,000,000.

“Foreign Currency Commitment Percentage”: as to any Foreign Currency Lender at any time, the percentage which such Foreign Currency Lender’s Foreign Currency Commitment at such time constitutes of the Total Foreign Currency Commitments (or if the Foreign Currency Commitments have terminated or expired, the percentage which the Foreign Currency Extensions of Credit of such Foreign Currency Lender at such time constitutes of the Total Foreign Currency Extensions of Credit at such time).

“Foreign Currency Extensions of Credit”: as to any Foreign Currency Lender at any time, an amount equal to the Dollar Equivalent of the aggregate principal amount of all Foreign Currency Loans held by such Lender then outstanding.

“Foreign Currency Lender”: at any time, each Lender with a Foreign Currency Commitment of greater than zero.

“Foreign Currency Loans”: as defined in Section 2.1(b).

“Foreign Plan”: each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to US law and is maintained or contributed to by any Group Member or any ERISA Affiliate.

“Foreign Plan Event”: with respect to any Foreign Benefit Arrangement or Foreign Plan, (a) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable law or by the terms of such Foreign Benefit Arrangement or Foreign Plan; (b) the failure to register or loss of good standing with applicable regulatory authorities of any such Foreign Benefit Arrangement or Foreign Plan required to be registered; or (c) the failure of any Foreign Benefit Arrangement or Foreign Plan to comply with any material provisions of applicable law and regulations or with the material terms of such Foreign Benefit Arrangement or Foreign Plan.

“Foreign Time Share Receivable”: a note receivable held by a Foreign Subsidiary arising from the financing of the sale of timeshare intervals and fractional products to a retail customer outside of the United States.

“Form 10”: the registration statement of MVWC in respect of its common stock on Form 10 under the Exchange Act as filed with the SEC, including the Exhibits thereto, as amended.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 7.1, GAAP shall be determined on the basis of such principles in effect on the Effective Date and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 4.1(a). In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board, the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members”: the collective reference to MVWC, the Borrower and their respective Subsidiaries.

“Guarantee and Collateral Agreement”: (i) prior to the First Amendment and Restatement Effective Date, the Original Guarantee and Collateral Agreement, (ii) on or after the First Amendment and Restatement Effective Date and prior to the Second Amendment and Restatement Effective Date, the Existing Guarantee and Collateral Agreement and (iii) on or after the Second Amendment and Restatement Effective Date, the Second Amended and Restated Guarantee and Collateral Agreement.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith. For the avoidance of doubt, the inclusion of a “cap” or other limit on the maximum total exposure under any such Guarantee Obligation shall not, in and of itself, mean that the liability is either “stated” or “determinable.”

“Guarantors”: the collective reference to MVWC and the Subsidiary Guarantors.

“Impacted Currency”: as defined in the definition of “Eurocurrency Base Rate”.

“Impacted Interest Period”: as defined in the definition of “Eurocurrency Base Rate”.

“Increased Facility Activation Date”: any Business Day on which any Lender shall execute and deliver to the Administrative Agents an Increased Facility Activation Notice pursuant to Section 2.19(a) and, in the case of a New Lender, a New Lender Supplement pursuant to Section 2.19(b).

“Increased Facility Activation Notice”: a notice substantially in the form of Exhibit J-1.

“Increased Facility Closing Date”: any Business Day designated as such in an Increased Facility Activation Notice.

“Indebtedness”: of any Person at any date, without duplication:

(a) all indebtedness of such Person for borrowed money;

(b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person’s business); provided that, for the avoidance of doubt, any obligation to pay for Marriott Rewards points that arises prior to the effective date of the Spin-Off and the payment of which is deferred pursuant to the Marriott Rewards Affiliation Agreement shall be Indebtedness);

(c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments,

(d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property);

(e) all Capital Lease Obligations (but not operating leases) of such Person;

(f) all obligations of such Person, including recorded loss contingency under GAAP, as an account party or applicant under or in respect of:

(i) bankers acceptances,

(ii) surety bonds (excluding surety bonds that support, or are in lieu of, obligations to escrow funds or that are performance bonds, bonds for operating licenses or maintenance fee subsidy bonds, in each case that have not been drawn), and

(iii) the outstanding face amount of letters of credit;

(g) the liquidation value of all redeemable preferred Capital Stock of such Person, including the Preferred Stock;

(h) all Guarantee Obligations of such Person in respect of obligations that constitute Indebtedness of the kind referred to in clauses (a) through (g) above;

(i) all obligations that constitute Indebtedness of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation; and

(j) for the purposes of Section 8(e) only, all obligations of such Person in respect of Swap Agreements and related derivatives.

The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such indebtedness is non-recourse to such Person. For the avoidance of doubt, Indebtedness of the type described in the preceding sentence shall not be considered to be recourse to a Person if recourse is contingent upon the occurrence of specified events that have not yet occurred in circumstances in which the occurrence of such events is within the control of such Person (e.g., provisions commonly known as “bad boy” provisions). Notwithstanding anything herein to the contrary, Indebtedness shall not include (i) any payment obligation or other liability of such Person under the Marriott International, Inc. Executive Deferred Compensation Plan or the Marriott Vacations Worldwide Corporation Executive Deferred Compensation Plan, each a non-qualified deferred compensation plan within the meaning of IRC Section 409A, and (ii) any amounts relating to full membership agreements in The Ritz-Carlton Golf Club & Spa, Jupiter (Florida) which are refundable, without interest, to full members in good standing after thirty years of continuous membership and which do not, in any case, have a redemption date earlier than the year 2029.

“Indemnified Liabilities”: as defined in Section 10.5.

“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by any Loan Party under any Loan Document and (b) Other Taxes.

“Indemnitee”: as defined in Section 10.5.

“Indenture Trustee”: with respect to a Qualified Securitization Transaction, any entity designated as trustee or indenture trustee in the documents relating to such Qualified Securitization Transaction.

“Independent Financial Advisor”: an accounting, appraisal, investment banking firm or consultant to Persons engaged in similar businesses of nationally recognized standing that is, in the good faith judgment of the Borrower, qualified to perform the task for which it has been engaged.

“In-Process Property”: real property owned by a Loan Party that such Loan Party intends to convert into Time Share Interests for which the Preliminary Construction Stage has commenced; provided that for the avoidance of doubt, raw land shall not be considered In-Process Property. For purposes of this definition, the “Preliminary Construction Stage has commenced” when each of the following is true regarding the applicable real property: (a) the engineering and design work is complete; (b) all material construction contracts relating to the applicable real property have been executed; (c) the portion of the site related to the real property has been cleared, prepared and excavated; and (d) construction of the building substructure has commenced.

“Insolvent”: with respect to any Multiemployer Plan, the condition that such plan is insolvent within the meaning of Section 4245 of ERISA.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercompany Agreements”: collectively, the Marriott License Agreement, the Ritz-Carlton License Agreement, the Noncompetition Agreement, the Marriott Rewards Affiliation Agreement, the Marriott Comfort Letter and the Ritz-Carlton Comfort Letter.

“Interest Payment Date”: (a) as to any ABR Loan, the last day of each March, June, September and December (or, if an Event of Default is in existence, the last day of each calendar month) to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurocurrency Loan having an Interest Period of three months or less, the last day of such Interest Period,

(c) as to any Eurocurrency Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan (other than any Loan that is an ABR Loan), the date of any repayment or prepayment made in respect thereof.

“Interest Period”: as to any Eurocurrency Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurocurrency Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its Notice of Borrowing, substantially in the form of Exhibit N, or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurocurrency Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 11:00 A.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) the Borrower may not select an Interest Period that would extend beyond the Termination Date; and

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Interpolated Rate”: at any time and with respect to any Impacted Currency for any Impacted Interest Period, the rate per annum (rounded to the same number of decimal places as the applicable Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the applicable Screen Rate for the longest period for which such Screen Rate is available for the Impacted Currency that is shorter than the Impacted Interest Period and (b) the Screen Rate for the shortest period for which that Screen Rate is available for the Impacted Currency is longer than the Impacted Interest Period, in each case, as of the Specified Time on the Quotation Day. When determining the rate for a period which is shorter than the shortest period for which the applicable Screen Rate is available, such Screen Rate for purposes of clause (a) above shall be deemed to be (i) if the Impacted Currency is Dollars, the overnight rate for Dollars determined by the Administrative Agent from such service as the Administrative Agent may select in its reasonable discretion and (ii) otherwise, the Overnight Eurocurrency Rate.

“Investments”: as defined in Section 7.9.

“IRS”: the United States Internal Revenue Service.

“Issuing Lender”: each of JPMorgan Chase Bank, N.A., Bank of America, N.A., Deutsche Bank AG New York Branch and any other Lender (i) approved by the Administrative Agent and the Borrower and (ii) that has agreed in its sole discretion to act as an “Issuing Lender” hereunder, or any of their respective affiliates, in each case in its capacity as issuer of any Letter of Credit. Each reference herein to “the Issuing Lender” shall be deemed to be a reference to the relevant Issuing Lender. Upon its termination as an Issuing Lender in accordance with Section 3.9, such Lender shall cease to be an “Issuing Lender”.

“Japanese Yen”: the official legal currency of Japan.

“Land Trust”: the land trust number 1082-0300-00 established pursuant to Section 689.071 of the Florida Statutes pursuant to the Trust Agreement, effective as of March 11, 2010, by and among First American Trust FSB, as trustee, the Borrower, as developer, and MVC Trust Owners Association, Inc., a Florida not-for-profit company.

“L/C Commitment”: as to any Issuing Lender, the amount agreed from time to time by such Issuing Lender and the Borrower (and notified to the Administrative Agent) as the maximum amount of Letters of Credit that such Issuing Lender is willing to issue at any time for the account of the Group Members hereunder, such amount to be based upon the amount of L/C Obligations attributable to Letters of Credit issued by such Issuing Lender at such time. The L/C Commitment of (i) JPMorgan Chase Bank, N.A. is $20,000,000, (ii) Bank of America, N.A. is $20,000,000 and (iii) Deutsche Bank AG New York Branch is $20,000,000.

“L/C Exposure”: at any time, the total L/C Obligations. The L/C Exposure of any Lender at any time shall be its L/C Participation Amount at such time.

“L/C Foreign Currency”: at any time, United Arab Emirates Dirham, Bahraini Dinar, Hong Kong Dollars, Euros, South African Rand, Singapore Dollars and any other currency that is a lawful currency that is freely convertible into Dollars and is freely traded and readily available in the London interbank eurocurrency market that has been designated by the Borrower (with the consent of the Administrative Agent and the relevant Issuing Lender) to be an “L/C Foreign Currency”.

“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit (including the Dollar Equivalent of the undrawn and unexpired amount of the then outstanding Letters of Credit denominated in L/C Foreign Currencies) and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5 (including the Dollar Equivalent of the aggregate amount of drawings under Letters of Credit denominated in L/C Foreign Currencies that have not then been reimbursed pursuant to Section 3.5 ).

“L/C Participation Amount”: as to any L/C Participant at any time, an amount equal to (a) the lesser of (i) (x) the percentage which such L/C Participant’s Commitment then constitutes of the Total Commitments multiplied by (y) the aggregate L/C Obligations at such time and (ii) the excess, if any, of (x) such L/C Participant’s Commitment then in effect over (y) the sum of (I) the aggregate principal amount of all Dollar Loans held by such L/C Participant then outstanding plus (II) the Dollar Equivalent of the aggregate principal amount of all Foreign Currency Loans held by such L/C Participant then outstanding, plus (b) for each L/C Participant that is a Non-Foreign Currency Lender (i) the percentage which such Non-Foreign Currency Lender’s Commitment then constitutes of the aggregate Commitments of all Non-Foreign Currency Lenders multiplied by (ii) the aggregate amount of the L/C Obligations which cannot be allocated in accordance with clause (a).

“L/C Participation Percentage”: as to any L/C Participant at any time, the percentage which such L/C Participant’s L/C Participation Amount then constitutes of the total L/C Obligations at such time.

“L/C Participants”: in respect of any Letter of Credit, the collective reference to all the Lenders other than the Issuing Lender.

“L/C Sublimit”: $100,000,000.

“Lender Parent”: with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a Subsidiary.

“Lenders”: as defined in the preamble hereto.

“Letters of Credit”: as defined in Section 3.1(a).

“Level”: as defined in the Pricing Grid.

“LIBOR Screen Rate”: as defined in the definition of “Eurocurrency Base Rate”.

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loans”: Dollar Loans and Foreign Currency Loans, collectively and individually, as context may require.

“Loan Documents”: this Agreement, the Security Documents, the Notes and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Parties”: each Group Member that is a party to a Loan Document.

“Local Time”: (i) with respect to Foreign Currency Loans denominated in Euros and Pounds Sterling, local time in London and (ii) with respect to Foreign Currency Loans denominated in Foreign Currencies other than Euros and Pounds Sterling, local time in the Principal Financial Center for such Foreign Currency.

“Lodging Competitor Brand”: (i) a branded full service or luxury hotel chain with both (x) four thousand (4,000) or more rooms and (y) twenty (20) or more hotels or (ii) a branded select service or extended stay hotel chain with both (x) ten thousand (10,000) or more rooms and (y) fifty (50) or more hotels.

“Management Fees”: any management fees paid to a Loan Party under any management contract~~s with~~that provides for the management of any resort or similar property (including any timeshare property) entered into between such Loan Party and any homeowners’ association~~s~~ domiciled in the United States or any other entity domiciled in the United States that is not a Group Member.

“Marriott”: Marriott International, Inc.

“Marriott Comfort Letter”: the agreement dated as of November 21, 2011, executed and delivered by Marriott, and Marriott Worldwide Corporation, as licensors, MVWC, as licensee, and the Administrative Agent.

“Marriott License Agreement”: the License, Services and Development Agreement by Marriott and Marriott Worldwide Corporation, a Maryland corporation, as licensors and MVWC, as licensee, effective as of the Spin-Off Date, as the same may from time to time be amended, modified or otherwise supplemented.

“Marriott Rewards Affiliation Agreement”: the Marriott Rewards Affiliation Agreement, dated as of the Spin-Off Date, by and among Marriott, Marriott Rewards, LLC, an Arizona limited liability company, MVWC and Marriott Ownership Resorts, Inc., a Delaware corporation, as the same may from time to time be amended, modified or otherwise supplemented.

“Material Adverse Effect”: a material adverse effect on (a) the business, property, operations or financial condition of MVWC and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Material Acquisition”: any acquisition of property or series of related acquisitions of property that:

(a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person; and

(b) involves the payment of consideration by MVWC and its Subsidiaries in excess of $200,000,000.

“Material Disposition”: any Disposition of property or series of related Dispositions of property that yields gross proceeds to MVWC or any of its Subsidiaries in excess of $200,000,000.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Moody’s”: Moody’s Investors Service, Inc.

“Moody’s Rating”: at any time, the Borrower’s corporate family rating issued by Moody’s and then in effect.

“Mortgaged Properties”: the real property and interests in real property listed on Schedule 1.1C and any real property or interest in real property as to which a Mortgage is granted pursuant to Section 6.10(c).

“Mortgages”: each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Lenders, substantially in the form of Exhibit D (with such changes thereto as shall be advisable in the judgment of the Administrative Agent under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded).

“Multiemployer Plan”: a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“MVWC”: as defined in the preamble hereto.

“Net Cash Proceeds”: in connection with any issuance or sale of Capital Stock, the cash proceeds received from such issuance, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Net Mark-to-Market Specified Swap Exposure”: with respect to any Person, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Specified Swap Agreements outstanding as of such date of determination. As used in this definition, “unrealized losses” means the fair market value of the cost to such Person of replacing such Specified Swap Agreement as of such date of determination (assuming the Specified Swap Agreement were to be terminated as of that date) and “unrealized profits” means the fair market value of the gain to such Person of replacing such Specified Swap Agreement as of such date of determination (assuming such Specified Swap Agreement were to be terminated as of that date).

“New Lender”: as defined in Section 2.19(b).

“New Lender Supplement”: as defined in Section 2.19(b).

“Noncompetition Agreement”: the Noncompetition Agreement, dated as of the Spin-Off Date, between Marriott and MVWC, as the same may from time to time be amended, modified or otherwise supplemented.

“Non-Foreign Currency Lender”: any Lender which is not a Foreign Currency Lender.

“Non-Recourse Debt”: Indebtedness of a Person: (a) as to which neither the Borrower nor any Guarantor provides any Guarantee Obligation or credit support of any kind or is directly or indirectly liable, except as expressly permitted by Section 7.3(w), and (b) which does not provide any recourse against any of the assets of the Borrower or any Guarantor. Notwithstanding the foregoing, (i) the provision of Standard Securitization Undertakings in connection with a Qualified Securitization Transaction shall not invalidate the status of the Indebtedness of such Time Share SPV that is otherwise classified as Non-Recourse Debt pursuant to the terms of this definition and (ii) Indebtedness shall not be considered to be recourse to a Person if recourse is contingent upon the occurrence of specified events that have not yet occurred in circumstances in which the occurrence of such events is within the control of such Person (e.g., provisions commonly known as “bad boy” provisions).

“Non-U.S. Lender”: any Lender that is not a U.S. Person.

“Notes”: the collective reference to any promissory note evidencing Loans.

“Notice of Borrowing”: a Notice of Borrowing, substantially in the form of Exhibit N.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender (or, in the case of Specified Swap Agreements, a Person that is a Lender or an Affiliate of a Lender at the time such Specified Swap Agreement is entered into (or, in respect of any Specified Swap Agreement entered into prior to the Second Amendment and Restatement Effective Date, any Person that is a Lender or an Affiliate of a Lender on the Second Amendment and Restatement Effective Date) notwithstanding whether such Person subsequently ceases at any time to be a Lender, or an Affiliate of a Lender, under this Agreement for any reason), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Swap Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise; provided, that for purposes of determining any Guarantee Obligations of any Guarantor pursuant to the Guarantee and Collateral Agreement, the definition of “Obligations” shall not create any guarantee by any Guarantor of (or grant of security interest by any Guarantor to support, if applicable) any Excluded Swap Obligations of such Guarantor.

“Opening Balance Sheet”: on the Closing Date, the pro forma balance sheet referred to in Section 4.1(b).

“Original Commitment”: each “Commitment” (as defined in the Original Credit Agreement as in effect immediately prior to the First Amendment and Restatement Effective Date) as in effect immediately prior to the First Amendment and Restatement Effective Date.

“Original Credit Agreement”: as defined in the recitals hereto.

“Original Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement dated as of November 21, 2011, delivered in connection with the Original Credit Agreement.

“Original Lenders”: the Lenders under the Original Credit Agreement.

“Original Loans”: the Loans outstanding immediately prior to the First Amendment and Restatement Effective Date.

“Other Taxes”: any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Outstanding Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Extensions of Credit at such time to the Total Extensions of Credit at such time.

“Overnight Eurocurrency Rate”: with respect to any amount denominated in a Foreign Currency, the rate of interest per annum at which overnight deposits in the applicable Foreign Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of JPMorgan Chase Bank, N.A. in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Participant”: as defined in Section 10.6(c).

“Participant Register”: as defined in Section 10.6(c).

“Patriot Act”: as defined in Section 10.17.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to ERISA any successor entity performing similar functions.

“Pension Plan”: any Plan subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.

“Percentage”: as to any Lender at any time, the percentage which such Lender’s Commitment then constitutes of the Total Commitments or, at any time after the Commitments shall have expired or terminated, the percentage which the Dollar Equivalent of the aggregate principal amount of such Lender’s Loans then outstanding constitutes of the Dollar Equivalent of the aggregate principal amount of the Loans then outstanding, provided, that, in the event that the Loans are paid in full prior to the reduction to zero of the Total Extensions of Credit, the Percentages shall be determined in a manner designed to ensure that the other outstanding Extensions of Credit shall be held by the Lenders on, as nearly as practicable, a comparable basis. Notwithstanding the foregoing, in the case of Section 2.18 when a Defaulting Lender shall exist, Percentages shall be determined without regard to any Defaulting Lender’s Commitment.

“Permitted Liens”: Liens of the type referred to in clauses (a), (b) and (e) of Section 7.4.

“Permitted Refinancing”: in respect of any existing Subordinated Debt, new Subordinated Debt issued in exchange for, or the net proceeds of which are used to refinance, renew, replace, defease, discharge or refund such existing Subordinated Debt; provided that:

(a) the new Subordinated Debt satisfies the requirements of Section 7.3(s) as of the date of incurrence; and

(b) the new Subordinated Debt has a final maturity date later than the final maturity date of, and has a weighted average life to maturity equal to or greater than the weighted average life to maturity of, the Subordinated Debt being exchanged, refinanced, renewed, replaced, defeased, discharged or refunded.

“Person”: an individual, partnership, corporation, limited liability company, limited liability partnership, syndicate, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: any employee benefit plan as defined in Section 3(3) of ERISA, including any employee welfare benefit plan (as defined in Section 3(1) of ERISA), any employee pension benefit plan (as defined in Section 3(2) of ERISA but excluding any Multiemployer Plan), and any plan which is both an employee welfare benefit plan and an employee pension benefit plan, and in respect of which any Group Member or any ERISA Affiliate is (or, if such Plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in section 3(5) of ERISA.

“Pounds Sterling”: the lawful currency of the United Kingdom.

“Power of Attorney”: a power of attorney made by the Administrative Agent in favor of the relevant mortgagor under a Mortgage substantially in the form of Exhibit K.

“Preferred Stock”: 40 shares, par value $0.01 per share of Series A Cumulative Redeemable Preferred Stock of MVW US Holdings, Inc., with an aggregate liquidation preference of $40,000,000.

“Pricing Grid”: the table set forth below:

Level	S&P Rating/ Moody’s Rating	Applicable Margin for Eurocurrency Loans	Applicable Margin for ABR Loans	Commitment Fee Rate
I	BBB-/Baa3 or higher	1.625%	0.625%	0.200%
II	BB+/Ba1	1.875%	0.875%	0.250%
III	BB/Ba2	2.125%	1.125%	0.300%
IV	BB-/Ba3	2.500%	1.500%	0.325%
V	B+/B1 or lower or no rating	3.125%	2.125%	0.500%

For the purposes of the Pricing Grid, changes in the Applicable Margin resulting from changes in the Level shall become effective on the date of the change in the related S&P Rating or Moody’s Rating. If there is a split-rating and the ratings differential is one level, the higher rating will apply. If there is a split-rating and the ratings differential is two levels or more, the rating next below the higher of the split-ratings will apply; provided that prior to the time, if any, that MVWC obtains a Moody’s Rating, the pricing grid will be construed as if there were only a S&P Rating and references to Moody’s Rating and split ratings shall be ignored. In addition, at all times while an Event of Default shall have occurred and be continuing, the applicable Level shall be Level V. If the rating system of S&P or Moody’s shall change, or if any such rating agency shall cease to be in the business of assigning corporate credit ratings generally (any such rating agency an “Affected Rating Agency”), the Borrower and the Administrative Agent (in consultation with the Lenders) shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from the Affected Rating Agency and, pending the effectiveness of any such amendment, the Applicable Margin and the Commitment Fee Rate shall be determined by reference to (x) the rating of the rating agency that is not an Affected Rating Agency or (y) if there is no rating agency that is not an Affected Rating Agency, the rating of the Affected Rating Agency most recently in effect prior to such change or cessation.

“Prime Rate”: the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by JPMorgan Chase Bank, N.A. in connection with extensions of credit to debtors).

“Principal Financial Center”: with respect to any Foreign Currency, the principal financial center where such currency is cleared and settled, as reasonably determined by the Administrative Agent.

“Pro Rata Share”: with respect to any Lender, as applicable, (a) a fraction (expressed as a percentage), the numerator of which shall be the amount of such Lender’s Commitment and the denominator of which shall be the aggregate amount of all of the Lenders’ Commitments, or (b) with respect to matters relating to Foreign Currency Commitments and Loans in Foreign Currency only, a fraction (expressed as a percentage), the numerator of which shall be the amount of such Lender’s Foreign Currency Commitment and the denominator of which shall be the aggregate amount of all of the applicable Lenders’ Foreign Currency Commitments, in each case as adjusted from time to time in accordance with the provisions of this Agreement. Notwithstanding the foregoing, however, if at any time

Borrower shall be unable to draw down the entire Available Commitment solely as a result of all or any portion of the Foreign Currency Commitments being outstanding, then, for purposes of funding the remaining Available Commitment, “Pro Rata Share” with respect to each Lender that shall not have advanced an amount (or Dollar Equivalent Amount) equal to an amount (or Dollar Equivalent Amount) equal to 100% of its Commitment, shall be deemed to mean the sum of such Lender’s Pro Rata Share (with respect to the Commitments) and such Lender’s pro rata share (with respect to the Commitments) of the aggregate Pro Rata Shares (with respect to the Commitments) of all the Lenders that shall have advanced 100% of their Commitments.

“Prohibited Transaction”: as defined in Section 406 of ERISA and Section 4975(f)(3) of the Code.

“Projections”: as defined in Section 6.2(c).

“Properties”: as defined in Section 4.17(a).

“Qualified Securitization Transaction”: any transaction or series of transactions previously entered into or that may be entered into by any Group Member pursuant to which such Group Member sells, assigns, conveys, participates, contributes to capital or otherwise transfers to (i) a Time Share SPV (in the case of a transfer by such Group Member) or (ii) any other Person (in the case of a transfer by a Time Share SPV), or may grant a security interest in or pledge, any Time Share Receivables or interests therein (whether now existing or arising in the future) of any Group Member, and any assets related thereto, including, without limitation, all collateral securing such Time Share Receivables, all contracts and contract rights, purchase orders, security interests, financing statements or other documentation in respect of such Time Share Receivables and all guarantees, indemnities, warranties or other documentation or other obligations in respect of such accounts receivable, any other assets which are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitization transactions involving receivables similar to such receivables and any collections or proceeds of any of the foregoing (the “Related Assets”).

“Quotation Day”: with respect to any Eurocurrency Loan for any Interest Period, (a) if such Eurocurrency Loan is denominated in Euros, the day that is two TARGET Days prior to the commencement of such Interest Period, (b) if such Eurocurrency Loan is denominated in Australian Dollars or Pounds Sterling, the first day of such Interest Period and (c) if such Eurocurrency Loan is denominated in Dollars, Japanese Yen or Singapore Dollars, the day that is two Business Days prior to the commencement of such Interest Period; provided, in each case, that if market practice differs in the relevant market where the Eurocurrency Rate for such currency is to be determined, the Quotation Day will be determined by the Administrative Agent in accordance with market practice in such market (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days).

“Receivables Warehouse Facility”: as defined in Section 5.1(b)(ii).

“Reference Bank Rate”: with respect to any Eurocurrency Loan denominated in any currency for any Interest Period, the arithmetic mean of the Submitted Reference Bank Rates (rounded upward to four decimal places) in respect thereof.

“Reference Banks”: with respect to any currency, such banks as may be appointed by the Administrative Agent (and agreed by each such bank) with the written consent of the Borrower, such consent not to be unreasonably withheld or delayed.

“Reference Period”: the period of four consecutive Fiscal Quarters of MVWC then most recently ended.

“Register”: as defined in Section 10.6(b).

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reimbursement Date”: as defined in Section 3.5.

“Reimbursement Obligation”: the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“Related Assets”: as defined in the definition of Qualified Securitization Transaction.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Pension Plan, other than those events as to which notice is waived pursuant to DOL Reg. Section 4043.

“Requested Foreign Currency Loan”: as defined in Section 2.20.

“Required Lenders”: at any time, Lenders the Percentages of which in the aggregate exceed 50% at such time.

“Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: the chief executive officer, president or chief financial officer of MVWC, but in any event, with respect to financial matters, the chief financial officer of MVWC.

“Restricted”: when referring to cash or Cash Equivalents of the Borrower or any of its Subsidiaries, that such cash or Cash Equivalents (i) appear (or would be required to appear) as “restricted” on a balance sheet of the Borrower or of any such Subsidiary (unless such appearance is related to the Loan Documents or Liens created thereunder), (ii) are subject to any Lien in favor of any Person other than the Administrative Agent pursuant to the Security Documents or (iii) are not otherwise generally available for use by the Borrower or such Subsidiary.

“Residual Interests”: residual interests in securitizations owned by the Loan Parties.

“Restricted Payments”: as defined in Section 7.7.

“Ritz-Carlton Comfort Letter”: the agreement substantially in the form of Exhibit M, executed and delivered by The Ritz-Carlton Hotel Company, LLC, as licensor, MVWC, as licensee, and the Administrative Agent.

“Ritz-Carlton License Agreement”: the License, Services and Development Agreement by The Ritz-Carlton Hotel Company, LLC, as licensor and MVWC, as licensee, dated as of November 21, 2011, as the same may from time to time be amended, modified or otherwise supplemented.

“S&P”: Standard & Poor’s Financial Services LLC.

“S&P Rating”: at any time, the rating issued by S&P and then in effect with respect to MVWC’s S&P issuer rating.

“Sanctioned Country”: at any time, a country or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person”: at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council or the European Union, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Screen Rate”: the EURIBOR Screen Rate, the BBSY Screen Rate, the SIBOR Screen Rate and the LIBOR Screen Rate, collectively and individually, as the context may require.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Second Amended and Restated Guarantee and Collateral Agreement”: that certain Second Amended and Restated Guarantee and Collateral Agreement, dated as of September 10, 2014, among the Borrower, the Guarantors and the Administrative Agent.

“Second Amendment”: the Second Amendment, dated as of April 1, 2016, among the Borrower, Marriott Vacations Worldwide Corporation, the Administrative Agent and the Lenders party thereto.

“Second Amendment and Restatement Agreement”: that certain Amendment and Restatement Agreement, dated as of the date hereof, among the Borrower, the Administrative Agent, the Lenders party thereto and the other parties thereto.

“Second Amendment and Restatement Effective Date”: the “Second Amendment Effective Date” (as defined in the Second Amendment and Restatement Agreement), which date is September 10, 2014.

“Second Amendment Effective Date”: as defined in the Second Amendment.

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Separation and Distribution Agreement”: the Separation and Distribution Agreement, dated as of the Spin-Off Date, between Marriott, MVWC, the Borrower, Marriott Resorts Hospitality Corporation, MVCI Asia Pacific Pte. Ltd. and MVCO Series LLC as the same may from time to time be amended, modified or otherwise supplemented.

“SIBOR Screen Rate”: as defined in the definition of “Eurocurrency Base Rate”.

“Singapore Dollars”: the lawful currency of the Republic of Singapore.

“Singapore L/C”: as described on Schedule 1.1D.

“Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Special Purpose Subsidiary”: any (i) Time Share SPV, (ii) trust, property owning company and similar entity that is formed for the purpose of protecting the consumer purchasers of vacation ownership interests from the insolvency or bankruptcy of MVWC, the Borrower or any of the Guarantors and (iii) any Subsidiary of the Borrower that is not a Loan Party and which owns no assets other than Time Share Development Property.

“Specified Cash”: the proceeds of any Qualified Securitization Transaction of any Group Member which appear (or would be required to appear) as “restricted” on the consolidated balance sheet of MVWC and its consolidated Subsidiaries and which, pursuant to the terms of the documents related to such Qualified Securitization Transaction, must be used during a specified period to acquire additional Time Share Receivables or Related Assets to support the securities issued in connection with such Qualified Securitization Transaction.

“Specified Swap Agreement”: any Swap Agreement in respect of interest rates, currency exchange rates or commodity prices entered into by the Borrower or any Guarantor and any Person that is a Lender or an affiliate of a Lender at the time such Swap Agreement is entered into (or, in respect of any Swap Agreement entered into prior to the Second Amendment and Restatement Effective Date, any Person that is a Lender or an Affiliate of a Lender on the Second Amendment and Restatement Effective Date), notwithstanding whether such Person subsequently ceases at any time to be a Lender or an Affiliate thereof under this Agreement for any reason.

“Specified Time”: (a) with respect to any Eurocurrency Loan denominated in Australian Dollars, 11:00 A.M. Sydney, Australia time; (b) with respect to any Eurocurrency Loan denominated in Singapore Dollars, 11:00 A.M. Local Time; and (c) with respect to any Eurocurrency Loan denominated in Dollars, Euros, Japanese Yen or Pounds Sterling, 11:00 A.M., London time.

“Spin-Off”: the spin-off by Marriott of its timeshare operations and development business to its shareholders through a tax free special dividend of the common stock of MVWC, on the material terms described in the Form 10 on file with the SEC on the Effective Date, including satisfaction (without waiver other than with respect to the MVWC board composition) of all the conditions to the spin-off described therein.

“Spin-Off Date”: November 21, 2011, the date on which the Spin-Off was consummated.

“Spin-Off Documentation”: collectively, the Form 10, the Separation and Distribution Agreement, the Marriott License Agreement, the Ritz-Carlton License Agreement, and the Marriott Rewards Affiliation Agreement and, in each case, all schedules, exhibits and annexes thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith.

“Standard Securitization Undertakings”: (i) representations, warranties, covenants, indemnities and performance guarantees of (x) MVWC or any of its Subsidiaries to a Time Share SPV or to its order or (y) a Time Share SPV to an entity issuing Non-Recourse Debt or its order, (ii) servicing obligations entered into by any Group Member (other than a Time Share SPV) and (iii) the provision of cash or Cash Equivalents to pay fees and expenses reasonably related thereto, which, in each case of (i), (ii) and (iii) above, are reasonably customary in securitization transactions for the relevant asset being securitized.

“Submitted Reference Bank Rate”: as to any Reference Bank:

(a) in relation to any Eurocurrency Loan denominated in Euros for any Interest Period, the rate supplied to the Administrative Agent at its request by such Reference Bank as of the Specified Time on the Quotation Day for a Eurocurrency Loan denominated in Euros for the applicable Interest Period as the rate which such Reference Bank assesses to be the rate at which interbank term deposits in Euros and for the relevant period are offered for spot value (T+2) by one prime bank to another prime bank within the EMU zone;

(b) in relation to any Eurocurrency Loan denominated in Australian Dollars for any Interest Period, the bid rate observed by the relevant Reference Bank for Australian Dollar denominated bank accepted bills and negotiable certificates of deposit issued by banks which for the time being designated as “Prime Banks” by the Australian Financial Markets Association that have a remaining maturity equal to such Interest Period;

(c) in relation to any Eurocurrency Loan denominated in Singapore Dollars for any Interest Period, the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Administrative Agent at its request quoted by the Reference Banks to leading banks in the Singapore interbank market, as of the Specified Time on the Quotation Day for the offering of deposits for a period comparable to the Interest Period for that Loan; and

(d) in relation to any Eurocurrency Loan denominated in Dollars, Japanese Yen or Pounds Sterling, the rate (rounded upward to four decimal places) supplied to the Administrative Agent at its request by such Reference Bank as of the Specified Time on the Quotation Day for a Eurocurrency Loan in the relevant currency for the applicable Interest Period as the rate at which such Reference Bank could borrow funds in the London interbank market in such currency and for the relevant period, were it to do so by asking for and then accepting interbank offers in reasonable market size in that currency and for that period; provided that upon supplying such Submitted Reference Bank Rate to the Administrative Agent pursuant to this clause (d), such Reference Bank shall certify that it has not submitted or shared such Submitted Reference Bank Rate with any individual who is formally designated as being involved in the ICE LIBOR submission process administered by ICE Benchmark Administration.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of MVWC. Notwithstanding the foregoing “Subsidiary” shall not include a resort or property owner’s association which is organized primarily to administer the affairs of the underlying resort or property.

“Subordinated Debt”: any Indebtedness that is contractually subordinated in right of payment to the Obligations and to any Guarantee Obligation of any Group Member in respect of the Obligations.

“Subsidiary Guarantor”: at any date, each Subsidiary of MVWC or of the Borrower that is a party to the Guarantee and Collateral Agreement on such date.

“Swap”: any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement or any combination thereof involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a “Swap Agreement”.

“Swap Obligation”: with respect to any person, any obligation to pay or perform under any Swap.

“Syndication Agents”: as defined in the preamble hereto.

“TARGET Day”: any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euros.

“Taxes”: any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date”: September 10, 2019.

“Time Share Development Property”: any portion of any existing hotel or resort property acquired by any Group Member, which has not been dedicated to any time share arrangement, plan, scheme or similar device and which such Group Member intends primarily to convert into Time Share Interests. For the avoidance of doubt, any real property interest that qualifies as Time Share Development Property shall be deemed not to qualify as In-Process Property or a Time Share Interest.

“Time Share Development Property Capital Expenditures”: any Capital Expenditures of MVWC and its Subsidiaries on a consolidated basis attributable to the acquisition, renovation and/or improvement of any Time Share Development Property.

“Time Share Interest”: (i) inventory available to occupy as a dwelling or accommodation, and which may be coupled with an estate in real estate or limited to a right to use real estate without an estate or ownership interest, pursuant to any time share arrangement, plan, scheme, or similar device, in any legal form or structure (including units physically located within a project that are currently used for sales and/or administrative purposes and that have received certificates of occupancy for such use) or (ii) any real property interest completed and available to occupy as a dwelling or accommodation and intended by Borrower to be dedicated to any such time share arrangement (including units physically located within a project that are currently used for sales and/or administrative purposes and that have received certificates of occupancy for such use).

“Time Share Receivable”: a note receivable arising from the financing of the sale of timeshare intervals and fractional products to a retail customer.

“Time Share SPV”: an entity intended to be bankruptcy-remote and which is formed for the purpose of engaging in securitization transactions with respect to Time Share Receivables and the indebtedness of which is Non-Recourse Debt.

“Title Insurance Company”: as defined in Section 5.1(k)(ii).

“Total Available Commitments”: at any time, the aggregate amount of the Available Commitments of the Lenders at such time.

“Total Available Foreign Currency Commitments”: at any time, the aggregate amount of the Available Foreign Currency Commitments of the Foreign Currency Lenders at such time.

“Total Commitments”: at any time, the aggregate amount of the Commitments then in effect.

“Total Extensions of Credit”: at any time, the aggregate amount of the Extensions of Credit of the Lenders outstanding at such time.

“Total Foreign Currency Commitments”: at any time, the aggregate amount of the Foreign Currency Commitments then in effect.

“Total Foreign Currency Extensions of Credit”: at any time, the aggregate amount of the Foreign Currency Extensions of Credit of the Foreign Currency Lenders outstanding at such time.

“Transferee”: any Assignee or Participant.

“Type”: as to any Loan, its nature as an ABR Loan or a Eurocurrency Loan.

“United States”: the United States of America.

“Unrestricted”: when referring to cash or Cash Equivalents of the Borrower or any of its Subsidiaries, that such cash or Cash Equivalents are not Restricted.

“U.S. Person”: a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Certificate”: as defined in Section 2.14(f)(ii)(D).

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries; provided that Capital Stock constituting Preferred Stock of MVW US Holdings, Inc. shall be disregarded for purposes of this definition.

“Wholly Owned Subsidiary Guarantor”: any Subsidiary Guarantor that is a Wholly Owned Subsidiary of MVWC or of the Borrower.

“Withdrawal Liability”: any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

“Write-Down and Conversion Powers”: with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto. Terms used but not defined herein shall have the meaning given to such terms in the Guarantee and Collateral Agreement.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP (provided that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (x) without giving effect to any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of a Group Member at “fair value”, as defined therein and (y) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof), (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, (v) references to real property shall include beneficial interests in the Land Trust, (vi) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time and (vii) unless otherwise specified, references to fiscal periods are references to the relevant fiscal periods of MVWC.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

1.3 Conversion of Foreign Currencies.

(a) Not later than 11:00 A.M. (London time) on each Calculation Date, the Administrative Agent shall (i) determine the Exchange Rate as of such Calculation Date for (x) each Foreign Currency in which a Foreign Currency Loan is then outstanding or will be outstanding after giving effect to any submitted borrowing notices and (y) each L/C Foreign Currency in which a Letter of Credit has been issued and is then outstanding or will be outstanding after giving effect to any submitted Applications, (ii) give notice to the Borrower of each Exchange Rate determined pursuant to clause (i) and (iii) give notice to the Foreign Currency Lenders of each Exchange Rate determined pursuant to clause (i)(x). Each Exchange Rate so determined shall become effective on the relevant Calculation Date and remain effective until the next succeeding Calculation Date and shall for all purposes of this Agreement (other than for purposes of Section 1.3(c), Section 2.21 or any provision expressly requiring the use of a current Exchange Rate) be the Exchange Rate employed in converting any amounts between Dollars and the relevant Foreign Currency or L/C Foreign Currency, as applicable.

(b) Not later than 11:00 A.M. (London time) on each Calculation Date, the Administrative Agent shall determine (i) the aggregate Dollar Equivalent of the Foreign Currency Loans then outstanding (after giving effect to any Foreign Currency Loans to be made or repaid on such date), (ii) the aggregate Dollar Equivalent of the undrawn and unexpired amount of the then outstanding Letters of Credit denominated in L/C Foreign Currencies and (iii) the aggregate Dollar Equivalent of the amount of drawings under Letters of Credit denominated in L/C Foreign Currencies that have not then been reimbursed pursuant to Section 3.5.

(c) For purposes of determining compliance with any covenant or restriction in this Agreement that is based on the amount of any Indebtedness that is denominated in a currency other than Dollars, the Dollar Equivalent thereof shall be determined based on the Exchange Rate in effect at the time such Indebtedness was incurred unless the specific restriction or covenant provides a different method or time for valuation; provided that the Exchange Rates used in calculating the financial covenants set forth in Section 7.1 shall be determined in accordance with GAAP as set forth in the financial statements that are the basis for such calculations.

(d) The Administrative Agent may set up appropriate rounding off mechanisms or otherwise round-off amounts hereunder to the nearest higher or lower amount in whole Dollar or cent to ensure amounts owing by any party hereunder or that otherwise need to be calculated or converted hereunder are expressed in whole Dollars or in whole cents, as may be necessary or appropriate.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

2.1 Commitments. (a) Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans in Dollars (“Dollar Loans”) to the Borrower from time to time during the Commitment Period; provided that, after giving effect to such borrowing and the use of proceeds thereof, (i) such Lender’s Extensions of Credit do not exceed the amount of such Lender’s Commitment and (ii) the Total Extensions of Credit shall not exceed the lesser of (x) the Borrowing Base at such time and (y) the Total Commitments then in effect. During the Commitment Period the Borrower may use the Commitments by borrowing, prepaying the Dollar Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Dollar Loans may from time to time be Eurocurrency Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.7.

(b) Subject to the terms and conditions hereof, each Foreign Currency Lender severally agrees to make revolving credit loans in Foreign Currencies (“Foreign Currency Loans”) to the Borrower from time to time during the Commitment Period; provided that, after giving effect to such borrowing and the use of proceeds thereof, (i) such Lender’s Foreign Currency Extensions of Credit do not exceed the amount of such Lender’s Foreign Currency Commitment, (ii) such Lender’s Extensions of Credit do not exceed the amount of such Lender’s Commitment, (iii) the Total Foreign Currency Extensions of Credit shall not exceed the lesser of (x) the Borrowing Base at such time and (y) the Total Foreign Currency Commitments then in effect and (iv) the Total Extensions of Credit shall not exceed the lesser of (x) the Borrowing Base at such time and (y) the Total Commitments then in effect. During the Commitment Period the Borrower may use the Foreign Currency Commitments by borrowing, prepaying the Foreign Currency Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. All Foreign Currency Loans shall be Eurocurrency Loans.

(c) The Borrower shall repay all outstanding Loans on the Termination Date.

2.2 Procedure for Borrowing. (a) The Borrower may borrow Dollar Loans under the Commitments during the Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice by delivering a Notice of Borrowing (which notice must be received by the Administrative Agent prior to 11:00 A.M., New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurocurrency Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of ABR Loans) (provided that any such notice of a borrowing of ABR Loans under the Facility to finance payments required by Section 3.5 may be given not later than 10:00 A.M., New York City time, on the date of the proposed borrowing), specifying (i) the amount and Type of Dollar Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurocurrency Loans, the respective amounts of each Eurocurrency Tranche in respect thereof and the respective lengths of the initial Interest Periods therefor. Each borrowing of Dollar Loans under the Commitments shall be in an amount equal to (x) in the case of ABR Loans, $1,000,000 or a whole multiple thereof (or, if the then aggregate Available Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurocurrency Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Lender thereof. Each Lender will make the amount equal to its Pro Rata Share of the principal amount of each borrowing of Dollar Loans available to the Administrative Agent for the account of the Borrower at the Domestic Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

(b) The Borrower may borrow Foreign Currency Loans under the Foreign Currency Commitments during the Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice by delivering a Notice of Borrowing (which notice must be received by the Administrative Agent prior to 11:00 A.M., London time, four Business Days prior to the requested Borrowing Date, specifying (i) the amount of Foreign Currency Loans to be borrowed, (ii) the requested Borrowing Date, (iii) the Foreign Currency in which such Foreign Currency Loans will be denominated and (iv) the respective amounts of each Eurocurrency Tranche in respect thereof and the respective lengths of the initial Interest Periods therefor. Each borrowing of Foreign Currency Loans under the Foreign Currency Commitments shall be in an amount in a Foreign Currency the Dollar Equivalent of which is at least equal to $5,000,000 (or, if the Total Available Foreign Currency Commitments at such time are less than $5,000,000, such lesser amount). Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Foreign Currency Lender thereof. Each Foreign Currency Lender will make the amount equal to its Foreign Currency Commitment Percentage of the principal amount of each borrowing of Foreign Currency Loans available to the Administrative Agent for the account of the Borrower at the Applicable Foreign Currency Funding Office for the relevant Foreign Currency prior to 12:00 Noon Local Time on the Borrowing Date requested by the Borrower in the relevant Foreign Currency in immediately available funds. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Foreign Currency Lenders and in like funds as received by the Administrative Agent.

2.3 Commitment Fees, etc. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee for the period from and including the Closing Date to the last day of the Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Commitment of such Lender during the period for which payment is made, payable in arrears for each Fee Payment Period on the related Fee Payment Date, commencing on the first such date to occur after the Closing Date.

(b) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent and to perform any other obligations contained therein.

2.4 Termination or Reduction of Commitments. (a) The Borrower shall have the right, upon not less than one Business Days’ notice (or three Business Days’ notice if the related termination or reduction would require a prepayment of Eurocurrency Loans prior to the last day of an Interest Period) to the Administrative Agent, to terminate the Commitments or, from time to time, to reduce the amount of the Commitments; provided that no such termination or reduction of Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Loans made on the effective date thereof, the Total Extensions of Credit would exceed the Total Commitments; provided, further, that no such termination or reduction of Commitments shall be permitted if, after giving effect thereto (and to any terminations or reductions of Foreign Currency Commitments on the effective date thereof pursuant to Section 2.4(b)), the Foreign Currency Commitment of any Lender would exceed the Commitment of such Lender. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Commitments then in effect.

(b) The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Foreign Currency Commitments or, from time to time, to reduce the amount of the Foreign Currency Commitments; provided that no such termination or reduction of Foreign Currency Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Foreign Currency Loans made on the effective date thereof, the Total Foreign Currency Extensions of Credit would exceed the Total Foreign Currency Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Foreign Currency Commitments then in effect.

2.5 Optional Prepayments. (a) The Borrower may at any time and from time to time prepay the Dollar Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 11:00 A.M., New York City time, three Business Days prior thereto, in the case of Eurocurrency Loans, and no later than 11:00 A.M., New York City time, one Business Day prior thereto, in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurocurrency Loans or ABR Loans; provided, that if a Eurocurrency Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.15. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Dollar Loans that are ABR Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Dollar Loans shall be in an aggregate principal amount of at least $1,000,000.

(b) The Borrower may at any time and from time to time prepay the Foreign Currency Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 11:00 A.M. Local Time three Business Days prior thereto, which notice shall specify the date and amount of prepayment and the Foreign Currency in which the Foreign Currency Loans to be prepaid are denominated; provided, that if a Foreign Currency Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.15. Upon receipt of any such notice the Administrative Agent shall promptly notify each Foreign Currency Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments of Foreign Currency Loans shall be in an aggregate principal amount the Dollar Equivalent of which is at least $1,000,000.

2.6 Mandatory Prepayments and Commitment Reductions. (a) If at any time the sum of (x) 105% of the Dollar Equivalent of Letters of Credit denominated in L/C Foreign Currencies plus (y) the outstanding amount of the Extensions of Credit other than Letters of Credit denominated in L/C Foreign Currencies would exceed the Borrowing Base in effect at such time, the Borrower shall, within one (1) Business Day, either prepay (or Collateralize Letters of Credit if there are no, or an insufficient amount of, Loans outstanding) and/or otherwise reduce, as applicable, the then outstanding Extensions of Credit in the amount of such excess.

(b) If at any time the outstanding amount of the Foreign Currency Extensions of Credit would exceed the lesser of (i) the Borrowing Base and (ii) the Total Foreign Currency Commitments in effect at such time, the Borrower shall, within one (1) Business Day, prepay the then outstanding Foreign Currency Extensions of Credit in the amount of such excess.

(c) If the Borrower prepays outstanding Extensions of Credit or Foreign Currency Extensions of Credit to comply with its obligations under this Section 2.6 or Section 7.2, such prepayment may be applied to outstanding Extensions of Credit or Foreign Currency Extensions of Credit, as applicable, in the order specified by the Borrower.

(d) If, on any Calculation Date, the sum of (i) 105% of the Dollar Equivalent of any outstanding Letters of Credit denominated in an L/C Foreign Currency plus (ii) the aggregate outstanding Extensions of Credit other than such Letters of Credit exceed the Total Commitments then in effect, then the Administrative Agent shall notify the Borrower and within five Business Days of such notice, the Borrower shall prepay Loans or Collateralize Letters of Credit in an aggregate principal or face amount at least equal to such excess.

2.7 Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Dollar Loans that are Eurocurrency Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Dollar Loans that are Eurocurrency Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Loans to Eurocurrency Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan may be converted into a Eurocurrency Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. Except as provided in Section 2.21(a), no Eurocurrency Loan may be converted to a Loan denominated in a different currency.

(b) Any Eurocurrency Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans; provided that when any Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders have determined in its or their sole discretion not to permit such continuations (i) no Eurocurrency Loan may be continued as such, (ii) unless repaid, each Eurocurrency Loan that is a Dollar Loan shall be converted to an ABR Loan on the last day of the Interest Period applicable thereto and (iii) each Foreign Currency Loan shall be due and payable on the last day of the Interest Period applicable thereto; provided, further, that (i) if the Borrower shall fail to give any required notice as described above in this paragraph with respect to any Dollar Loans that are Eurocurrency Loans, such Dollar Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period and (ii) if the Borrower shall fail to give any required notice as described above in this paragraph with respect to any Foreign Currency Loans, such Foreign Currency Loans shall be automatically continued as Eurocurrency Loans with an Interest Period of three months’ duration. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. No Eurocurrency Loan may be continued as a Loan denominated in a different currency.

2.8 Limitations on Eurocurrency Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurocurrency Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, (a) the aggregate principal amount of Dollar Loans that are Eurocurrency Loans comprising each Eurocurrency Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof, (b) the Dollar Equivalent of the aggregate principal amount of Foreign Currency Loans comprising each Eurocurrency Tranche shall be at least equal to $5,000,000 and (c) no more than ten Eurocurrency Tranches shall be outstanding at any one time.

2.9 Interest Rates and Payment Dates. (a) Each Eurocurrency Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurocurrency Rate determined for such day plus the Applicable Margin.

(b) Each ABR Loan shall bear interest for each day at a rate per annum equal to the ABR determined for such day plus the Applicable Margin.

(c) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise) all outstanding Loans and Reimbursement Obligations (whether or not overdue) shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to ABR Loans plus 2%, and (ii) (x) if all or a portion of any interest payable on any Dollar Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder in Dollars shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount (in the case of any Reimbursement Obligations converted into Dollars on the applicable Reimbursement Date if necessary) shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans plus 2% and (y) if all or a portion of any interest payable on any Foreign Currency Loan or other amount payable hereunder in any Foreign Currency shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate that would otherwise be applicable to Foreign Currency Loans plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand. If any Letters of Credit remain outstanding on the Termination Date the fees in respect thereof shall be payable from time to time on demand.

2.10 Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that (i) with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed and (ii) with respect to Foreign Currency Loans denominated in Pounds Sterling or Australian Dollars, the interest thereon shall be calculated on the basis of a 365 day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurocurrency Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall deliver to the Borrower at least one Business Day prior to the related Payment Date a statement showing the quotations used by the Administrative Agent in determining (i) any interest rate pursuant to Section 2.9(a) and (ii) any interest rate pursuant to Section 2.9(b) when clause (b) or (c) of the definition of ABR is applicable; provided that the failure to provide any such statement shall not relieve the Borrower of its obligation to pay any such amounts due under Section 2.9 as and when the same become due pursuant to the terms hereof.

(c) The Administrative Agent shall provide to the Borrower at least one Business Day prior to each Interest Payment Date, a statement of the amounts due on such date pursuant to Sections 2.3, 2.9, and 3.3, as applicable; provided that the failure to provide any such statement shall not relieve the Borrower of its obligation to pay any such amounts as and when the same become due pursuant to the terms hereof.

2.11 Market Disruption; Inability to Determine Interest Rate; Illegality. (a) If at the time that the Administrative Agent shall seek to determine the relevant Screen Rate on the Quotation Day for any Interest Period for a Eurocurrency Loan in Dollars or any Foreign Currency, the applicable Screen

Rate shall not be available for such Interest Period with respect to such currency for any reason and the Administrative Agent shall reasonably determine that it is not possible to determine the Interpolated Rate for such Interest Period with respect to such currency (which conclusion shall be conclusive and binding absent manifest error), then the Reference Bank Rate shall be the Eurocurrency Base Rate for such Interest Period for such Eurocurrency Loan in such currency; provided that if any Reference Bank Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement; provided, further, that if, as of the Specified Time on the Quotation Day for such Interest Period, less than two Reference Banks shall have supplied a Submitted Reference Bank Rate to the Administrative Agent for purposes of determining the Eurocurrency Base Rate for such Eurocurrency Loan in such currency, the Administrative Agent shall be deemed to have determined that adequate and reasonable means do not exist for ascertaining the Eurocurrency Base Rate for such Eurocurrency Loan in such currency for such Interest Period and Section 2.11(b)(i) shall apply.

(b) If prior to the first day of any Interest Period for any Eurocurrency Loan in any currency:

(i) the Administrative Agent determines (which determination shall be conclusive and binding upon the Borrower) that adequate and reasonable means do not exist for ascertaining the Eurocurrency Base Rate or the Eurocurrency Rate for such Eurocurrency Loan in such currency for such Interest Period, or

(ii) the Administrative Agent receives notice from the Required Lenders that the Eurocurrency Base Rate or the Eurocurrency Rate, as applicable, determined or to be determined with respect to such Eurocurrency Loan in such currency for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders in a certificate setting forth in reasonable detail the basis for such determination) of making or maintaining their affected Loans in such currency during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (v) any Dollar Loan requested to be made as a Eurocurrency Loan on the first day of such Interest Period shall be made as an ABR Loan, (w) any Foreign Currency Loan requested to be made on the first day of such Interest Period shall not be made, (x) any ABR Loans that were to have been converted on the first day of such Interest Period to Eurocurrency Loans shall be continued as ABR Loans, (y) any outstanding Eurocurrency Loans that are Dollar Loans shall be converted, on the last day of the then-current Interest Period, to ABR Loans and (z) any outstanding Eurocurrency Loan that is denominated in any Foreign Currency shall be continued on the last day of the then-current Interest Period as a Eurocurrency Loan denominated in such Foreign Currency bearing interest at an interest rate equal to the sum of (i) the weighted average of the rates notified to the Administrative Agent by each Foreign Currency Lender as soon as practicable and in any event no later than the close of business on the date that is one Business Day after the Quotation Day for the applicable Interest Period (or, if earlier, the first day of such Interest Period), to be that which expresses as a percentage rate per annum the cost to the relevant Foreign Currency Lender of funding its portion of such Eurocurrency Loan denominated in such Foreign Currency for such Interest Period from whatever source it may reasonably select (provided that if any Foreign Currency Lender does not supply a quotation by the time specified in this clause (z)(i) the rate of interest shall be calculated on the basis of the quotations of the remaining Foreign Currency Lenders) plus (ii) the Applicable Margin hereunder. Until such notice has been withdrawn by the Administrative Agent, no further Eurocurrency Loans shall be made and no Eurocurrency Loans denominated in Dollars shall be continued as such, nor shall the Borrower have the right to convert Loans to Eurocurrency Loans. Notwithstanding the foregoing, if the circumstances giving rise to such notice affect Eurocurrency Loans in some (but not all) currencies in which a Eurocurrency Loan may be denominated hereunder, then any Eurocurrency Loans denominated in other currencies will not be affected by the provisions of this Section.

(c) Notwithstanding any other provision of this Agreement, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain any Eurocurrency Loan or to give effect to its obligations as contemplated hereby with respect to any Eurocurrency Loan, then, by written notice to the Borrower and to the Administrative Agent:

(i) such Lender may declare that Eurocurrency Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods) and ABR Loans will not thereafter (for such duration) be converted into Eurocurrency Loans, whereupon any request for a Eurocurrency Loan (or to convert an ABR Loan to a Eurocurrency Loan or to continue a Eurocurrency Loan for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a Eurocurrency Loan into an ABR Loan, as the case may be), unless such declaration shall be subsequently withdrawn; and

(ii) such Lender may require that all outstanding Eurocurrency Loans denominated in Dollars made by it be converted to ABR Loans, in which event all such Eurocurrency Loans denominated in Dollars shall be automatically converted to ABR Loans as of the effective date of such notice as provided in the last sentence of this Section 2.11(b).

In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurocurrency Loans that would have been made by such Lender or the converted Eurocurrency Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurocurrency Loans. For purposes of this Section 2.11(b), a notice to the Borrower by any Lender shall be effective as to each Eurocurrency Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurocurrency Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

2.12 Pro Rata Treatment and Payments. (a) Except as provided in Section 2.20, each borrowing of Dollar Loans by the Borrower from the Lenders hereunder shall be made in accordance with the Pro Rata Share of the Lenders in effect on the date of such borrowing. Each payment by the Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the Commitments of the Lenders. Subject to Section 2.12(c), each payment (including each prepayment) by the Borrower on account of principal of and interest on the Dollar Loans shall be made pro rata according to the respective outstanding principal amounts of the Dollar Loans then held by the Lenders. All payments (including prepayments) to be made by the Borrower hereunder in Dollars, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Domestic Funding Office, in Dollars and in immediately available funds; provided that reimbursement of drawings under Letters of Credit shall be made as provided in Section 3.5. The Administrative Agent shall distribute such payments to each relevant Lender promptly upon receipt in like funds as received, net of any amounts owing by such Lender pursuant to Section 9.7.

(b) Each borrowing of Foreign Currency Loans by the Borrower from the Foreign Currency Lenders hereunder shall be made, and any reduction of the Foreign Currency Commitments shall be allocated by the Administrative Agent, in accordance with the Pro Rata Share of the Foreign Currency Lenders in effect on the date of such borrowing. Subject to Section 2.12 (c), each payment (including each prepayment) by the Borrower on account of principal of and interest on any Foreign Currency Loans shall be made pro rata according to the respective outstanding principal amounts of the Foreign Currency Loans then held by the Foreign Currency Lenders. All payments (including prepayments) to be made by the Borrower hereunder in respect of Foreign Currency Loans, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon Local Time on the due date thereof to the Administrative Agent, for the account of the Foreign Currency Lenders, at the Applicable Foreign Currency Funding Office for the relevant Foreign Currency, in the currency of such Foreign Currency Loan and in immediately available funds. The Administrative Agent shall distribute such payments to each Foreign Currency Lender promptly upon receipt in like funds as received, net of any amounts owing by such Foreign Currency Lender pursuant to Section 9.7.

(c) After any Conversion Date, all payments in respect of the Obligations hereunder (including any payments pursuant to Section 6.5 of the Guarantee and Collateral Agreement) shall be made pro rata in accordance with the Aggregate Exposure of each Lender.

(d) If any payment hereunder (other than payments on the Eurocurrency Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurocurrency Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(e) Notwithstanding the foregoing, payments and reductions in Commitments and Foreign Currency Commitments may be made on a non pro rata basis to the extent required or permitted pursuant to Sections 2.17, 2.18, 2.19 and 2.20.

(f) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing of Dollar Loans that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing of Dollar Loans is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans, on demand, from the Borrower. Nothing in this Section 2.12(f) shall be deemed to limit the rights of the Borrower against such Lender.

(g) Unless the Administrative Agent shall have been notified in writing by any Foreign Currency Lender prior to a borrowing of Foreign Currency Loans that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Foreign Currency Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Foreign Currency Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Eurocurrency Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Foreign Currency Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Foreign Currency Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Foreign Currency Lender’s share of such borrowing of Foreign Currency Loans is not made available to the Administrative Agent by such Foreign Currency Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Eurocurrency Loans, on demand, from the Borrower. Nothing in this Section 2.12(g) shall be deemed to limit the rights of the Borrower against such Foreign Currency Lender.

(h) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the applicable Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate (in the case of any amounts made available in Dollars) or the daily average Eurocurrency Rate (in the case of any amounts made available in any currency other than Dollars). Nothing in this Section 2.12(h) shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

(i) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.2, 2.12(f), 2.12(g), 2.12(h), 2.14(e), 2.20, 2.21, 3.4 or 9.7, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received hereunder by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent or the Issuing Lender to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

2.13 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Credit Party with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the Effective Date:

(i) shall subject such Credit Party to any Taxes (other than Indemnified Taxes and Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit (or participations therein) by, or any other acquisition of funds by, any office of such Credit Party that is not otherwise included in the determination of the Eurocurrency Rate; or

(iii) shall impose on such Credit Party any other condition;

and the result of any of the foregoing is to increase the cost to such Credit Party, by an amount that such Credit Party deems to be material, of making, converting into, continuing or maintaining Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Credit Party, upon its demand, any additional amounts necessary to compensate such Credit Party for such increased cost or reduced amount receivable. If any Credit Party becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or liquidity or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) from any Governmental Authority made subsequent to the Effective Date shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy or liquidity) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c) If by reason of the adoption of or any change in any Requirement of Law subsequent to the First Amendment Effective Date, disruption of currency or foreign exchange markets, war or civil disturbance or similar event, the funding of any Foreign Currency Loan in any relevant Foreign Currency or the funding of any Foreign Currency Loan in any relevant Foreign Currency to an office located other than in New York shall be impossible or, in the reasonable judgment of the Administrative Agent such Foreign Currency is no longer available or readily convertible into Dollars, or the Dollar Equivalent of such Foreign Currency is no longer readily calculable, then, no Foreign Currency Loans in the relevant currency shall be made or any Foreign Currency Loan in the relevant currency shall be made to an office of the Administrative Agent located in New York, as the case may be, until such time as, in the reasonable judgment of the Administrative Agent, the funding of Foreign Currency Loans in the relevant Foreign Currency is possible, the funding of Foreign Currency Loans in the relevant Foreign Currency to an office located other than in New York is possible, the relevant Foreign Currency is available and readily convertible into Dollars or the Dollar Equivalent of the relevant Foreign Currency Loan is readily calculable, as applicable.

(d) (i) If by reason of the adoption of or any change in any Requirement of Law subsequent to the First Amendment Effective Date, disruption of currency or foreign exchange markets, war or civil disturbance or similar event, any payment in respect of any Foreign Currency Loans due in a Foreign Currency or and/or at a place of payment other than New York shall be impossible or, in the reasonable judgment of the Administrative Agent, such Foreign Currency is no longer available or readily convertible into Dollars, or the Dollar Equivalent of such Foreign Currency is no longer readily calculable, then, at the election of any affected Foreign Currency Lender, the Borrower shall make payment of such Foreign Currency Loans in dollars (based upon the Exchange Rate in effect for the day on which such payment occurs, as determined by the Administrative Agent in accordance with the terms hereof) and/or in New York or (ii) if any Foreign Currency in which Foreign Loans are outstanding is redenominated then, at the election of any affected Foreign Currency Lender, such affected Foreign Currency Loan and all obligations of the Borrower in respect thereof shall be converted into obligations in Dollars (based upon the Exchange Rate in effect on such date, as determined by the Administrative Agent in accordance with the terms hereof), and, in each case, the Borrower shall indemnify the Foreign Currency Lenders, against any currency exchange losses as reasonably determined by such affected Foreign Currency Lender or reasonable out-of-pocket expenses that it shall sustain as a result of such alternative payment.

(e) Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in any Requirement of Law, regardless of the date enacted, adopted, issued or implemented.

(f) A certificate as to any additional amounts payable pursuant to this Section 2.13 (which certificate shall set forth in reasonable detail the basis for the claim for such additional amounts and a calculation thereof) submitted by any Credit Party to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section 2.13, the Borrower shall not be required to compensate a Credit Party pursuant to this Section 2.13 for any amounts incurred more than nine months prior to the date that such Credit Party notifies the Borrower of such Credit Party’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section 2.13 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.14 Taxes. (a) Each payment by or on behalf of any Loan Party under any Loan Document shall be made without withholding for any Taxes, unless such withholding is required by any law (as determined by the applicable withholding agent in its sole discretion exercised in good faith), provided, that (i) if any Taxes are withheld by a Loan Party (or the Administrative Agent, as the case may be) and such Taxes are Indemnified Taxes, then the amount payable by such Loan Party shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section 2.14), the applicable Credit Party receives the amount it would have received had no such withholding been made, and (ii) if the Taxes were withheld by a Loan Party or the Administrative Agent, as the case may be, such Loan Party or the Administrative Agent, as the case may be, shall timely pay the full amount of such Taxes to the relevant Governmental Authority in accordance with applicable law.

(b) The Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) As soon as practicable after any payment of Indemnified Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) The Loan Parties shall jointly and severally indemnify each Credit Party for any Indemnified Taxes that are paid or payable by such Credit Party in connection with any Loan Document (including amounts paid or payable under this Section 2.14(d)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.14(d) shall be paid within 10 days after the Credit Party delivers to the Borrower a certificate stating the amount of any Indemnified Taxes so paid or payable by such Credit Party and describing the basis for the indemnification claim. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Such Credit Party shall deliver a copy of such certificate to the Administrative Agent.

(e) Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that the Loan Parties have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.14(e) shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(f) (i) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.14(f)(ii)(A) through (E) and 2.14(f)(iii)) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense (or, in the case of a Change in Law, any incremental material unreimbursed cost or expense) or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of such Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.14(f). If any form or certification previously delivered pursuant to this Section 2.14(f) expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify such Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(ii) Without limiting the generality of the foregoing, if the Borrower is a U.S. Person, any Lender with respect to the Borrower shall, if it is legally eligible to do so, deliver to such Borrower and the Administrative Agent (in such number of copies reasonably requested by such Borrower and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:

(A) in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(C) in the case of a Non-U.S. Lender for whom payments under any Loan Document constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI;

(D) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN or IRS Form W-8BEN-E and (2) a certificate substantially in the form of Exhibit H (a “U.S. Tax Certificate”) to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;

(E) in the case of a Non-U.S. Lender that is not the beneficial owner of payments made under any Loan Document (including a partnership or a participating Lender) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C) and (D) and (F) of this paragraph (f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners; or

(F) any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation necessary to enable the Borrower or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

(iii) If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the applicable Loan Party and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower or the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.14(f)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) For purposes of determining withholding Taxes imposed under FATCA, from and after the Second Amendment and Restatement Effective Date, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Obligations as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

(h) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.14 (including additional amounts paid pursuant to this Section 2.14), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.14 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.14(h), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 2.14(h) if such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.14(h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

(i) Each party’s obligations under this Section 2.14 shall survive any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other obligations under the Loan Documents.

(j) For purposes of Sections 2.14(e) and (f), the term “Lender” includes the Issuing Lender.

2.15 Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurocurrency Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurocurrency Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurocurrency Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurocurrency market. A certificate as to any amounts payable pursuant to this Section 2.15 submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.16 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the payment of additional amounts under Section 2.13 or Section 2.14(a) with respect to such Lender or if such Lender gives a notice described in Section 2.11(b), it will use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending offices to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.11(b), 2.13 or 2.14(a). Any Lender may, at its option, cause its Loans to be made by any branch, Affiliate or international banking facility of such Lender, provided that such Lender shall remain responsible for all of its obligations hereunder and no additional taxes, costs or other burdens shall be imposed upon the Borrower or the Administrative Agent as a result thereof.

2.17 Replacement of Lenders. The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.13 or 2.14(a) or sends a notice described in Section 2.11(b), (b) becomes a Defaulting Lender, or (c) does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Lenders or each of the Lenders affected thereby (so long as the consent of the Required Lenders (with the percentage in such definition being deemed to be 66-2/3% for this purpose) has been obtained), with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.16 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.13 or 2.14(a) or to eliminate the illegality described in Section 2.11(b), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 2.15 if any Eurocurrency Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.13 or 2.14(a) or comply with Section 2.11(b), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

2.18 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.3;

(b) the Commitment and Extensions of Credit of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.1); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;

(c) if any L/C Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the L/C Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective L/C Participation Percentages but only to the extent (x) the sum of all non-Defaulting Lenders’ Extensions of Credit plus such Defaulting Lender’s L/C Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments and (y) no non-Defaulting Lender’s Extensions of Credit would exceed such non-Defaulting Lender’s Commitment;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall, within one Business Day following notice by the Administrative Agent, Collateralize for the benefit of the Issuing Lender only the Borrower’s obligations corresponding to such Defaulting Lender’s L/C Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 8 for so long as such L/C Exposure is outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s L/C Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.3(a) with respect to such Defaulting Lender’s L/C Exposure during the period such Defaulting Lender’s L/C Exposure is cash collateralized;

(iv) if the L/C Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.3 and Section 3.3(a) shall be adjusted in accordance with such non-Defaulting Lenders’ Pro Rata Shares and L/C Participation Percentages, respectively; and

(v) if all or any portion of such Defaulting Lender’s L/C Exposure is neither reallocated nor Collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Lender or any other Lender hereunder, all fees payable under Section 3.3(a) with respect to such Defaulting Lender’s L/C Exposure shall be payable to the Issuing Lender until and to the extent that such L/C Exposure is reallocated and/or Collateralized; and

(d) so long as such Lender is a Defaulting Lender, the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding L/C Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or Collateralized by the Borrower in accordance with Section 2.18(c), and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.18(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event or a Bail-In Action with respect to a Lender Parent of any Lender shall occur following the Effective Date and for so long as such event shall continue or (ii) the Issuing Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless the Issuing Lender shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Issuing Lender to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower and the Issuing Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the L/C Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Foreign Currency Loans in accordance with its Foreign Currency Commitment Percentage (if any) and (ii) such Dollar Loans as would be held by such Lender if it had never been a Defaulting Lender (assuming that for each borrowing of Dollar Loans during the period such Lender was a Defaulting Lender, the amount of Dollar Loans actually funded had been funded by all Lenders (including such Defaulting Lender) pro rata based on the Pro Rata Share of the Lenders (including such Defaulting Lender) at the time of such borrowing).

2.19 Accordion. (a) The Borrower and any one or more Lenders or other banks, financial institutions or other entities may from time to time agree that such Lender shall increase the amount of its Commitment (including any associated Foreign Currency Commitment, if agreed between the Borrower and such Lender) or such other Person shall provide an additional Commitment (including any associated Foreign Currency Commitment, if agreed between the Borrower and such other Person) by executing and delivering to the Administrative Agent an Increased Facility Activation Notice specifying (i) the amount of such increased or additional Commitment (and any associated Foreign Currency Commitment), as applicable, and (ii) the applicable Increased Facility Closing Date. Notwithstanding the foregoing, (i) without the consent of the Required Lenders, the aggregate amount of incremental Commitments obtained after the Effective Date pursuant to this Section 2.19(a) shall not exceed $100,000,000 and (ii) without the consent of the Administrative Agent, each increase effected pursuant to this Section 2.19(a) shall be in a minimum amount of at least $10,000,000 (provided that such amount may be less than $10,000,000 if such amount represents all remaining availability under the limit set forth in Section 2.19(a)(i) and shall be in an increment of $500,000); provided that (1) no Lender shall have any obligation to participate in any increase described in this Section 2.19(a) unless it agrees to do so in its sole discretion; (2) any prospective lender (if not already a Lender or an affiliate of a Lender) providing any such additional Commitment shall be reasonably acceptable to the Administrative Agent; (3) after giving effect to such additional Commitment, the New Lender providing such additional Commitment shall have an aggregate Commitment of at least $5,000,000 (and in additional increments of $500,000), unless otherwise agreed by the Administrative Agent; (4) on a pro forma basis after giving effect to such increased or additional Commitment, as applicable, no Default or Event of Default exists or would exist; (5) on a pro forma basis after giving effect to such increased or additional Commitment, as applicable, and assuming that the Commitments were fully utilized on the Increased Facility Closing Date, the Borrower would be in compliance with the covenant contained in Section 7.2 as of such day; and (6) the representations and warranties contained in Section 4 shall be true and correct in all material respects immediately prior to, and after giving effect to, the Increased Facility Closing Date.

(b) Any additional bank, financial institution or other entity that has elected to become a “Lender” under this Agreement in accordance with the provisions of Section 2.19(a) shall execute a supplement (each, a “New Lender Supplement”), substantially in the form of Exhibit J-2, whereupon, effective on the related Increased Facility Closing Date, such bank, financial institution or other entity (a “New Lender”) shall become a Lender hereunder and shall be bound by and entitled to the benefits of this Agreement.

(c) On each Increased Facility Closing Date, the Borrower shall (i) borrow Foreign Currency Loans under any relevant increased or additional Foreign Currency Commitments from the relevant Foreign Currency Lenders (or repay outstanding Foreign Currency Loans, or both) in an amount (giving effect to any concurrent repayment of Foreign Currency Loans) determined by reference to the amount of each Eurocurrency Tranche of Foreign Currency Loans which would have been outstanding from such Foreign Currency Lender if (x) each such Eurocurrency Tranche had been borrowed or effected on such Increased Facility Closing Date and (y) all Foreign Currency Lenders participated in each such Eurocurrency Tranche on a pro rata basis in accordance with their respective Foreign Currency Commitment Percentages and (ii) borrow Dollar Loans under any relevant increased or additional Commitments from the relevant Lenders (or repay outstanding Dollar Loans, or both) in an amount (after giving effect to any concurrent repayment of Dollar Loans) determined by reference to the amount of each Type of Dollar Loan (and, in the case of Dollar Loans that are Eurocurrency Loans, each Eurocurrency Tranche of Dollar Loans) which would then have been outstanding from such Lender if (x) each such Type or Eurocurrency Tranche had been borrowed or effected on such Increased Facility Closing Date and (y) all Lenders participated in each such Type or Eurocurrency Tranche on a pro rata basis in accordance with their respective Pro Rata Shares (as determined after giving effect to clause (i)). The Eurocurrency Base Rate applicable to any Eurocurrency Loan borrowed pursuant to the preceding sentence shall equal the Eurocurrency Base Rate then applicable to the Eurocurrency Loans of the other Lenders in the same Eurocurrency Tranche (or, until the expiration of the then-current Interest Period, such other rate as shall be agreed upon between the Borrower and the relevant Lender).

(d) Notwithstanding anything to the contrary in this Agreement, each of the parties hereto hereby agrees that, on each Increased Facility Activation Date, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence of the increased Commitments (and associated Foreign Currency Commitments, if any) pursuant to this Section 2.19. Any such deemed amendment may be effected in writing by the Administrative Agent with the Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto.

2.20 Refunding of Dollar Loans Made by Foreign Currency Lenders. (a) If on any Borrowing Date on which the Borrower has requested the Foreign Currency Lenders to make Foreign Currency Loans (the “Requested Foreign Currency Loans”),

(i) the aggregate principal amount of the Requested Foreign Currency Loans would exceed the Total Available Foreign Currency Commitments on such Borrowing Date (before giving effect to the making and payment of any Loans required to be made pursuant to this Section 2.20 on the day prior to Borrowing Date), and

(ii) the Dollar Equivalent of the amount of such excess is less than or equal to the aggregate Available Commitments of all Non-Foreign Currency Lenders (before giving effect to the making and payment of any Loans pursuant to this Section 2.20 on the day prior to such Borrowing Date), each Non-Foreign Currency Lender shall make a Dollar Loan to the Borrower on the day prior to such Borrowing Date, and the proceeds of such Dollar Loans shall be simultaneously applied to repay outstanding Dollar Loans of the Foreign Currency Lenders in amounts such that, after giving effect to (1) such borrowings and repayments and (2) the borrowing from the Foreign Currency Lenders of the Requested Foreign Currency Loans, the Outstanding Percentage of each Lender will equal (as nearly as possible) its Percentage. To effect such borrowings and repayments, (x) not later than 12:00 Noon, New York City time, on the day prior to such Borrowing Date, the proceeds of such Dollar Loans shall be made available by each Non-Foreign Currency Lender to the Administrative Agent at the Domestic Funding Office in Dollars and in immediately available funds and the Administrative Agent shall apply the proceeds of such Dollar Loans to repayment of outstanding Dollar Loans of the Foreign Currency Lenders and (y) on such Borrowing Date, (I) the Foreign Currency Lenders shall, in accordance with the applicable provisions hereof, make the Requested Foreign Currency Loans in an aggregate amount equal to the amount so requested by the Borrower (but not in any event greater than the Total Available Foreign Currency Commitments after giving effect to the making of such repayment of any Dollar Loans on such

Borrowing Date) and (II) the Borrower shall pay to the Administrative Agent for the account of the Lenders whose Dollar Loans to the Borrower are repaid on the day prior to such Borrowing Date pursuant to this Section 2.20 all interest accrued on the amounts repaid to the date of repayment, together with any amounts payable pursuant to Section 2.15 in connection with such repayment.

(b) If any borrowing of Dollar Loans is required pursuant to this Section 2.20, the Borrower shall notify the Administrative Agent in the manner provided for Dollar Loans in Section 2.2, except that the minimum borrowing amounts set forth in subsection 2.2 shall not be applicable to the extent that such minimum borrowing amounts exceed the amounts of Dollar Loans required to be made pursuant to this Section 2.20.

2.21 Loan Conversion and Participation. (a) On any Conversion Date, (i) all Foreign Currency Loans then outstanding shall be converted into Dollar Loans (calculated on the basis of the relevant Exchange Rates as of the Business Day immediately preceding such Conversion Date) (“Converted Loans”), (ii) all accrued and unpaid interest and other amounts owing in respect of such Converted Loans through such Conversion Date shall be converted to Dollars (calculated on the basis of the relevant Exchange Rates as of the Business Day immediately preceding such Conversion Date) and shall be immediately due and payable and (iii) the Commitments of the Lenders shall terminate. After any Conversion Date, all Eurocurrency Loans shall bear interest at the rate which would otherwise be applicable to ABR Loans.

(b) On any Conversion Date, each Lender severally, unconditionally and irrevocably agrees that it shall purchase or sell, as applicable, an undivided participating interest in the Loans in the amount necessary to cause such Lender’s Extensions of Credit (plus the amount of any participating interest purchased by such Lender pursuant to Section 2.21, minus the amount of any participating interest sold by such Lender pursuant to Section 2.21) to equal (as nearly as practicable) the lesser of (x) the percentage which such Lender’s Commitment then constitutes of the Total Commitments (in each case calculated immediately prior to the termination or expiration of the Commitments) multiplied by the Total Extensions of Credit at such time and (y) such Lender’s Commitment (calculated immediately prior to the termination or expiration of the Commitments). The Administrative Agent shall notify each Lender of the occurrence of any Conversion Date and shall specify the amount of the participating interest to be purchased or sold by such Lender in accordance with the immediately preceding sentence. Promptly upon receipt of such notice, each Lender required to purchase a participating interest pursuant to this Section 2.21(b) will immediately transfer to the Administrative Agent, in immediately available funds, the amount of its participating interest in Dollars, and the proceeds of such participating interest shall be distributed by the Administrative Agent to each Lender from which a participating interest is being purchased in the amount provided for in the first sentence of this paragraph.

(c) If a Defaulting Lender exists on any Conversion Date, the Administrative Agent may, in consultation with one or more other Lenders which are not Defaulting Lenders, revise this Section 2.21 and related definitions in order to allocate payments for the benefit of such Defaulting Lender in a manner consistent with subsection 2.18.

SECTION 3. LETTERS OF CREDIT

3.1 L/C Commitment. (a) Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 3.4(a), agrees to issue at the request of the Borrower letters of credit (each a “Letter of Credit”) for the account of any Group Member on any Business Day during the Commitment Period in such form as may be approved from time to time by such Issuing Lender; provided that (i) the Borrower shall not request, and no Issuing Lender shall be required to issue, any Letter of Credit if after giving effect to such issuance (and to any concurrent funding or prepayment of a Loan and to the application of proceeds thereof and to any concurrent expiration or termination or amendment or modification of any previously issued Letter of Credit), (A) the sum of (x) 105% of the Dollar Equivalent of Letters of Credit denominated in L/C Foreign Currencies issued by such Issuing Lender plus (y) the outstanding amount of all Letters of Credit issued by such Issuing Lender other than those denominated in L/C Foreign Currencies would exceed such Issuing Lender’s L/C Commitment then in effect, (B) the sum of (x) 105% of the Dollar Equivalent of Letters of Credit denominated in L/C Foreign Currencies plus (y) the outstanding amount of all Letters of Credit other than those denominated in L/C Foreign Currencies would exceed the L/C Sublimit then in effect, or (C) the sum of (x) 105% of the Dollar Equivalent of Letters of Credit denominated in L/C Foreign Currencies plus (y) the amount of the Extensions of Credit other than Letters of Credit denominated in L/C Foreign Currencies would exceed the lesser of (I) the Total Commitments then in effect and (II) the Borrowing Base and (ii) the Borrower shall be a co-applicant, and jointly and severally liable with respect to, each Letter of Credit issued for the account of any other Group Member. Each Letter of Credit shall (x) be denominated in Dollars or, if agreed by the applicable Issuing Lender, any L/C Foreign Currency and (y) expire no later than the earlier of (A) the date that is one year after the date of issuance of such Letter of Credit and (B) thirty (30) days prior to the Termination Date then in effect; provided, that any Letter of Credit with a one-year tenor may provide for the subsequent or successive renewal or automatic renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in foregoing clause (B). If agreed by an Issuing Lender, Letters of Credit issued by such Issuing Lender may have an expiration date that exceeds one year (but in all events expires no later than thirty (30) days prior to the Termination Date then in effect); provided that the Borrower shall not request the issuance of any such Letter of Credit if the aggregate face amount of all such Letters of Credit outstanding on the date of such request and giving effect to the proposed issuance would exceed the Dollar Equivalent of $10,000,000.

(b) An Issuing Lender shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

3.2 Procedure for Issuance of Letter of Credit. The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request. Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof). No Issuing Lender shall issue any Letter of Credit during any period commencing on the first Business Day after it receives written notice from the Administrative Agent that one or more of the conditions precedent contained in Section 5.2 shall not on such date be satisfied or waived, and ending when the Administrative Agent provides written notice to the effect that such conditions are satisfied or waived. The Administrative Agent shall promptly notify the Issuing Lenders upon becoming aware that such conditions in Section 5.2 are thereafter satisfied or waived. The Issuing Lenders shall not otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Section 5.2 have been satisfied or waived in connection with the issuance of any Letter of Credit.

3.3 Fees and Other Charges. (a) The Borrower will pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurocurrency Loans, shared ratably among the Lenders according to their respective average daily L/C Participation Amounts and payable in arrears on each Fee Payment Date in respect of the related Fee Payment Period during which such Letters of Credit were outstanding. In addition, the Borrower shall pay to the Issuing Lender for its own account a fronting fee equal to the greater of (x) 0.20% per annum on the undrawn and unexpired amount of each Letter of Credit issued by it or (y) $500, in the case of either clause (x) or (y), payable in arrears on each Fee Payment Date in respect of the related Fee Payment Period during which such Letters of Credit were outstanding. For the purposes of the foregoing calculations, the average daily undrawn and unexpired amount of any Letter of Credit denominated in an L/C Foreign Currency during any Fee Payment Period shall be calculated by multiplying (i) the average daily undrawn and unexpired amount of such Letter of Credit (expressed in the L/C Foreign Currency in which such Letter of Credit is denominated) during such period by (ii) the Exchange Rate for each such L/C Foreign Currency in effect on the Fee Payment Date or by such other method that the Administrative Agent and the Borrower may agree.

(b) In addition to the foregoing fees, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

3.4 L/C Participations. (a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s L/C Participation Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued by it and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement (or in the event that any reimbursement received by the Issuing Lender shall be required to be returned by it at any time), such L/C Participant shall pay to the Issuing Lender in Dollars upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s L/C Participation Percentage of the Dollar Equivalent of the amount of such draft, or any part thereof, that is not so reimbursed (or is so returned) (calculated, in the case of any Letter of Credit denominated in an L/C Foreign Currency, as of the Reimbursement Date therefor); provided that in no event shall an L/C Participant be obligated to fund an amount that would cause such L/C Participant’s Extensions of Credit to exceed such L/C Participant’s Commitment. Subject to the foregoing, each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against the Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(b) If any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is not paid to the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans. A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section 3.4(b) shall be conclusive in the absence of manifest error.

(c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its share of such payment in accordance with Section 3.4(a), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its respective share thereof; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

3.5 Reimbursement Obligation of the Borrower. If any draft is paid under any Letter of Credit, the Borrower shall reimburse the Issuing Lender for the amount of (a) the draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment, not later than 12:00 Noon, New York City time, on (i) the Business Day that the Borrower receives notice of such draft, if such notice is received on such day prior to 10:00 A.M., New York City time, or (ii) if clause (i) above does not apply, the Business Day immediately following the day that the Borrower receives such notice (such date, the “Reimbursement Date”). Each such payment shall be made to the relevant Issuing Lender at its address for notices referred to herein (or in the case of any payment in a currency other than Dollars, as directed by such Issuing Lender) in the currency in which such Letter of Credit is denominated and in immediately available funds (or, in the case of a currency other than Dollars, in such funds as shall be customary for settlement of obligations in such currency in the interbank market). Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (x) until the Business Day next succeeding the date of the relevant notice, Section 2.9(b) and (y) thereafter, Section 2.9(c). It is understood that the Borrower may elect to use the proceeds of a borrowing pursuant to Section 2.2 to finance its reimbursement obligations pursuant to this Section 3.5. Notwithstanding the last sentence of Section 2.2, the proceeds of any such borrowing of Loans shall be made available to the relevant Issuing Lender (and not to the Borrower) to the account specified by such Issuing Lender, in like funds as received by the Administrative Agent, and the Issuing Lender may credit its Pro Rata Share of such borrowing (in the case of Dollar Loans) or its Foreign Currency Commitment Percentage (in the case of Foreign Currency Loans) of such borrowing, as applicable, to the relevant Reimbursement Obligation in lieu of funding such amount to the Administrative Agent.

3.6 Obligations Absolute. The Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender. The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower.

3.7 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower of the date and amount thereof. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.8 Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

3.9 Termination of Issuing Bank. The Borrower may elect to terminate the status of any Issuing Lender as an Issuing Lender by giving not less than 10 Business Days prior notice of such election to the relevant Issuing Lender and the Administrative Agent; provided that after giving effect to such termination the terminated Issuing Lender does not have any L/C Obligations owing to it.

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, MVWC and the Borrower hereby jointly and severally represent and warrant to the Administrative Agent and each Lender that:

4.1 Financial Condition. (a) The audited combined balance sheets of MVWC as at the last day of the 2009 Fiscal Year and 2010 Fiscal Year, and the related combined statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from Ernst & Young LLP, presented fairly the combined financial condition of MVWC and its Subsidiaries as at such dates, and the combined results of its operations and its combined cash flows for the fiscal years then ended. The unaudited combined balance sheet of MVWC as at the last day of the second Fiscal Quarter of the 2011 Fiscal Year, and the related unaudited combined statements of income and of cash flows for the period of two Fiscal Quarters ended on such date, presented fairly, in all material respects, the combined financial condition of MVWC and its Subsidiaries as at such date, and the combined cash flows for the period of two Fiscal Quarters then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, were prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). As of the Effective Date, no Group Member has any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long term leases or unusual forward or long term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements and footnotes referred to in this paragraph. Except for Dispositions in the internal reorganization contemplated by the Separation and Distribution Agreement of property not intended to be part of the post spin-off business of the Group Members, during the period from the last day of the 2010 Fiscal Year to and including the Effective Date there has been no Disposition by any Group Member of any material part of its business or property.

(b) The unaudited pro forma opening balance sheet of MVWC as at the last day of the most recent Fiscal Quarter preceding the Closing Date for which financial statements are required to have been provided pursuant to Section 5.1(c), copies of which were furnished to each Lender prior to the Closing Date, were prepared giving effect (as if such events had occurred on such date) to (i) the consummation of the Spin-Off, (ii) the Loans made on the Closing Date and the use of proceeds thereof and (iii) the payment of fees and expenses in connection with the foregoing. Such balance sheet was prepared based on the best information available to MVWC as of the date of delivery thereof, and presented fairly on a pro forma basis the estimated financial position of MVWC and its consolidated Subsidiaries as at the Closing Date, assuming that the events specified in the preceding sentence had actually occurred at the last day of such Fiscal Quarter.

4.2 No Change. Except as disclosed in the Form 10 as in effect prior to the Effective Date, since the last day of the 2010 Fiscal Year, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

4.3 Existence; Compliance with Law. Each of the Borrower and MVWC is, and as of the Closing Date and thereafter each other Group Member will be (a) duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (c) in compliance with all Requirements of Law, except in the case referred to in clause (b) or (c), to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Borrower and MVWC has, and as of the Closing Date and thereafter each other Group Member will have, the power and authority, and the legal right, to own and operate its property, to lease the properties it operates as lessee and to conduct the business in which it is currently engaged, except to the extent that any failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4 Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is (or becomes) a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Prior to becoming a party thereto, each Loan Party will have taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Spin-Off and the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices will have been obtained or made and will be in full force and effect on or prior to the Closing Date and (ii) the filings referred to in Section 4.19. Each Loan Document will have been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents upon execution, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law or Contractual Obligation applicable to the Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

4.6 Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of MVWC or the Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

4.7 No Default. No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

4.8 Ownership of Property; Liens. Each of the Borrower and MVWC has, and as of the Closing Date and thereafter each other Group Member will have title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except as permitted by Section 7.4.

4.9 Intellectual Property. Each Group Member as of the Closing Date will own, or be licensed or be otherwise permitted to use, all Intellectual Property necessary for the conduct of its business as currently conducted. No material claim against a Group Member has been asserted and is pending by any Person challenging or questioning the use by such Group Member of any Intellectual Property or the validity or effectiveness of any Intellectual Property owned or used by such Group Member, nor does MVWC or the Borrower know of any valid basis for any such claim. The use of Intellectual Property by each Group Member does not infringe on, misappropriate or violate the rights of any Person in any material respect.

4.10 Taxes. Each Group Member has filed or caused to be filed all Federal, state and other material Tax returns that are required to be filed and has paid all Taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other material Taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member); no Tax Lien has been filed, and, to the knowledge of MVWC and the Borrower, no claim is being asserted, with respect to any such Tax, fee or other charge.

4.11 Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulations of the Board or (b) for any purpose that violates the provisions of the Regulations of the Board. No more than 25% of the assets of the Group Members consist of “margin stock” as so defined. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

4.12 Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of MVWC or the Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

4.13 ERISA. Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (a) each Group Member and each of their respective ERISA Affiliates is in compliance with the applicable provisions of ERISA and the provisions of the Code relating to Plans and the regulations and published interpretations thereunder; (b) no ERISA Event or Foreign Plan Event has occurred or is reasonably expected to occur; and (c) all amounts required by applicable law with respect to, or by the terms of, any retiree welfare benefit arrangement maintained by any Group Member or any ERISA Affiliate or to which any Group Member or any ERISA Affiliate has an obligation to contribute have been accrued in accordance with Statement of Financial Accounting Standards No. 106. The present value of all accumulated benefit obligations under each Pension Plan (based on the assumptions used for purposes of Accounting Standards Codification No. 715: Compensation-Retirement Benefits) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than an immaterial amount the fair market value of the assets of such Pension Plan allocable to such accrued benefits, and the present value of all accumulated benefit obligations of all underfunded Pension Plans (based on the assumptions used for purposes of Accounting Standards Codification No. 715: Compensation-Retirement Benefits) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than an immaterial amount the fair market value of the assets of all such underfunded Pension Plans.

4.14 Investment Company Act; Other Regulations. No Loan Party is (i) registered or is required to be registered as an “investment company” under the 40 Act or (ii) “controlled” by a company that is registered or required to be registered under the 40 Act. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

4.15 Subsidiaries. Except as disclosed to the Administrative Agent by the Borrower in writing from time to time after the Effective Date, (a) Schedule 4.15 sets forth the name and jurisdiction of incorporation of each Subsidiary that will be in existence on and after the Closing Date and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower or any Subsidiary.

4.16 Use of Proceeds. The proceeds of the Loans and the Letters of Credit shall be used for general corporate purposes.

4.17 Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a) the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;

(b) no Group Member has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does MVWC or the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

(c) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;

(d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of MVWC and the Borrower, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(e) there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;

(f) the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

(g) no Group Member has assumed any liability of any other Person under Environmental Laws.

4.18 Accuracy of Information, etc. No statement or information of any Loan Party contained in this Agreement, any other Loan Document when executed, the Form 10 or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished (or, in the case of the Form 10, as of the Effective Date), any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of MVWC to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. The representations and warranties of any Loan Party contained in the Spin-Off Documentation will be true and correct in all material respects on the Closing Date. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Form 10 as of the Effective Date or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

4.19 Security Documents. (a) The Guarantee and Collateral Agreement when executed will be effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock described in the Existing Guarantee and Collateral Agreement, when stock certificates representing such Pledged Stock were delivered to the Administrative Agent (together with a properly completed and signed stock power or endorsement), and in the case of the other Collateral described in the Existing Guarantee and Collateral Agreement, when financing statements and other filings specified on Schedule 4.19(a) of the Existing Credit Agreement in appropriate form were filed in the offices specified on Schedule 4.19(a) of the Existing Credit Agreement, and when the other actions described in Schedule 3 to the Existing Guarantee and Collateral Agreement were completed, the Existing Guarantee and Collateral Agreement constituted a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Existing Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 7.4). In the case of the Pledged Stock described in the Guarantee and Collateral Agreement and required to be delivered hereunder, when stock certificates representing such Pledged Stock not previously delivered to the Administrative Agent are delivered to the Administrative Agent (together with a properly completed and signed stock power or endorsement), and in the case of the other Collateral described in the Guarantee and Collateral Agreement, to the extent not previously filed, when financing statements and other filings specified on Schedule 4.19(a) in appropriate form are filed in the offices specified on Schedule 4.19(a), and to the extent not previously taken, when the other actions described in Schedule 3 to the Guarantee and Collateral Agreement have been completed, the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 7.4).

(b) Each of the Mortgages when executed will be effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule 4.19(b), each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person. Schedule 1.1C lists each parcel of Mortgaged Property located in the United States and held by the Borrower or any of its Subsidiaries as of the Second Amendment and Restatement Effective Date, and such Mortgaged Property is all of the real property, interests in real property, In-Process Property and Time Share Interests required to be mortgaged pursuant to the Existing Credit Agreement (as of the Second Amendment and Restatement Effective Date and after giving effect to any applicable waivers or modifications in respect thereof).

4.20 Solvency. (i) On a consolidated basis, the Group Members are, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith will be and will continue to be, Solvent and (ii) on an individual basis, each of MVWC, the Borrower and each other Loan Party that owns any Mortgaged Property included in the Borrowing Base are, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith will be and will continue to be, Solvent.

4.21 Regulation H. Except as listed on Schedule 4.21, which Schedule to the knowledge of MVWC and the Borrower lists as of the First Amendment Effective ~~d~~Date ~~hereof~~ all real property located in a Flood Area (defined below), no Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1994 (each a “Flood Area”).

4.22 Certain Documents. On or prior to the Closing Date, the Borrower will have delivered to the Administrative Agent a complete and correct copy of the Spin-Off Documentation, including any amendments, supplements or modifications with respect to any of the foregoing in effect as of the Closing Date.

4.23 Anti-Corruption Laws and Sanctions. Each Loan Party, for itself or through its parent or other Affiliates, has implemented and maintains in effect policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and each Loan Party, its Subsidiaries and their respective officers and employees and, to the knowledge of each Loan Party, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Loan Parties, their respective Subsidiaries or their respective directors, officers or employees, or (b) to the knowledge of each Loan Party, any agent of such Loan Party or any of its Subsidiaries that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

4.24 EEA Financial Institutions. No Loan Party is an EEA Financial Institution.

SECTION 5. CONDITIONS PRECEDENT

5.1 Conditions to Initial Extension of Credit. The agreement of each Original Lender to make the initial extension of credit requested to be made by it on the Original Closing Date was subject to the satisfaction, prior to or concurrently with the making of such extension of credit, of the following conditions precedent:

(a) Credit Agreement; Guarantee and Collateral Agreement. The Administrative Agent shall have received (i) the Original Credit Agreement, executed and delivered by the Administrative Agent, MVWC, the Borrower and each Person listed on Schedule 1.1A thereto, (ii) the Original Guarantee and Collateral Agreement, executed and delivered by MVWC, the Borrower and each Subsidiary Guarantor and (iii) an Acknowledgement and Consent in the form attached to the Original Guarantee and Collateral Agreement, executed and delivered by each Issuer (as defined therein), if any, that is not a Loan Party.

(b) Spin-Off, etc. The following transactions shall have been consummated:

(i) the Administrative Agent shall have received evidence satisfactory to it that the Separation and Distribution Agreement, substantially in the form delivered to the Original Lenders prior to the Effective Date, shall have been executed and delivered by the parties thereto and the Spin-Off shall have been consummated on the terms and conditions set forth in such Separation and Distribution Agreement;

(ii) the Borrower shall have entered into a revolving warehouse credit facility (as the same may from time to time be amended, modified, supplemented, restated, replaced or refinanced, the “Receivables Warehouse Facility”) with an aggregate commitment of at least $200 million and a term of not less than 364 days (from the date of its effectiveness) to finance its acquisition of Time Share Receivables pending the securitization thereof; and

(iii) the Administrative Agent shall have received evidence satisfactory to it that each of the Intercompany Agreements shall have been executed and delivered by the relevant parties thereto and shall have become effective in substantially the form delivered to the Original Lenders prior to the Effective Date.

(c) Pro Forma Balance Sheet; Financial Statements. The Original Lenders shall have received (1) (a) audited combined balance sheets and related statements of income, stockholders’ equity and cash flows of MVWC and its Subsidiaries for the two most recently completed Fiscal Years ended at least 90 days before the Original Closing Date and (b) unaudited combined balance sheets and related statements of income, stockholders’ equity and cash flows of MVWC and its Subsidiaries for each subsequent Fiscal Quarter ended at least 90 days before the Original Closing Date; and (2) the Opening Balance Sheet, prepared on a pro forma basis after giving effect to the Spin-Off as if the Spin-Off had occurred as at the last day of the second Fiscal Quarter of Fiscal Year 2011; provided that to the extent such financial statements referred to in items (1) or (2), as the case may be, are included in the filing of the required financial statements on form 10-K and form 10-Q or in the Form 10 (as it may be supplemented or amended until it becomes effective under the Exchange Act) by MVWC, such filed financial statements will satisfy the foregoing requirements.

(d) Approvals. All governmental and third party approvals necessary in connection with the Spin-Off, the continuing operations of the Group Members and the transactions contemplated by the Original Credit Agreement shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the Spin-Off or the financing contemplated by the Original Credit Agreement.

(e) Lien Searches. The Administrative Agent shall have received the results of a recent Lien search with respect to each Loan Party in each relevant jurisdiction listed on Schedule 4.19(a) to the Original Credit Agreement, and such search shall reveal no Liens on any of the assets of the Loan Parties except for Liens permitted by Section 7.4 or discharged on or prior to the Original Closing Date pursuant to documentation satisfactory to the Administrative Agent.

(f) Fees. The Original Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Original Closing Date.

(g) Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Original Closing Date, substantially in the form of Exhibit C to the Original Credit Agreement, with appropriate insertions and attachments, including the certificate of incorporation of each Loan Party that is a corporation certified by the relevant authority of the jurisdiction of organization of such Loan Party, (ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization, (iii) a certificate from the chief financial officer of MVWC certifying that after giving effect to the Spin-Off and any concurrent extension of credit under the Original Credit Agreement, (x) no Default or Event of Default exists and (y) all representations and warranties of each Loan Party set forth in the Loan Documents are true and correct; (iv) a certificate from the chief financial officer of MVWC, stating that the Loan Parties on a consolidated basis after giving effect to the Spin-Off and the other transactions contemplated by the Original Credit Agreement are Solvent before and after giving effect to the funding of any Loans or issuance of the initial Letters of Credit on the Original Closing Date; (v) a certificate from the chief financial officer of MVWC certifying (x) that on and as of the date of the Spin-Off, MVWC and the Borrower are in compliance with the financial covenants contained in Section 7.1, calculated on a pro forma basis for the Spin-Off and, in the case of income statement calculations, for the most-recent Fiscal Quarter for which financial statements have been provided pursuant to Section 5.1(c) prior to the Original Closing Date and (y) the amount of Investments in Foreign Subsidiaries outstanding as of the last day of the Fiscal Month ending at least 10 Business Days prior to the Effective Date and (vi) a Borrowing Base Certificate from the chief financial officer of MVWC demonstrating that, as at the last day of the most recently completed Fiscal Month ended at least 20 days before the Original Closing Date, on a pro forma basis giving effect to the extensions of credit on and as of the Original Closing Date, the Borrower is in compliance with Section 7.2.

(h) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:

(i) the legal opinion of Greenberg Traurig LLP, counsel to the Borrower and its Subsidiaries, substantially in the form of Exhibit G-1 to the Original Credit Agreement;

(ii) the legal opinion of in-house counsel of the Borrower and its Subsidiaries, substantially in the form of Exhibit G-2 to the Original Credit Agreement;

(iii) to the extent consented to by the relevant counsel, each legal opinion, if any, delivered in connection with the Spin-Off, accompanied by a reliance letter in favor of the Original Lenders;

(iv) the legal opinion of local counsel in Florida with respect to the Land Trust substantially in the form of Exhibit G-3 to the Original Credit Agreement; and

(v) the legal opinion of such other special and local counsel as may be required by the Administrative Agent and in each case, in form and substance reasonably satisfactory to the Administrative Agent.

Each such legal opinion shall cover such other matters incident to the transactions contemplated by the Original Credit Agreement as the Administrative Agent may reasonably require.

(i) Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Original Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Original Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof; provided that such certificates and related stock powers with respect to Foreign Subsidiaries shall not be required to be delivered to the Administrative Agent until 60 days following the Original Closing Date; provided further that unless reasonably requested by the Administrative Agent, no Foreign Subsidiary shall be required to certificate any equity interests which are not certificated.

(j) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens permitted by Section 7.4), shall be in proper form for filing, registration or recordation.

(k) Mortgages, etc. (i) The Administrative Agent shall have received a Mortgage with respect to each Mortgaged Property, executed and delivered by a duly authorized officer of each party thereto.

(ii) If the Collateral includes mortgages on land parcels (or interests therein) either (A) the Administrative Agent shall have received, and the title insurance company issuing the policy referred to in clause (iii) below (the “Title Insurance Company”) shall have received, maps or plats of an as-built survey of the sites of the Mortgaged Properties certified to the Administrative Agent and the Title Insurance Company in a manner satisfactory to them, dated a date satisfactory to the Administrative Agent and the Title Insurance Company by an independent professional licensed land surveyor satisfactory to the Administrative Agent and the Title Insurance Company, provided, however, that in no event shall maps or plats of an as-built survey be required to be furnished to the Administrative Agent or the title insurance company for non-resort or non-inventory Mortgaged Property having a tax assessment value of $500,000 or less or (B), the Administrative Agent shall have received in respect of each land parcel (or interests therein) the related public offering statement covering the land parcel and any interests therein.

(iii) The Administrative Agent shall have received in respect of each Mortgaged Property a mortgagee’s title insurance policy (or policies) or marked up binder for such insurance, in each case in form and substance, and containing coverages, satisfactory to the Administrative Agent. The Administrative Agent shall have received evidence satisfactory to it that all premiums in respect of each such policy, all charges for mortgage recording tax, and all related expenses, if any, have been paid.

(iv) If the Mortgage covers any improved land parcel that is located in a Flood Area, the Administrative Agent shall have received (A) a certificate confirming flood insurance in an amount and on terms that are in compliance with Section 6.6(e) of this Agreement and (B) confirmation that the Borrower has received the notice required pursuant to Section 208.25(i) of Regulation H of the Board.

(v) The Borrower shall have made available at its offices to the Administrative Agent a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in clause (iii) above and a copy of all other material documents affecting the Mortgaged Properties.

(l) Ratings. MVWC shall have received a corporate credit rating from S&P.

(m) Collection Accounts. The Administrative Agent shall have received evidence reasonably satisfactory to it that the system of Collection Accounts referred to in Section 6.11(a) shall have been established and all related account control agreements, in form and substance reasonably satisfactory to the Administrative Agent, shall have been executed and delivered by the Administrative Agent, the relevant depositary bank and the appropriate Loan Party.

(n) Patriot Act. At least five days prior to the Original Closing Date, the Administrative Agent and the other Original Lenders shall have received documentation and other information from each of the Loan Parties required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act.

(o) Schedules. At least 3 (three) Business Days prior to the Original Closing Date, the Administrative Agent shall have received Schedule 1.1C, Schedule 4.19(a) and Schedule 4.19(b), each completed and in form and substance reasonably satisfactory to the Administrative Agent. Upon delivery of such schedules they will be deemed to be a part of the Credit Agreement as originally executed.

For the purpose of determining compliance with the conditions specified in this Section 5.1, each Original Lender shall be deemed to have accepted, and to be satisfied with, each document or other matter required under this Section 5.1 unless the Administrative Agent shall have received written notice from such Original Lender prior to the proposed Original Closing Date specifying its objection thereto.

5.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (and in all respects if qualified by materiality) on and as of such date as if made on and as of such date (or to the extent such representations and warranties expressly relate to an earlier date, as of such earlier date).

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c) Borrowing Base. The Administrative Agent shall have received a Borrowing Base Certificate demonstrating pro forma compliance with Section 7.2 after giving effect to the extensions of credit requested to be made on such date (it being understood that (x) the Borrowing Base Certificate delivered pursuant to clause (vi) of Section 5.1(g) satisfies this requirement on the Closing Date and (y) that such Borrowing Base Certificate shall be based on the most recent Borrowing Base Certificate delivered pursuant to Section 6.3(b) adjusted only for the requested extension of credit); provided that no such certificate shall be required in connection with an extension of credit that does not result in an increase in the Total Extensions of Credit.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

SECTION 6. AFFIRMATIVE COVENANTS

Each of MVWC and the Borrower agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, each of MVWC and the Borrower shall and shall cause each of their respective Subsidiaries, as applicable, to:

6.1 Financial Statements. Furnish to the Administrative Agent and each Lender:

(a) as soon as available, but in any event within 90 days after the end of each Fiscal Year, a copy of the audited consolidated balance sheet of MVWC and its consolidated Subsidiaries as at the end of such Fiscal Year and the related audited consolidated statements of income and of cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Ernst & Young LLP or other independent certified public accountants of nationally recognized standing;

(b) as soon as available, but in any event not later than 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year (except in the case of the third Fiscal Quarter of Fiscal Year 2011, not later than 45 days after the effective date of the Spin-Off), the unaudited consolidated balance sheet of MVWC and its consolidated Subsidiaries as at the end of such Fiscal Quarter and the related unaudited consolidated statements of income and of cash flows for such Fiscal Quarter and the portion of the Fiscal Year through the end of such Fiscal Quarter, setting forth in each case in comparative form the figures for the previous Fiscal Year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments); and

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.

Information required to be delivered pursuant to clause (a) or (b) of this Section shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on Intralinks or similar site to which Lenders have been granted access or shall be available on the website of the SEC at http://www.sec.gov or on the website of MVWC at http://marriottvacationsworldwide.com. Each Lender shall be solely responsible for timely accessing posted documents and maintaining its copies of such documents. Information required to be delivered pursuant to this Section may also be delivered by electronic communication of a “pdf” or similar copy.

6.2 Certificates; Other Information. Furnish to the Administrative Agent and each Lender (or, in the case of clause (m), to the relevant Lender):

(a) concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default arising pursuant to Section 7.1, except as specified in such certificate;

(b) concurrently with the delivery of any financial statements pursuant to Section 6.1, a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate;

(c) as soon as available, and in any event no later than 90 days after the end of each Fiscal Year, a detailed consolidated budget for the following Fiscal Year (including a projected consolidated balance sheet of the MVWC and its Subsidiaries as of the end of the following Fiscal Year, the related consolidated statements of projected cash flow and projected income and a description of the underlying assumptions applicable thereto) (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;

(d) concurrently with the delivery of any financial statements pursuant to Section 6.1, copies of all amendments, supplements, waivers or other modifications with respect to any Intercompany Agreement or the Separation and Distribution Agreement that became effective during the fiscal period covered by such financial statements (or in the case of the financial statements pursuant to Section 6.1(a), during the fourth Fiscal Quarter) and which have not previously been delivered to the Lenders hereunder;

(e) within five Business Days after the same are sent, copies of all financial statements and reports that MVWC or the Borrower sends to the holders of any class of its debt securities or public equity securities and, within five Business Days after the same are filed, copies of all financial statements and reports that MVWC or the Borrower may make to, or file with, the SEC;

(f) within seven Business Days of the end of each Fiscal Month, a timeshare sales report as of the end of such period for Time Share Interests included in the Borrowing Base as of the last day of such Fiscal Month in a format approved by the Administrative Agent;

(g) within twenty days (or if such twentieth day is not a Business Day, the next such day that is a Business Day) of the end of each calendar month, the servicer reports for each securitization transaction for which the Residual Interests are included in the Borrowing Base as of the last day of such calendar month;

(h) promptly following receipt thereof, copies of (i) any documents described in Section 101(f) and 101(j) of ERISA with respect to a Pension Plan and (ii) any documents described in Section 101(f), 101(k) or 101(l) of ERISA that any Group Member or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided, that if the relevant Group Members or ERISA Affiliates have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plans, then, upon reasonable request of the Administrative Agent, such Group Member or the ERISA Affiliate shall promptly make a request for such documents or notices from such administrator or sponsor and the Borrower shall provide copies of such documents and notices to the Administrative Agent promptly after receipt thereof;

(i) within 15 Business Days following the completion of each Fiscal Year, any changes to contracts (including any termination or expiration thereof) governing the receipt of Management Fees that could reasonably be expected to affect the amount of fees received or the timing of receipt thereof; provided that, if the aggregate amount of Management Fees received by the Loan Parties during such Fiscal Year exceeded $40,000,000, MVWC and the Borrower shall not be required to provide notice to the Administrative Agent of any such change that could not reasonably be expected to result in a material change to the amount of fees receivable under the applicable contract or the timing of receipt thereof; provided, further, that, for purposes of the foregoing proviso, the termination or expiration of any such contract, or any change to any provision governing the termination or expiration thereof, shall be deemed to be a “material change”;

(j) within 15 Business Days after the delivery of any financial statements pursuant to Section 6.1, the discount rate used to calculate the book value of Residual Interests and any changes to the assumptions used in the calculation of the book value of Residual Interests, including any such changes since the date of delivery of the most recent Borrowing Base Certificate;

(k) within 15 Business Days following the Closing Date, a schedule of Investments in Foreign Subsidiaries outstanding as of the Closing Date;

(l) promptly upon the request of the Administrative Agent, furnish a copy of any of the documents referred to in Section 5.1(k)(v) with respect to such Mortgaged Properties or any such documents in respect of any Mortgaged Property referred to in Section 6.10 to the Administrative Agent; and

(m) promptly, such additional financial and other information as any Lender may from time to time reasonably request.

6.3 Compliance and Borrowing Base Certificates. The Borrower shall deliver to the Administrative Agent:

(a) concurrently with the delivery of any financial statements pursuant to Section 6.1, a Compliance Certificate of a Responsible Officer (i) stating that, to the best of such Responsible Officer’s knowledge, no Default or Event of Default has occurred and is continuing as of the date of such certificate, except as specified in such certificate, (ii) containing all information and calculations necessary for determining compliance by each Group Member with the provisions of this Agreement referred to therein as of the last day of the Fiscal Quarter or Fiscal Year, as the case may be, and (iii) to the extent not previously disclosed to the Administrative Agent, (1) a description of any change in the jurisdiction of organization of any Loan Party, (2) a list of any Intellectual Property in the categories set forth in Schedule 6 to the Guarantee and Collateral Agreement acquired or exclusively licensed by any Loan Party and (3) a description of any Person that has become a Group Member, in each case since the date of the most recent report delivered pursuant to this clause (iii) (or, in the case of the first such report so delivered, since the Effective Date);

(b) within 20 days (or if such twentieth day is not a Business Day, the next such day that is a Business Day) following the end of each Fiscal Month, a Borrowing Base Certificate duly executed by the Chief Financial Officer, Controller or a Company Vice President setting forth a calculation of the Borrowing Base as of the end of such fiscal period; provided, that, MVWC shall deliver an interim Borrowing Base Certificate to the Administrative Agent upon (i) any Material Disposition (it being understood and agreed that such Borrowing Base Certificate shall be calculated after giving pro forma effect to such Material Disposition) and (ii) as required by Section 5.2(c); and

(c) within 20 days (or if such twentieth day is not a Business Day, the next such day that is a Business Day) following the end of each Fiscal Month the Borrower will provide certification to the Title Insurance Company of the quantum of beneficial interests in the Land Trust subject to a Mortgage.

6.4 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member.

6.5 Maintenance of Existence; Compliance. (a)(i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.5 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.6 Maintenance of Property; Insurance. (a) (i) Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (ii) maintain with financially sound and reputable companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruptions) as are usually insured against in the same general area by companies engaged in the same or a similar business.

(b) Without limiting the requirements in Section 6.6(a), maintain, with financially sound and reputable companies, insurance policies (i) insuring the Collateral (including any Collateral that is owned through the Beneficial Interests (as defined in the Mortgages)) against loss by fire, explosion, theft and such other casualties as is consistent with that carried by other reasonably prudent owners/operators engaged in the same or similar business in the same general area or as may otherwise be reasonably satisfactory to the Administrative Agent, and (ii) insuring the Loan Parties, the Administrative Agent and the other Secured Parties (as defined in the Guarantee and Collateral Agreement) against liability for personal injury and property damage relating to such Collateral, such policies to be in such form and amounts and having such coverage as is consistent with that carried by other reasonably prudent owners/operators engaged in the same or similar business in the same general area or as may otherwise be reasonably satisfactory to the Administrative Agent; in the case of both clause (i) and clause (ii) of this Section 6.6(b), taking into account the commercial reasonableness of the procurement of such insurance coverage in light of then current market conditions. Except as the Administrative Agent may agree, in its sole discretion, all such insurance shall (i) provide that no cancellation in coverage thereof shall be effective until at least thirty (30) days after receipt by the Administrative Agent of written notice thereof, (ii) if commercially available, provide that no material reduction in amount or material change in coverage thereof shall be effective until at least thirty (30) days after receipt by the Administrative Agent of written notice thereof, (iii) if insuring Collateral, name the Administrative Agent as an additional insured party or loss payee, as its interests may appear; provided that if the notice provision in clause (ii) above is not commercially available, the Borrower shall promptly upon obtaining knowledge thereof provide the Administrative Agent with notice of such material reduction or change in coverage. With respect to Beneficial Interests, the obligation hereunder (including under subsection (e) below) shall be deemed satisfied so long as the Trust or the Trust Association (as defined in the Mortgages) or other owners’ association governing the “Trust Property” (as defined by the Trust Agreement referred to in the Mortgages) owns a “master” or “blanket” policy for the Trust Property in accordance with the terms hereof (or such policy has been obtained on its behalf).

(c) Upon execution of this Agreement, Borrower shall deliver (i) certificates of insurance which evidence the required coverages, and certificates with respect to any renewals thereof to the Administrative Agent and (ii) supplemental reports with respect thereto as the Administrative Agent may from time to time reasonably request.

(d) Promptly shall comply with and conform in all material respects to (i) all provisions of each such insurance policy, and (ii) all requirements of the insurers applicable to the Loan Parties or to any of the Collateral or to the use, manner of use, occupancy, possession, operation, maintenance, alteration or repair of any of the Collateral and not use or knowingly permit the use of the Collateral in any manner which would permit any insurer to cancel any insurance policy or void coverage required to be maintained by this Agreement.

(e) All improved real property or interest therein that is encumbered by a Mortgage and located in a Flood Area must be insured for flood risks in amounts as are available on commercially reasonable terms and as approved by the Administrative Agent, which approval shall not be unreasonably withheld; provided, however, that in no case can the amount of insurance be less than that required by applicable law and regulation. Such insurance may be maintained under an “all-risk” blanket program which includes the required flood coverage

(f) If Borrower is in default of its obligations to insure or deliver certificates of insurance for any such policy or policies (including any policies required under subsection (e) above), then Administrative Agent, at its option upon ten (10) days’ notice to Mortgagor (as defined in the relevant Mortgage), if during such 10-day period such default remains uncured, may effect such insurance from year to year at rates substantially similar to the rate at which Borrower had insured the Collateral, and pay the premium or premiums therefor, and Borrower shall pay to Administrative Agent within ten (10) days after demand together with supporting documentation such premium or premiums so paid by Mortgagee (as defined in the relevant Mortgage).

6.7 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) upon prior notice to the Borrower permit representatives of the Administrative or any Lender (provided that such Lender is accompanied by a representative of the Administrative Agent) to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants; provided that such inspections and visits by the Administrative Agent shall be at the expense of the Borrower; provided further, that if no Event of Default has occurred and is continuing only one such visit and inspection in any calendar year shall be at the expense of the Borrower.

6.8 Notices. Promptly give notice to the Administrative Agent and each Lender of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c) any litigation or proceeding affecting any Group Member (i) in which the amount involved is $5,000,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought which, if granted, could reasonably be expected to have a Material Adverse Effect or (iii) which relates to any Loan Document;

(d) the occurrence of any ERISA Event or Foreign Plan Event that, alone or together with any other ERISA Event(s) and/or Foreign Plan Event(s) that have occurred, could reasonably be expected to result in liability of any Group Member or any ERISA Affiliate in an aggregate amount exceeding $5,000,000, as soon as possible and in any event within 10 Business Days after MVWC knows or has reason to know thereof; and

(e) any event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.8 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

6.9 Environmental Laws. (a) Comply in all material respects with, and use reasonable commercial efforts to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and use reasonable commercial efforts to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

6.10 Additional Collateral, etc. (a) With respect to any property acquired after the Closing Date by any Loan Party (other than (w) any property described in Sections 6.10(c) or (d), (x) any property subject to a Lien expressly permitted by Section 7.4(g), (y) property acquired by any Excluded Foreign Subsidiary or any Special Purpose Subsidiary or (z) any Excluded Property) as to which the Administrative Agent, for the benefit of the Lenders, does not have a perfected Lien, the applicable Loan Party shall promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a security interest in such property and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent.

(b) [Reserved.]

(c) With respect to (i) any In-Process Property or (ii) Time Share Interests acquired or converted from In-Process Property after the Closing Date by any Loan Party (other than (x) any such real property subject to a Lien expressly permitted by Section 7.4(g), (y) real property acquired by any Excluded Foreign Subsidiary and (z) Excluded Property):

(i) (A) In respect of any such Time Share Interests (other than any Direct-from-Consumer Time Share Interests), the applicable Loan Party will, within twelve months of the date in which any In-Process Property becomes Time Share Interests or a Time Share Interest (other than any Direct-from-Consumer Time Share Interest) is acquired, execute and deliver for recording a first priority Mortgage (or a recordable instrument extending and spreading the lien of any existing Mortgage) in favor of the Administrative Agent encumbering such Time Share Interests (other than any Direct-from-Consumer Time Share Interests) owned by any Loan Party.

(B) Each such Mortgage shall be accompanied by delivery of the relevant items set forth in Section 5.1(k) that would have been required to have been provided if such property had been owned by the relevant Loan Party on the Closing Date and any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage. Each of the foregoing shall be in form and substance reasonably satisfactory to the Administrative Agent.

(C) If requested by the Administrative Agent, the Borrower shall also deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(D) For the avoidance of doubt, any Time Share Interests acquired or converted from In-Process Property after the Closing Date by any Loan Party that at any time are not subject to a Mortgage in accordance with this Section 6.10(c) shall be excluded from the definition of Eligible Time Share Interests.

(ii) In respect of any In-Process Property that the Borrower elects to include in the Borrowing Base as Eligible In-Process Property, the applicable Loan Party shall (A) execute and deliver a first priority Mortgage, in favor of the Administrative Agent, for the benefit of the Lenders, covering such real property, together with the relevant items set forth in Section 5.1(k) that would have been required to have been provided if such property had been owned by the relevant Loan Party on the Closing Date and any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (B) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent. For the avoidance of doubt, any such In-Process Property that at any time is not subject to a Mortgage in accordance with this Section 6.10(c) shall be excluded from the definition of Eligible In-Process Property.

(iii) In respect of any Direct-from-Consumer Time Share Interests that the Borrower elects to include in the Borrowing Base as Eligible Time Share Interests, the applicable Loan Party shall (A) execute and deliver a first priority Mortgage, in favor of the Administrative Agent, for the benefit of the Lenders, covering such real property, together with the relevant items set forth in Section 5.1(k) that would have been required to have been provided if such property had been owned by the relevant Loan Party on the Closing Date and any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (B) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent. For the avoidance of doubt, any such Direct-from-Consumer Time Share Interest that at any time is not subject to a Mortgage in accordance with this Section 6.10(c) shall be excluded from the definition of Eligible Time Share Interests.

(d) With respect to any Subsidiary (other than an Excluded Foreign Subsidiary and a Special Purpose Subsidiary) created or acquired after the Closing Date by any Loan Party (which, for the purposes of this paragraph (d), shall include any existing Subsidiary that ceases to be an Excluded Foreign Subsidiary or a Special Purpose Subsidiary), the applicable Loan Party shall promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any Loan Party, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement, (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent and, (C) if such Subsidiary owns any real property of the type in which mortgages are required by Section 6.10(c), cause such Subsidiary to comply with such Sections and (D) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit C, with appropriate insertions and attachments, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(e) With respect to any new Excluded Foreign Subsidiary or Special Purpose Subsidiary created or acquired after the Closing Date by any Loan Party, the applicable Loan Party shall promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any such Loan Party (provided that in no event shall more than 66-2/3% of the total outstanding voting Capital Stock of any such new Excluded Foreign Subsidiary be required to be so pledged), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Administrative Agent’s security interest therein, and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

6.11 Accounts.

(a) On or before the Closing Date, the Borrower shall have (or shall have caused the relevant Loan Party to have) established the following deposit accounts as Collection Accounts:

(i) one or more accounts for the purpose of collecting proceeds of the sale of Time Share Interests that are included in the calculation of the Borrowing Base (other than sales of legacy and fractional products from resorts in the U.S. Virgin Islands);

(ii) one or more accounts for the purpose of collecting Management Fees; and

(iii) one or more accounts for the purpose of collecting proceeds of Residual Interests that are included in the calculation of the Borrowing Base.

(b) The relevant Loan Parties shall cause all (i) proceeds and deposits received from the buyers of Time Share Interests and not subject to rescission that are included in the calculation of the Borrowing Base (other than from buyers of legacy and fractional products from resorts in the U.S. Virgin Islands) to be deposited in the Collection Accounts established for such purpose, (ii) Management Fees to be deposited in the Collection Account established for such purpose and (iii) proceeds of Residual Interests that are included in the calculation of the Borrowing Base to be deposited in the Collection Account established for such purpose. Such deposits shall be made promptly and in any event no later than two Business Days following receipt by any Loan Party or any agent of any Loan Party of such proceeds.

(c) Each of the relevant Loan Parties further agrees to direct (A) all account debtors in respect of any Management Fees that constitute Collateral to make all payments thereof directly to a lock box associated with a Collection Account established pursuant to Section 6.11(a)(ii); (B) all agents that conduct closings of sales of Time Share Interests to remit net proceeds of such sales received from Time Share Interest buyers upon such closings directly to a Collection Account established pursuant to Section 6.11(a)(i); and (C) any trustee or administrative agent that holds or receives proceeds of Residual Interests included in the calculation of the Borrowing Base to remit all such proceeds directly to a Collection Account established pursuant to Section 6.11(a)(iii).

6.12 Credit Rating. The Borrower shall at all times use its commercially reasonable efforts to cause a public corporate credit rating by S&P to be maintained with respect to MVWC.

6.13 Compliance with Anti-Corruption Laws and Sanctions. Each Loan Party, for itself or through its parent or other Affiliates, will maintain in effect and enforce policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 7. NEGATIVE COVENANTS

Each of MVWC and the Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, each of MVWC and the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

7.1 Financial Condition Covenants.

(a) Consolidated Leverage Ratio. Permit the ratio of Consolidated Total Debt to Consolidated Adjusted EBITDA for the Reference Period set forth below to exceed the ratio set forth below opposite such Reference Period:

FISCAL QUARTER(S) ENDING	CONSOLIDATED LEVERAGE RATIO
Closing Date through last day of 2012 Fiscal Year	6.00:1.0
Last day of first 2013 Fiscal Quarter	6.00:1.0
Last day of second 2013 Fiscal Quarter	5.75:1.0
Last day of third 2013 Fiscal Quarter	5.75:1.0
Last day of 2013 Fiscal Year	5.75:1.0
Last day of first 2014 Fiscal Quarter	5.75:1.0
Last day of each Fiscal Quarter thereafter	5.25:1.0

(b) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio for any Reference Period to be less than the 3.00:1:00.

(c) Consolidated Net Worth. Permit Consolidated Tangible Net Worth at any time to be less than the sum of (i) the Base Consolidated Tangible Net Worth Amount plus (ii) in respect of each Fiscal Quarter that has elapsed following the Second Amendment ~~and Restatement~~ Effective Date, ~~80~~70% of any increase in Consolidated Tangible Net Worth during each such Fiscal Quarter attributable to Net Cash Proceeds received by any Group Member in an offering of common equity during such Fiscal Quarter, on a cumulative basis.

7.2 Borrowing Base. Permit the Borrowing Base Coverage Ratio to be less than ~~1.25~~1.00:1.00.

7.3 Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document;

(b) Indebtedness of MVWC or of the Borrower to any Subsidiary and of any Wholly Owned Subsidiary Guarantor to MVWC or to the Borrower or any other Subsidiary;

(c) Guarantee Obligations incurred in the ordinary course of business by MVWC or the Borrower or any of their respective Subsidiaries of obligations of any Wholly Owned Subsidiary Guarantor;

(d) Indebtedness outstanding on the Effective Date and listed on Schedule 7.3(d) and any refinancings, refundings, renewals or extensions thereof (without increasing, or shortening the maturity of, the principal amount thereof);

(e) Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.4(g) in an aggregate principal amount not to exceed $~~12,000,000~~30,000,000 at any one time outstanding;

(f) Indebtedness arising under any Swap Agreements permitted by Section 7.12;

(g) Indebtedness in respect of, represented by, or in connection with appeal, bid, performance, surety, customs or similar bonds issued for the account of any Group Member, the performance of bids, tenders, sales or contracts (in each case, other than for the repayment of borrowed money), statutory obligations, workers’ compensation claims, unemployment insurance, other types of social security or pension benefits, self-insurance and similar obligations and arrangements, in each case, to the extent incurred in the ordinary course of business;

(h) Indebtedness incurred under, and Guarantee Obligations relating to, the Receivables Warehouse Facility;

(i) Non-Recourse Debt of any Time Share SPV in respect of any Qualified Securitization Transactions;

(j) Indebtedness of Foreign Subsidiaries and Indebtedness of Foreign Subsidiaries that is guaranteed by a Loan Party to the extent permitted by Section 7.3(k);

(k) unsecured Guarantee Obligations of a Loan Party or any Subsidiary in respect of Indebtedness of a Foreign Subsidiary to the extent permitted by Section 7.9(f);

(l) Indebtedness of a newly-acquired Subsidiary that is outstanding on the date such Subsidiary is acquired; provided that any such Indebtedness was not created in contemplation of such acquisition and such acquisition was made in compliance with Section 7.9;

(m) Guarantee Obligations in respect of the Singapore L/C;

(n) Guarantee Obligations under the Separation and Distribution Agreement or the Intercompany Agreements;

(o) Guarantee Obligations constituting Standard Securitization Undertakings in respect of a Qualified Securitization Transaction;

(p) Indebtedness in respect of the Preferred Stock;

(q) Indebtedness in respect of the deferred purchase price of Marriott Rewards points under the Marriott Rewards Affiliation Agreement;

(r) Indebtedness which may be deemed to exist in connection with customary agreements providing for indemnification, purchase price adjustments and similar obligations in connection with the acquisition or disposition of assets in connection with transactions otherwise permitted hereunder;

(s) Subordinated Debt; provided that (w) no Event of Default exists on the date of incurrence thereof or would result therefrom, (x) such Indebtedness does not have any scheduled or mandatory payments of principal prior to the date that is three months following the Termination Date (as in effect in the date of incurrence of such Indebtedness) and (y) after giving effect to such Indebtedness and the use of proceeds thereof, in each case for the Reference Period ending on the last day of the Fiscal Quarter preceding the date on which such Indebtedness is incurred for which financial statements are available pursuant to Section 6.1, (1) the Borrower will be in compliance with the financial covenants set forth in Section 7.1 determined on a pro forma basis as of the last day of such Reference Period and (2) the consolidated leverage ratio set forth in Section 7.1(a) determined on such pro forma basis would be no greater than 0.25x less than the maximum consolidated leverage ratio set forth in Section 7.1(a) as at the last day of such Fiscal Quarter, it being acknowledged and agreed that the required ratio levels to be satisfied will be the levels applicable on the last day of the Fiscal Quarter in which such Indebtedness is incurred;

(t) Indebtedness of any Group Member relating to MVWC’s European or Asia Pacific businesses incurred under and Guarantee Obligations of the Borrower or MVWC incurred in connection with hypothecations of or Qualified Securitization Transactions with respect to Time Share Receivables relating to resorts within MVWC’s European or Asia Pacific businesses;

(u) Non-Recourse Debt attaching to any Time Share Interests or Time Share Development Property that is acquired by any Group Member that is not a Loan Party after the Closing Date; provided that (i) such Indebtedness existed at the time such real property was acquired and was not created in contemplation of such acquisition and (ii) at any time such Indebtedness is assumed and after giving pro forma effect to such assumption, the aggregate principal amount of all Indebtedness assumed and then outstanding pursuant to this Section 7.3(u), when aggregated with the principal amount of all other Indebtedness then outstanding pursuant to Section 7.3(v), shall not exceed $180,000,000;

(v) Non-Recourse Debt incurred by any Group Member that is not a Loan Party to finance (i) the acquisition or development of any Time Share Interests by such Group Member or (ii) the acquisition of any Time Share Development Property by such Group Member; provided that at any time such Indebtedness is incurred and after giving pro forma effect to such incurrence, the aggregate principal amount of all Indebtedness incurred and then outstanding pursuant to this Section 7.3(v), when aggregated with the principal amount of all other Indebtedness then outstanding pursuant to Section 7.3(u), shall not exceed $180,000,000;

(w) unsecured Guarantee Obligations of a Loan Party or any Subsidiary in respect of Indebtedness of any Group Member permitted by Section 7.3(u) or (v) in an aggregate principal amount not to exceed $60,000,000 at any one time outstanding; and

(x) additional Indebtedness of MVWC or any of its Subsidiaries in an aggregate principal amount (for MVWC and all Subsidiaries) not to exceed $10,000,000 at any one time outstanding.

7.4 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a) Liens for Taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings and which do not in the aggregate materially detract from the value of the property subject thereto;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d) pledges or deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds, credit card merchant agreements and bank cash account management agreements and other obligations of a like nature incurred in the ordinary course of business;

(e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of MVWC or any of its Subsidiaries;

(f) Liens in existence on the Effective Date listed on Schedule 7.4(f), securing Indebtedness permitted by Section 7.3(d), provided that no such Lien is spread to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

(g) Liens securing Indebtedness of MVWC or any Subsidiary incurred pursuant to Section 7.3(e) to finance the acquisition of fixed or capital assets that do not constitute In-Process Property or Time Share Interests, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased;

(h) Liens created pursuant to the Security Documents;

(i) any interest or title of a lessor under any lease entered into by MVWC or any Subsidiary in the ordinary course of its business and covering only the assets so leased;

(j) Liens on (1) Time Share Receivables and Related Assets transferred to a Time Share SPV and (2) assets of a Time Share SPV, in either case incurred in connection with a Qualified Securitization Transaction or the Receivables Warehouse Facility;

(k) pledges or deposits of cash or Cash Equivalents made to secure obligations in respect of Swap Agreements permitted hereunder;

(l) Liens on property or Capital Stock of a Person at the time such Person becomes a Subsidiary; provided however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such other Person becoming a Subsidiary; provided further, however, that any such Lien may not extend to any other property owned by a Group Member;

(m) pledges or deposits securing the Singapore L/C;

(n) Liens not otherwise permitted by this Section 7.4 so long as such Liens to do not encumber In-Process Property or Time Share Interests and neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as MVWC and all Subsidiaries) $2,000,000 at any one time;

(o) Liens on Foreign Time Share Receivables securing Indebtedness permitted by Section 7.3(j);

(p) Liens on the monetized notes underlying hypothecations of, or Qualified Securitization Transactions with respect to, Time Share Receivables permitted by Section 7.3(t); and

(q) Liens on the property of a Group Member that is not a Loan Party and pledges of the Capital Stock of such Group Member, in each case to secure Non-Recourse Debt permitted by Sections 7.3(u), (v) or (w).

7.5 Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(a) (i) any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation), (ii) any Subsidiary of MVWC (other than the Borrower and its Subsidiaries) may be merged or consolidated with or into MVWC (provided that MVWC shall be the continuing or surviving corporation) or with or into any Subsidiary of MVWC and (iii) any Subsidiary of the Borrower may be merged or consolidated with or into any Wholly Owned Subsidiary Guarantor (provided that the Wholly Owned Subsidiary Guarantor shall be the continuing or surviving corporation);

(b) (i) any Subsidiary of the Borrower may Dispose of any or all of its assets (A) to the Borrower or any Wholly Owned Subsidiary Guarantor (upon voluntary liquidation or otherwise) or (B) pursuant to a Disposition permitted by Section 7.6, and (ii) any Subsidiary of MVWC (other than the Borrower and its Subsidiaries) may Dispose of any or all of its assets (A) to MVWC or any Subsidiary (upon voluntary liquidation or otherwise) or (B) pursuant to a Disposition permitted by Section 7.6;

(c) any Investment expressly permitted by Section 7.9 may be structured as a merger, consolidation or amalgamation; and

(d) the restrictions contained in this Section 7.5 shall not apply to any transaction entered into in connection with the Spin-Off.

7.6 Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a) the Disposition of obsolete or worn out property in the ordinary course of business;

(b) the sale of inventory (including Time Share Interests) in the ordinary course of business;

(c) Dispositions permitted by clause (i) (A) or (ii)(A) of Section 7.5(b);

(d) the sale or issuance of any Subsidiary’s Capital Stock to MVWC or the Borrower or any Wholly Owned Subsidiary Guarantor;

(e) (i) the Disposition of Time Share Receivables in the ordinary course of business (which may include the Disposition of disputed or written down Time Share Receivables in a manner determined to be prudent by MVWC), (ii) Dispositions of Time Share Receivables and Related Assets or an interest therein of the type specified in the definition of “Qualified Securitization Transaction” to a Time Share SPV, in each case provided that, after giving pro forma effect to such Disposition and application of proceeds thereof, the Borrower is in compliance with Section 7.2 and (iii) the Disposition of Time Shares Receivables by Foreign Subsidiaries for fair value;

(f) the Disposition of Time Share Interests (other than in the ordinary course of business) not to exceed $50,000,000 in gross proceeds in any Fiscal Year;

(g) the Disposition of real property (other than Time Share Interests) not to exceed $150,000,000 in gross proceeds in any Fiscal Year;

(h) Dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Group Member;

(i) Dispositions in connection with and contemplated by the Separation and Distribution Agreement and the Intercompany Agreements;

(j) the Disposition of property having a fair market value not to exceed $5,000,000 in the aggregate for any Fiscal Year;

(k) the issuance of Preferred Stock;

(l) the Disposition in the ordinary course of business of interests in the entities which hold the interests in inventory used in the operation of the Marriott Vacation Club, Asia Pacific business to an independent trustee or administrative third parties subject to regulatory provisions of the laws of the jurisdictions governing such entities; and

(m) any operating or capital lease entered into by any Group Member (as lessor) in the ordinary course of business.

7.7 Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), except that:

(a) any Subsidiary may make Restricted Payments to MVWC, the Borrower or any Wholly Owned Subsidiary Guarantor;

(b) so long as no Default or Event of Default shall have occurred and be continuing, MVWC may purchase MVWC’s common stock or common stock options from present or former officers or employees of any Group Member upon the death, disability or termination of employment of such officer or employee, provided, that the aggregate amount of payments under this clause (b) after the Effective Date (net of any proceeds received by MVWC after the Effective Date in connection with resales of any common stock or common stock options so purchased) shall not exceed $5,000,000 in any Fiscal Year;

(c) any Foreign Subsidiary may make Restricted Payments to any Foreign Subsidiary that is a Wholly Owned Subsidiary;

(d) so long as no Default or Event of Default shall have occurred and be continuing, the issuer thereof may pay ordinary dividends on the Preferred Stock; and

(e) MVWC and the Borrower may make Restricted Payments so long as after giving effect to such Restricted Payment, (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) the Consolidated Leverage Ratio as of the last day of the most recent Reference Period (after giving effect to such Restricted Payment as if such Restricted Payment occurred on such date) is less than or equal to 5.00 to 1.00 on a pro forma basis and (iii) MVWC and the Borrower are in compliance on a pro forma basis with (x) the financial covenants contained in Section 7.1(b) and (c) of this Agreement as of the last day of the most recent Reference Period (after giving effect to such Restricted Payment as if such Restricted Payment occurred on such date) and (y) the Borrowing Base Coverage Ratio contained in Section 7.2 as of the date of such Restricted Payment.

7.8 Capital Expenditures. Make or commit to make any Capital Expenditure, except Capital Expenditures of MVWC and its Subsidiaries in the ordinary course of business not exceeding $350,000,000 in any Fiscal Year; provided, that (a) up to $50,000,000 of any such amount referred to above, if not so expended in the Fiscal Year for which it is permitted, may be carried over for expenditure in the next succeeding Fiscal Year and (b) Capital Expenditures made pursuant to this Section 7.8 during any Fiscal Year shall be deemed made, first, in respect of amounts permitted for such Fiscal Year as provided above and, second, in respect of amounts carried over from the prior Fiscal Year pursuant to clause (a) above.

7.9 Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a) extensions of trade credit in the ordinary course of business;

(b) Investments in Cash Equivalents;

(c) Guarantee Obligations permitted by Section 7.3;

(d) loans and advances to employees of any Group Member in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for all Group Members not to exceed $5,000,000 at any one time outstanding;

(e) intercompany Investments by any Group Member in the Borrower or any Person that, prior to such investment, is a Wholly Owned Subsidiary Guarantor;

(f) (i) Investments by any Foreign Subsidiary in any Foreign Subsidiary that is, or after giving effect to such Investment will become, a Wholly Owned Subsidiary; and;

(ii) Investments (not otherwise permitted by subsection 7.9(f)(i)) by any Group Member in any Foreign Subsidiary (or in any Person that after giving effect to such Investment will become a Foreign Subsidiary); provided that after giving effect to such Investment no Default or Event of Default will exist and the amount of any such Investment shall not exceed on the date such Investment is made, an amount equal to (1) $175,000,000 minus (2) the aggregate amount of Investments in Foreign Subsidiaries theretofore made in accordance with this subsection 7.9(f)(ii) after the Effective Date (including for such purpose the fair market value of any assets contributed to any Foreign Subsidiary (as determined in good faith by senior management of MVWC) pursuant to this Section 7.9(f)(ii), net of Indebtedness assigned to, and assumed by, the respective Foreign Subsidiary in connection therewith) it being understood and agreed that to the extent a Group Member (other than a Foreign Subsidiary) (after the respective Investment has been made) receives (A) a cash return from the respective Investment previously invested pursuant to this Section 7.9(f)(ii) (which cash return may be made by way of repayment of principal in the case of loans and cash equity returns (whether as a distribution, dividend or redemption or proceeds of a disposition) in the case of equity investments), (B) a reduction or termination of an Investment in the form of a guaranty made under this Section 7.9(f)(ii) or (C) a return in the form of an asset distribution in respect of the respective Investment previously invested pursuant to this Section 7.9(f)(ii), then the amount of such cash return of investment, such reduction or termination of a guaranty or the fair market value of such distributed asset (as determined in good faith by senior management of MVWC), as the case may be, shall be added back; provided that the aggregate amount of add-backs described above in respect of any Investment permitted by this subsection 7.9(f)(ii) shall not exceed the amount previously invested pursuant to this Section 7.9(f)(ii) in such Investment;

(g) Investments in Time Share Receivables in the ordinary course of business;

(h) Investments (i) by a Group Member in a Time Share SPV or any Investment by a Time Share SPV in any other Person, in each case, in connection with a Qualified Securitization Transaction, provided, however, that any Investment in any such Person is in the form of a note or any equity interest or interests in Time Share Receivables and Related Assets generated by a Group Member and contributed or sold to such Time Share SPV in connection with a Qualified Securitization Transaction; or (ii) by a Group Member in any Time Share SPV in connection with its exercise of any rights under clean up call provisions of 15% or less in any Qualified Securitization Transaction;

(i) provided that after giving effect thereto no Default or Event of Default will exist, Investments by MVWC, the Borrower or a Wholly Owned Subsidiary Guarantor constituting either the acquisition of (x) all or substantially all of the assets, or all or substantially all of the assets constituting a business, division or product line, of any Person not already a Subsidiary of MVWC or (y) 100% of the Capital Stock of any such Person, which Person shall, as a result of the acquisition of such Capital Stock, become a Wholly Owned Subsidiary Guarantor (or shall be merged with and into the Borrower or another Wholly Owned Subsidiary Guarantor, with the Borrower or such Wholly Owned Subsidiary Guarantor being the surviving or continuing Person) in an aggregate amount (valued at cost, including any Indebtedness assumed in connection with such acquisition) not to exceed $225,000,000 during the term of this Agreement;

(j) in addition to Investments otherwise expressly permitted by this Section 7.9, Investments by MVWC, the Borrower or any of their respective Subsidiaries in an aggregate amount (valued at cost) not to exceed $5,000,000 during the term of this Agreement;

(k) Investments constituting Restricted Payments permitted by Section 7.7; and

(l) to the extent constituting an Investment, any Swap Agreement permitted by Section 7.12.

7.10 Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than MVWC, the Borrower or any Wholly Owned Subsidiary Guarantor) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the relevant Group Member, and (c) upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate. The restrictions contained in this Section 7.10 shall not apply to (i) any transaction between or among Subsidiaries of the Borrower (other than MVWC, the Borrower or any Wholly Owned Subsidiary Guarantor) in the ordinary course of business, (ii) transactions between or among Group Members in the ordinary course of business not to exceed $10,000,000 in the aggregate, (iii) transactions in which the Borrower or any Subsidiary delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Borrower or such Subsidiary from a financial point of view or stating that the terms are not materially less favorable, when taken as a whole, than those that might reasonably have been obtained by the Borrower or such Subsidiary in a comparable transaction at such time on an arms’ length basis from a Person that is not an Affiliate, (iv) any transaction (including any working capital true-up payment) entered into in connection with the Spin-Off, including the Separation and Distribution Agreement and the Intercompany Agreements, (v) to any sale or other transfer of Time Share Receivables and other Related Assets or other transactions customarily effected as part of (A) a Qualified Securitization Transaction (including, without limitation, servicing agreements and other similar arrangements customary in Qualified Securitization Transactions) or (B) the Receivables Warehouse Facility, (vi) timeshare and fractional sales commissioned services provided through operations in Mexico, Latin America or the Caribbean or (vii) owner services activities provided through Promociones Marriott, S.A. de C.V.

7.11 Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member.

7.12 Swap Agreements. Enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Capital Stock), (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary, (c) back-to-back Swap Agreements between MVWC, the Borrower or any Subsidiary and a counterparty which constitutes, in all material respects, a mirror Swap Agreement to any swap transaction described in clauses (a) and (b) of this Section 7.12 in connection with the Receivables Warehouse Facility or any Qualified Securitization Transaction and (d) any accelerated share repurchase agreement, prepaid forward purchase agreement or similar contract and all other agreements related thereto with respect to the purchase by MVWC of its Capital Stock to the extent permitted by Section 7.7(e).

7.13 Changes in Fiscal Periods. Permit a Fiscal Year to end on a day other than as specified for such Fiscal Year in Schedule 1.1E or change the method for determining Fiscal Quarters or Fiscal Months.

7.14 Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Group Member (other than a Special Purpose Subsidiary) to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than (a) this Agreement and the other Loan Documents and (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby).

7.15 Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of MVWC (other than a Special Purpose Subsidiary with respect to the Qualified Securitization Transaction to which such Special Purpose Subsidiary is a party) to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, MVWC or any other Subsidiary, (b) make loans or advances to, or other Investments in, MVWC or any Subsidiary or (c) transfer any of its assets to MVWC, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents and (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary.

7.16 Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement (after giving effect to the Spin-Off) or that are reasonably related thereto; provided that, for avoidance of doubt, the operation by any Loan Party of any Time Share Development Property prior to or during the conversion of such Time Share Development Property to Time Share Interests shall be deemed to be reasonably related to the businesses in which the Borrower and its Subsidiaries were engaged on or prior to the date of this Agreement.

7.17 Amendments to Intercompany Agreements. Amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of the Intercompany Agreements or the Separation and Distribution Agreement if the effect of any such amendment, supplement or modification (individually or when taken cumulatively with all prior such amendments, supplements and modifications) (a) would make the terms of any such agreement (including any of the indemnities or licenses contained therein or any fees payable thereunder) taken as a whole, materially less favorable to the interests of the Borrower, the Borrower and its Subsidiaries taken as a whole, the Group Members taken as a whole or the Lenders with respect thereto or (b) could reasonably be expected to have a Material Adverse Effect.

7.18 Optional Payments and Modifications of Subordinated Debt. (a) Permit any Group Member to make any optional or voluntary payment, prepayment, repurchase or redemption of, or otherwise voluntarily or optionally defease the principal of or interest on, or any other amount owing in respect of, any Subordinated Debt except pursuant to a Permitted Refinancing.

(b) Permit any Group Member to amend, modify or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any agreement or instrument governing or evidencing Subordinated Debt in any manner that is, taken as a whole with all such changes, materially adverse to the Lenders without the prior consent of the Administrative Agent (with the approval of the Required Lenders).

7.19 Use of Proceeds. The Borrower will not request any Loan or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan or Letter of Credit (~~A~~a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (~~B~~b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, businesses or transactions would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state, or (~~C~~c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 8. EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) the Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within three Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c) any Loan Party shall default in the observance or performance of any agreement contained in Section 6.2(f), Section 6.3(b), clause (i) or (ii) of Section 6.5(a) (with respect to MVWC and the Borrower only), Section 6.8(a) or Section 7 of this Agreement or Sections 5.3 and 5.5(b) of the Guarantee and Collateral Agreement; or

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after the earlier of the date on which a Responsible Officer obtains knowledge thereof or notice to the Borrower from the Administrative Agent or the Required Lenders; or

(e) any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due, or to require prepayment, repurchase, redemption or defeasance thereof, prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the aggregate outstanding principal amount of which is, in the case of Indebtedness that is Non-Recourse Debt $75,000,000 or more, and with respect to any other Indebtedness, $20,000,000 or more; or

(f) there shall be an event of default that has not been cured or waived under, or involuntary termination prior to maturity of, the Receivables Warehouse Facility; or

(g) (i) any Group Member shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of 60 days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or (vi) or any Group Member shall make a general assignment for the benefit of its creditors; or

(h) (i) an ERISA Event and /or a Foreign Plan Event shall have occurred; (ii) a trustee shall be appointed by a United States district court to administer any Pension Plan; (iii) the PBGC shall institute proceedings to terminate any Pension Plan; (iv) any Group Member or any of their respective ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such entity does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner; or (v) any other event or condition shall occur or exist with respect to a Plan, a Foreign Benefit Arrangement, or a Foreign Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to result in a Material Adverse Effect; or

(i) one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $10,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(j) any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(k) the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(l) (i) prior to the consummation of the Spin-Off, Marriott shall cease to own and control, of record and beneficially, directly or indirectly, 100% of the outstanding common stock of MVWC, (ii) after consummation of the Spin-Off, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 30% of the outstanding common stock of MVWC; (iii) the board of directors of MVWC shall cease to consist of a majority of Continuing Directors; or (iv) MVWC shall cease to own and control, of record and beneficially, directly or indirectly, 100% of each class of outstanding Capital Stock of the Borrower free and clear of all Liens (except Liens created by the Guarantee and Collateral Agreement); or

(m) any Intercompany Agreement shall cease, for any reason, to be in full force and effect (other than pursuant to or as provided by the terms hereof or any other Loan Document);

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (g) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

SECTION 9. THE AGENTS

9.1 Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent (in such capacity) to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

9.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

9.3 Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any

Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

9.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy or email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to MVWC or the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender, MVWC or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates.

9.7 Indemnification. The Lenders agree to indemnify each Agent and its officers, directors, employees, affiliates, agents, advisors and controlling persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section 9.7 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

9.8 Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party and its affiliates as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

9.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(g) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 and of Section 10.5 shall continue to inure to its benefit.

9.10 Documentation Agents and Syndication Agents. Neither the Documentation Agents nor the Syndication Agents shall have any duties or responsibilities hereunder in its capacity as such.

SECTION 10. MISCELLANEOUS

10.1 Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) decrease or forgive the principal amount or extend the final scheduled date of maturity of any Loan, L/C Obligation or Reimbursement Obligation, reduce the stated rate of any interest or fee payable hereunder (except in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment (including any related Foreign Currency Commitment), in each case without the written consent of each Lender directly and adversely affected thereby; (ii) amend this Section 10.1 without the written consent of each Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release MVWC from its obligations under the Guarantee and Collateral Agreement or release Subsidiary Guarantors comprising all or substantially all of the value of the Subsidiary Guarantors (taken as a whole) from their obligations under the Guarantee and Collateral Agreement (it being understood that no such waiver, consent, or amendment shall be required in connection with the release of collateral as described in Section 8.15 of the Guarantee and Collateral Agreement), in each case without the written consent of all Lenders; (iv) amend, modify or waive any provision of Section 2.12, Section 10.7(a) or the definitions of “Percentage”, “Pro Rata Share”, “Outstanding Percentage” or “Aggregate Exposure Percentage” without the written consent of each Lender directly and adversely affected thereby; (v) amend, modify or waive the definitions of “Foreign Currency” or “Foreign Currency Commitment Percentage” without the written consent of each Foreign Currency Lender directly and adversely affected thereby, (vi) amend, modify or waive any provision of Section 9 or any other provision of any Loan Document that affects the Administrative Agent without the written consent of the Administrative Agent; or (vii) amend, modify or waive any provision of Section 3 without the written consent of each Issuing Lender. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Furthermore, notwithstanding the foregoing, the Administrative Agent, with the consent of the Borrower, may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share in the benefits of this Agreement and the other Loan Documents with the Extensions of Credit and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facility in any determination of the Required Lenders.

10.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of MVWC, the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

To MVWC:	Marriott Vacations Worldwide Corporation 6649 Westwood Boulevard Orlando, Florida 32821 Attention: General Counsel Facsimile Number: (407) 513-6680 Telephone Number: (407) 206-6000

To Borrower:

Marriott Ownership Resorts, Inc.

6649 Westwood Boulevard

Orlando, Florida 32821

Attention: General Counsel

Facsimile Number: (407) 513-6680

Telephone Number: (407) 206-6000

with a copy to:

Marriott Ownership Resorts, Inc.

6649 Westwood Boulevard, Ste 500

Orlando, Florida 32821

Attention: Joseph Bramuchi, Vice President

Facsimile Number: (407) 206-6005

Telephone Number: (407) 513-6954

If to the Administrative Agent:	JPMorgan Chase Bank, N.A. Loan and Agency Services Group 500 Stanton Christiana Road, OPS 2, Floor 03 Newark, DE 19713-2107 Attn: Aisha O. Lawani Telephone: 302-634-1300

with copies to:

JPMorgan Chase Bank, N.A. 383 Madison Ave, Floor 24 New York, NY 10179 Attention: Nadeige Dang Telecopy: 646-861-6193 Telephone: 212-622-4522

and, in the case of notices, requests or demands with respect to any Foreign Currency Loan, copies to:

J.P. Morgan Europe Limited Loans Agency, 6th Floor 25 Bank Street, Canary Wharf London E145JP United Kingdom Attention: Loans Agency Telecopy: +44-20-7777-2360

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5 Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all its costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the

Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the reasonable fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to the Administrative Agent, (c) to pay, indemnify, and hold each Lender, Issuing Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other Taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender, Issuing Lender and the Administrative Agent and their respective officers, directors, employees, affiliates, agents, advisors and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any claim, litigation, investigation or proceeding regardless of whether any Indemnitee is a party thereto and whether or not the same are brought by the Borrower, its equity holders, affiliates or creditors or any other Person, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee, and provided, further, that this Section 10.5(d) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 10.5 shall be payable not later than 10 days after written demand therefor. Statements payable by the Borrower pursuant to this Section 10.5 shall be submitted to Joseph Bramuchi, VP Capital Markets & Treasury (Telephone No. (407) 513-6954) (Telecopy No. (407) 206-6005), at the address of the Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 10.5 shall survive the termination of this Agreement and the repayment of the Loans and all other amounts payable hereunder.

10.6 Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and each Issuing Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”), other than a natural person, a Loan Party or an Affiliate of a Loan Party, all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it (provided that, for avoidance of doubt, any such assignment by a Lender that is a Foreign Currency Lender shall include a pro rata assignment of any Foreign Currency Commitments of, and Foreign Currency Loans held by, such Lender) with the prior written consent of:

(A) the Borrower (such consent not to be unreasonably withheld or delayed), provided that no consent of the Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other Person; and provided, further, that the Borrower shall be deemed to have consented to any such assignment unless the Borrower shall object thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof; and

(B) the Administrative Agent (such consent not to be unreasonably withheld or delayed); and

(C) each Issuing Lender (such consent not to be unreasonably withheld or delayed).

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans, the Dollar Equivalent amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B) (1) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 and (2) the assigning Lender shall have paid in full any amounts owing by it to the Administrative Agent; and

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

; provided that in no event may an assignment be made to a Direct Competitor of the Borrower without the prior written consent of the Borrower.

For the purposes of this Section 10.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments (including any related Foreign Currency Commitments) of, and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Lenders and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Any Lender may, without the consent of the Borrower, the Administrative Agent or any Issuing Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments (including any related Foreign Currency Commitments) and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent, the Issuing Lenders and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (i) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (ii) directly affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 (subject to the requirements and limitations therein, including the requirements under Section 2.14(f) (it being understood that the documentation required under Section 2.14(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (i) agrees to be subject to the provisions of Sections 2.13 and 2.14 as if it were an assignee under paragraph (b) of this Section and (ii) shall not be entitled to receive any greater payment under Sections 2.13 and 2.14, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from an adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the Effective Date that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided such Participant shall be subject to Section 10.7(a) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments (including any related Foreign Currency Commitments), Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment (including any related Foreign Currency Commitment), Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

10.7 Adjustments; Set-off. (a) Except to the extent that this Agreement or a court order expressly provides for payments to be allocated to a particular Lender or to the Lenders, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it (or any participation therein arising pursuant to Section 2.21) (other than in connection with an assignment made pursuant to Section 10.6), or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(g), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations (or any participations therein arising pursuant to Section 2.21) owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest; provided, further, that to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligation”, no amounts received from, or set off with respect to, any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any Obligations becoming due and payable by the Borrower (whether at the stated maturity, by acceleration or otherwise), to apply to the payment of such Obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, any affiliate thereof or any of their respective branches or agencies to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such application made by such Lender, provided that the failure to give such notice shall not affect the validity of such application.

10.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by email or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

10.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of MVWC, the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12 Submission To Jurisdiction; Waivers. Each of MVWC, the Borrower, the Administrative Agent and each Lender hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction (or, in the case of matters relating to the Security Documents, non-exclusive jurisdiction) of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to MVWC or the Borrower, as the case may be at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

10.13 Acknowledgements. Each of MVWC and the Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to MVWC or the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and MVWC and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among MVWC, the Borrower and the Lenders.

10.14 Releases of Guarantees and Liens. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1 or (ii) under the circumstances described in paragraph (c) or (d) below.

(b) In furtherance of the provisions of Section 10.14(a), each of the Lenders authorizes the Administrative Agent to deliver one or more Powers of Attorney to the relevant mortgagors in respect of any Mortgage that encumbers Time Share Interests. The parties hereto agree and acknowledge that the purpose of such Power of Attorney is for administrative convenience to facilitate the release of the Lien created by such Mortgage on any Time Share Interest that is sold pursuant to the provisions of Section 7.6(b) and for no other purpose. It is understood and agreed that such Power of

Attorney is revocable by the Administrative Agent upon the occurrence of, or at any time during the continuance of, an Event of Default (provided that such Powers of Attorney shall automatically be revoked upon all amounts owing under this Agreement becoming due in accordance with Section 8 without any action or notice hereunder). The Borrower further agrees that the failure of any Loan Party to comply with the limitations set forth herein in respect of any such Power of Attorney shall constitute an Event of Default hereunder.

(c) At such time as the Loans, the Reimbursement Obligations and the other obligations under the Loan Documents shall have been paid in full (other than obligations under or in respect of Specified Swap Agreements), the Commitments have been terminated and no Letters of Credit shall be outstanding (or such Letters of Credit are Collateralized), the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

(d) In the event any real property that is subject to a Mortgage becomes an Excluded Property pursuant to clause (v) of the definition thereof, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by clause (iii) of the proviso to the second sentence of Section 10.1) to take any action necessary to release the Lien created by such Mortgage.

10.15 Confidentiality. Each of the Administrative Agent, each Issuing Lender and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party or its affiliates, the Administrative Agent, any Issuing Lender or any Lender pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document, (j) to data service providers, including league table providers, that serve the lending industry (but, in the case of this clause (j), solely to the extent that (i) such Information is information about the terms of the financing contemplated hereby routinely provided by arrangers to data services providers and (ii) such Information is provided to such data service providers no earlier than the fifth Business Day after the Closing Date) or (k) if agreed by the Borrower in its sole discretion, to any other Person.

Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

The Administrative Agent agrees to keep confidential the Submitted Reference Bank Rates to be used in the calculation of the Reference Bank Rate; provided that the Submitted Reference Bank Rates may be shared with the Borrower and any of its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates that have a commercially reasonable business need to know such rates; provided that, prior to receipt of such rates, any recipient thereof (other than the Borrower) shall (i) certify to the Administrative Agent that it is not an individual who is formally designated as being involved in the ICE LIBOR submission process and (ii) shall agree to comply with the provisions of this paragraph as if it were the Administrative Agent. The Borrower hereby represents and warrants, as of the Closing Date and each date on which it receives Submitted Reference Bank Rates, that it is not an individual who is formally designated as being involved in the ICE LIBOR submission process, and agrees to comply with the provisions of this paragraph as if it were the Administrative Agent. For the avoidance of doubt, the Reference Bank Rate shall be disclosed to Lenders in accordance with Section 2.10(a).

10.16 WAIVERS OF JURY TRIAL. MVWC, THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.17 USA Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

10.18 Effect of Amendment and Restatement of the Existing Credit Agreement. On the Second Amendment and Restatement Effective Date, the Existing Credit Agreement shall be amended and restated in its entirety. The parties hereto acknowledge and agree that (a) this Agreement and the other Loan Documents, whether executed and delivered in connection herewith or otherwise, do not constitute a novation or termination of the “Obligations” (as defined in the Existing Credit Agreement) under the Existing Credit Agreement as in effect prior to the Second Amendment and Restatement Effective Date and which remain outstanding, (b) the “Obligations” are in all respects continuing (as amended and restated hereby and which are hereinafter subject to the terms herein) and (c) the Liens as granted under the applicable Loan Documents securing payment of such “Obligations” are in all respects continuing and in full force and effect.

10.19 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i)	a reduction in full or in part or cancellation of any such liability;

(ii)	a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)	the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

Exhibit B

Schedule 4.15

[See attached.]

Schedule 4.15

Subsidiaries

Subsidiaries organized in the United States	Jurisdiction of Organization	Percentage of Each Class of Capital Stock Owned by a Loan Party

e-CRM Central, LLC	Delaware	100% by Marriott Ownership Resorts, Inc.

Eagle Tree Construction, LLC	Florida	100% by RBF LLC

Hard Carbon, LLC	Nevada	100% by Marriott Ownership Resorts, Inc.

Heavenly Resort Properties, LLC	Nevada	100% by Marriott Ownership Resorts, Inc.

K D Kapule LLC	Hawaii	100% by Kauai Lagoons Holdings LLC

Kauai Lagoons Holdings LLC	Delaware	100% by MORI Member (Kauai) LLC

Kauai Lagoons LLC	Hawaii	100% by Kauai Lagoons Holdings LLC

Kauai Lagoons Vessels LLC	Hawaii	100% by Kauai Lagoons Holdings LLC

Marriott Kauai Ownership Resorts, Inc.	Delaware	100% by Marriott Ownership Resorts, Inc.

Marriott Overseas Owners Services Corporation	Delaware	100% by Marriott Ownership Resorts, Inc.

Marriott Ownership Resorts Procurement, LLC	Delaware	100% by Marriott Ownership Resorts, Inc.

Marriott Ownership Resorts, Inc.	Delaware	100% by MVW US Holdings Inc.

Marriott Resorts Hospitality Corporation	South Carolina	100% by Marriott Ownership Resorts, Inc.

Marriott Resorts Sales Company, Inc.	Delaware	100% by Marriott Ownership Resorts, Inc.

Marriott Resorts Title Company, Inc.	Florida	100% by Marriott Ownership Resorts, Inc.

Marriott Resorts, Travel Company, Inc.	Delaware	100% by Marriott Ownership Resorts, Inc.

Marriott Vacation Club Ownership LLC	Delaware

Marriott Vacation Club Ownership II LLC	Delaware

Marriott Vacation Properties of Florida, Inc.	Delaware	100% by Marriott Ownership Resorts, Inc.

Marriott’s Desert Springs Development Corporation	Delaware	100% by Marriott Vacations Worldwide Corporation

MH Kapalua Venture, LLC	Delaware	100% by MVW US Holdings, Inc.

MORI Golf (Kauai), LLC	Delaware	100% by MORI Member (Kauai) LLC

MORI Member (Kauai), LLC	Delaware	100% by MVW US Holdings, Inc.

MORI Residences, Inc.	Delaware	100% by Marriott Ownership Resorts, Inc.

MORI SPC 2005-1 Corp.	Delaware	100% by MVW US Holdings, Inc.

MORI SPC 2005-2 Corp.	Delaware	100% by MVW US Holdings, Inc.

MORI SPC 2006-1 Corp	Delaware	100% by MVW US Holdings, Inc.

MORI SPC 2006-2 Corp.	Delaware	100% by MVW US Holdings, Inc.

MORI SPC 2007-1 Corp.	Delaware	100% by MVW US Holdings, Inc.

MORI SPC Corp.	Delaware	100% by Marriott Ownership Resorts, Inc.

Subsidiaries organized in the United States	Jurisdiction of Organization	Percentage of Each Class of Capital Stock Owned by a Loan Party

MORI SPC II, Inc.	Delaware	100% by Marriott Ownership Resorts, Inc.

MORI SPC III Corp.	Delaware	100% by Marriott Ownership Resorts, Inc.

MORI SPC Series Corp.	Delaware	100% by MVW US Holdings, Inc.

MORI SPC V Corp.	Delaware	100% by MVW US Holdings, Inc.

MORI SPC VI Corp.	Delaware	100% by MVW US Holdings, Inc.

MORI SPC VII Corp.	Delaware	100% by MVW US Holdings, Inc.

MORI Waikoloa Holding Company, LLC	Delaware	100% by Marriott Ownership Resorts, Inc.

MTSC, INC.	Delaware	100% by Marriott Ownership Resorts, Inc.

MVCO 2005-1 LLC	Delaware

MVCO 2005-2 LLC	Delaware

MVCO 2006-1 LLC	Delaware

MVCO 2006-2 LLC	Delaware

MVCO 2007-1 LLC	Delaware

MVCO Series LLC	Delaware

MVW International Finance Company LLC	Delaware

MVW of Hawaii, Inc.	Delaware	100% by Marriott Ownership Resorts, Inc.

MVW of Nevada, Inc.	Nevada	100% by Marriott Ownership Resorts, Inc.

MVW SSC, Inc.	Delaware	100% by Marriott Ownership Resorts, Inc.

MVW US Holdings, Inc.	Delaware	100% of common stock by Marriott Vacations Worldwide Corporation; 100% of preferred stock by third parties

MVW US Services, LLC	Delaware	100% by MVW SSC, Inc.

R.C. Chronicle Building, L.P.	Delaware	99.9% by RCC (LP) Holdings LP; 0.01% by RCC (GP) Holdings LLC

RBF, LLC	Delaware	100% by The Ritz-Carlton Development Company, Inc.

RCC (GP) Holdings LLC	Delaware	100% by RCC (LP) Holdings LP

RCC (LP) Holdings L.P.	Delaware	100% by The Ritz Carlton Development Company, Inc. (limited partnership interests); RCDC Chronicle LLC (general partnership interest

RCDC 942, L.L.C.	Delaware	RCDC Chronicle LLC

RCDC Chronicle LLC	Delaware	100% by The Ritz-Carlton Development Company, Inc.

The Cobalt Travel Company, LLC	Delaware	100% by The Ritz-Carlton Development Company, Inc.

The Lion & Crown Travel Co., LLC	Delaware	100% by The Ritz-Carlton Development Company, Inc.

The Ritz-Carlton Development Company, Inc.	Delaware	100% by Marriott Ownership Resorts, Inc.

Subsidiaries organized in the United States	Jurisdiction of Organization	Percentage of Each Class of Capital Stock Owned by a Loan Party

The Ritz-Carlton Management Company, L.L.C.	Delaware	100% by The Ritz-Carlton Development Company, Inc.

The Ritz-Carlton Sales Company, Inc.	Delaware	100% by The Ritz-Carlton Development Company, Inc.

The Ritz-Carlton Title Company, Inc.	Delaware	100% by The Ritz-Carlton Development Company, Inc.

Subsidiaries organized outside the United States	Jurisdiction of Organization	Percentage of Each Class of Capital Stock Owned by a Loan Party

AP (Macau) Pte Limited	Macau

AP Nusa Dua Bali Hong Kong Holding Limited	Hong Kong

Aruba Finance Holdings B.V.	Netherlands

Asia Pacific Bali Hong Kong Holding Limited	Hong Kong

Asia Pacific HK Holding Limited	Hong Kong

Bali Hong Kong Holding Limited	Hong Kong

Club Holidays Australia Limited	Australia

Club Resorts No. 1 Australia Pty Ltd	Australia

Costa Del Sol Development Company N.V.	Aruba

Fortyseven Park Street Limited	United Kingdom

Hat 64	Cayman Islands

Maikhao Land Owning Limited	Thailand

Marriott Ownership Resorts (Bahamas) Limited	Bahamas	100% by Marriott Ownership Resorts, Inc. (record ownership of 80% of the shares is held in trust for Marriott Ownership Resorts, Inc.)

Marriott Ownership Resorts (St. Thomas), Inc.	Virgin Islands - US	100% by Marriott Vacations Worldwide Corporation

Marriott Resorts Hospitality (Bahamas) Limited	Bahamas	100% by Marriott Resorts Hospitality Corporation (record ownership of 80% of the shares is held in trust for Marriott Ownership Resorts, Inc.)

Marriott Resorts Hospitality of Aruba N.V.	Aruba

Marriott Vacation Club International of Aruba N.V.	Aruba

Marriott Vacation Club International of Japan, Inc.	Japan

Marriott Vacation Club Timesharing GmbH	Austria	100% by Marriott Vacations Worldwide Corporation

MGRC Management Limited	United Kingdom

MVCI AP Macau Marketing Pte, Limited	Macau

MVCI Asia Pacific (Hong Kong) Pte. Limited	Hong Kong

MVCI Asia Pacific Finance Pte. Limited	Hong Kong

MVCI Asia Pacific Pte. Ltd.	Singapore

MVCI Australia Pty Ltd.	Australia

Subsidiaries organized outside the United States	Jurisdiction of Organization	Percentage of Each Class of Capital Stock Owned by a Loan Party

MVCI Curacao N.V.	Curacao

MVCI Egypt B.V.	Netherlands

MVCI Europe Limited	United Kingdom

MVCI Finance C.V.	Aruba

MVCI France SAS	France

MVCI Holdings B.V.	Netherlands

MVCI Holidays France SAS	France

MVCI Holidays, S.L.	Spain

MVCI Ireland Limited	Ireland

MVCI Management, S.L.	Spain

MVCI Playa Andaluza Holidays, S.L.	Spain

MVCI Puerto Rico, Inc.	Puerto Rico

MVCI Services Limited	Ireland

MVCI St. Kitts Company Limited	Saint Kitts & Nieves

MVCI (Thailand) Limited	Thailand

99.998% by Marriott Desert Springs Development Corporation; 0.00033% by Marriott Vacation Properties of Florida, Inc.; 0.00033% by Marriott Resorts Hospitality Corporation; 0.00033% by Marriott Resorts Sales Company, Inc.; 0.00033 % by Marriott Overseas Owners Services Corporation; 0.00033% by MORI Residences, Inc.; 0.00333% by Marriott Resorts, Travel Company, Inc.

MVW International Holding Company S.à r.l.	Luxembourg	100% by Marriott Vacations Worldwide Corporation

Promociones Marriott, S.A. de C.V.	Mexico	100% of the Class A units 100% Marriott Overseas Owners Services Corporation; 100% of the Class B Units by Marriott Desert Springs Development Corporation

PT. Indonesia Bali Resort	Indonesia

R.M. Mexicana S.A. de C.V.	Mexico

RC Abaco Holding Company Limited	Virgin Islands - BR

RC Management Company Bahamas Limited	Bahamas

RC St. Thomas, LLC	Virgin Islands -US

The Abaco Club RC, Ltd.	Bahamas

The Ritz-Carlton Club, St. Thomas, Inc.	Virgin Islands - US	100% by Marriott Vacations Worldwide Corporation

Exhibit C

Annex 1 to Schedule 1.1B

[See attached.]

Annex 1

Management Entity: Marriott Resorts Hospitality Corporation
Site	Location	Name of Association or Other Entity	Current Expiration Date	Renewal Terms (Continuous until terminated or otherwise noted)
Barony Beach Club	Hilton Head, SC	Barony Beach Club Owners’ Association, Inc.	12/31/2018	3 successive five year terms only - Auto

BeachPlace Towers	Fort Lauderdale, FL	BeachPlace Towers Condominium Association, Inc.	8/10/2016	3 years - Auto

Canyon Villas	Phoenix, AZ	Canyon Villas Vacation Owners Association	11/24/2017	3 years - Auto

Crystal Shores	Marco Island, FL	Crystal Shores Condominium Association, Inc.	7/5/2017	3 years - Auto

Custom House	Boston, MA	Custom House Leasehold Condominium Association, LLC	8/26/2057	1 year - Auto - after 2057

Cypress Harbour	Orlando, FL	Cypress Harbour Condominium Association, Inc.	5/31/2017	3 years - Auto

Desert Springs Villas	Palm Desert, CA	Desert Springs Villas Master Association	5/30/2016	1 year - Auto

Desert Springs Villas	Palm Desert, CA	Desert Springs Villas Timeshare Association	5/30/2016	1 year - Auto

Desert Springs Villas II	Palm Desert, CA	Desert Springs Villas II Timeshare Association	11/17/2016	1 year - Auto

Fairway Villas	Absecon, NJ	Fairway Villas at Seaview Condominium Association, Inc.	4/8/2016	4 successive two year terms only - Auto

Grand Chateau	Las Vegas, NV	Grande Chateau Owners’ Association, Inc.	9/30/2016	1 year - Auto

Grande Ocean Resort	Hilton Head, SC	Grande Ocean Resort Owners’ Association, Inc.	12/31/2018	5 successive five year terms only - Auto

Grande Vista	Orlando, FL	Grande Vista of Orlando Condominium Association, Inc.	1/16/2018	3 years - Auto

Harbour Club	Hilton Head, SC	Harbour Club Owners’ Association, Inc.	10/21/2024	No renewal terms

Harbour Lake	Orlando, FL	HAO Condominium Association, Inc.	12/27/2018	3 years - Auto

Harbour Pointe	Hilton Head, SC	Harbour Pointe Owners’ Association, Inc.	12/31/2018	2 successive five year terms only - Auto

1

Management Entity: Marriott Resorts Hospitality Corporation
Site	Location	Name of Association or Other Entity	Current Expiration Date	Renewal Terms (Continuous until terminated or otherwise noted)
Heritage Club	Hilton Head, SC	Heritage Club Owner’s Association, Inc.	12/31/2018	5 years - Auto

Imperial Palm Villas	Orlando, FL	Imperial Palm Villas Condominium Association, Inc.	5/24/2016	3 years - Auto

Imperial Palms Royal Palms	Orlando, FL	Vacation Way Recreation Association, Inc.	4/27/2016	3 years - Auto

Kauai Beach Club	Kauai, HI	Association of Apartment Owners of Marriott’s Kauai Resort and Beach Club	12/13/2016	1 year - Auto Note: The management agreement for this association is with Essex House Condominium Corporation (a Marriott International, Inc. entity). Marriott Resorts Hospitality Corporation has an off-site management agreement with Essex House Condominium Corporation to perform certain off-site services.

Kauai Beach Club	Kauai, HI	Marriott’s Kauai Beach Club Owners Association	12/13/2016	1 year - Auto

Kauai Lagoons	Kauai, HI	Association of Owners of Kalanipu’u Condominium	1/3/2019	5 years - Auto

Kauai Lagoons (Kalanipu’u)	Kauai, HI	Kalanipu’u Vacation Owners Association	4/16/2018	3 years - Auto

Ko Olina Beach Club	Oahu, HI	Ko Olina Beach Club Vacation Owners Association	12/24/2018	3 years - Auto

2

Management Entity: Marriott Resorts Hospitality Corporation
Site	Location	Name of Association or Other Entity	Current Expiration Date	Renewal Terms (Continuous until terminated or otherwise noted)
Lakeshore Reserve	Orlando, FL	Lakeshore Reserve Condominium Association, Inc.	3/31/2018	3 years - Auto

Legends End	Panama City, FL	Legends Edge Condominium Association, Inc.	4/10/2016	3 years - Auto

Manor Club at Ford’s Colony	Williamsburg, VA	Manor Club at Ford’s Colony Condominium Association	4/1/2024	No renewal term

Manor Club at Ford’s Colony	Williamsburg, VA	Manor Club at Ford’s Colony Time-Share Association	4/1/2024	No renewal term

Marriott Grand Residence Club, Lake Tahoe	Lake Tahoe, CA	GRCLT Condominium, Inc.	1/3/2017	1 year - Auto

Marriott Vacation Club at the Mayflower	Washington, D.C.	MFTS Commercial Condominium Unit Owners Association, Inc.	3/17/2018	5 years - Auto

Marriott Vacation Club, New York City	New York, NY	54M 33W37, LLC (Note: This is a Hotel Management Agreement. Party listed is a hotel owner.)	1/1/2018	1 year renewal terms at Manager’s option

Maui Ocean Club	Maui, HI	Association of Apartment Owners of Maui Ocean Club	12/29/2016	1 year - Auto

Maui Ocean Club	Maui, HI	Maui Ocean Club Vacation Owners Association	12/29/2016	1 year - Auto

Monarch	Hilton Head, SC	Monarch at Sea Pines Owners’ Association, Inc.	12/30/2017	4 successive five fiscal year terms only - Auto

Mountain Valley Lodge	Breckenridge, CO	Hotel Breckenridge Condominium Association	1/1/2017	1 year - Auto

Mountain Valley Lodge	Breckenridge, CO	Mountain Valley Lodge Resort Owners Association, Inc.	1/19/2017	1 year - Auto

MountainSide	Park City, UT	Mountainside Condominium Association, Inc.	4/13/2016	1 year - Auto

Marriott Vacation Club Destinations Trust	Multiple sites	MVC Trust Owners Association, Inc.	3/15/2019	3 years - Auto

Newport Coast Villas	Newport Beach, CA	Newport Coast Villas Condominium Association	9/2/2016	1 year - Auto

Newport Coast Villas	Newport Beach, CA	Newport Coast Villas Master Association	9/2/2016	1 year - Auto

3

Management Entity: Marriott Resorts Hospitality Corporation
Site	Location	Name of Association or Other Entity	Current Expiration Date	Renewal Terms (Continuous until terminated or otherwise noted)
Newport Coast Villas	Newport Beach, CA	Newport Coast Villas Timeshare Association	6/8/2016	1 year - Auto

Ocean Pointe	Palm Beach Shores, FL	Ocean Pointe at Palm Beach Shores Condominium Association, Inc.	8/26/2016	3 years - Auto

OceanWatch	Myrtle Beach, SC	OceanWatch Villas Owners Association	12/29/2023	4 successive ten fiscal year terms only remaining (at option of Manager)

Oceana Palms	Singer Island, FL	Oceana Palms Condominium Association, Inc.	3/31/2017	3 years - Auto

Royal Palms	Orlando, FL	Royal Palms of Orlando Condominium Association, Inc.	1/24/2019	3 years - Auto

Sabal Palms	Orlando, FL	Sabal Palms of Orlando Condominium Association, Inc.	1/8/2017	3 years - Auto

Shadow Ridge	Palm Desert, CA	Shadow Ridge Condominium Association	12/20/2017	3 years - Auto

Shadow Ridge	Palm Desert, CA	Shadow Ridge Master Association	12/20/2017	3 years - Auto

Shadow Ridge	Palm Desert, CA	Shadow Ridge Timeshare Association	11/1/2018	3 years - Auto

MVC, South Beach	Miami Beach, FL	Edgewater South Beach Condominium Association, Inc.	2/15/2021	5 years - Auto

Streamside (Birch at Streamside)	Vail, CO	Birch at StreamSide Condominium Association	5/1/2016	5 years - Auto

Streamside (Douglas at Streamside)	Vail, CO	Douglas at StreamSide Condominium Association	5/1/2016	5 years - Auto

Streamside (Evergreen at Streamside)	Vail, CO	Evergreen at StreamSide Condominium Association	5/1/2016	5 years - Auto

Streamside	Vail, CO	Highland P.U.D. Association	5/1/2016	5 years - Auto

Summit Watch	Park City, UT	Summit Watch Condominium Owners Association, Inc.	7/19/2016	1 year - Auto

Summit Watch	Park City, UT	Summit Watch Resort Owners Association, Inc.	7/19/2016	1 year - Auto

4

Management Entity: Marriott Resorts Hospitality Corporation
Site	Location	Name of Association or Other Entity	Current Expiration Date	Renewal Terms (Continuous until terminated or otherwise noted)
Sunset Pointe	Hilton Head, SC	Sunset Pointe Owners’ Association, Inc.	12/31/2018	2 successive five year terms only - Auto

Surfwatch	Hilton Head, SC	Surfwatch Owners Association	12/27/2024	4 successive ten fiscal year terms only remaining (at option of Manager)

Timber Lodge	Lake Tahoe, CA	Timber Lodge Condomium Association	11/1/2016	3 years - Auto

Timber Lodge	Lake Tahoe, CA	Timber Lodge Timeshare Association	11/1/2016	3 years - Auto

Villas at Doral	Miami, FL	Villas at Doral Condominium Association, Inc.	2/27/2019	3 years - Auto

Waiohai Beach Club	Kauai, HI	Association of Apartment Owners of Waiohai Beach Club	11/15/2016	1 year - Auto

Waiohai Beach Club	Kauai, HI	Waiohai Beach Club Vacation Owners Association	11/15/2018	3 years - Auto

Willow Ridge Lodge	Branson, MO	HAB Condominium Association, Inc.	10/21/2016	5 years - Auto

5

Management Entity: The Ritz-Carlton Management Company, LLC
Site	Location	Name of Association	Current Expiration Date	Renewal Terms (Continuous until terminated or otherwise noted)
The Ritz-Carlton Club, Aspen Highlands	Aspen, CO	Aspen Highlands Condominium Association, Inc.	2/9/2021	One 5 yr period – Auto – Expires 2/8/2026

The Ritz-Carlton Club, Lake Tahoe	Lake Tahoe, CA	Highlands Resort Club Association, Inc.	10/1/2017	3 years - Auto

The Ritz-Carlton Club and Residences, San Franscisco	San Francisco, CA	690 Market Master Association	8/31/2016	1 year - Auto

The Ritz-Carlton Club and Residences, San Franscisco	San Francisco, CA	690 Market Club Owners Association	8/31/2018	3 years - Auto

The Ritz-Carlton Club and Residences, San Franscisco	San Francisco, CA	690 Market Homeowners Association	8/31/2016	1 year - Auto

The Ritz-Carlton Club and Residences, San Francisco	San Francisco, CA	RC Social Club of San Francisco, Inc.	2/21/2017	1 year - Auto

The Ritz-Carlton Club and Residences, Vail	Vail, CO	WDL Vail Condominium Association, Inc.	9/10/2020	5 years - Auto

The Ritz-Carlton Club and Residences, Vail	Vail, CO	WDL Vail Club Association, Inc.	10/25/2020	5 years - Auto

6